Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

                    , 2019

Dear The Ensign Group, Inc. Stockholder:

I am pleased to inform you that the board of directors of The Ensign Group, Inc. (“Ensign”) has approved the spin-off (the “spin-off”) of The Pennant Group, Inc. (“Pennant”), a wholly-owned subsidiary of Ensign. Upon completion of the spin-off, the stockholders of Ensign will own substantially all of the outstanding shares of common stock of Pennant, and will continue to own 100% of the outstanding shares of common stock of Ensign. Pennant will be a new, publicly traded holding company comprised of Ensign’s home health and hospice agencies and substantially all of Ensign’s senior living and ancillary service businesses. Pennant’s operating subsidiaries provide services to the growing senior population across Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington and Wisconsin. Following the spin-off, Ensign will continue to be a holding company comprised of post-acute service providers, including skilled nursing, assisted and independent living and other ancillary operations in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin.

We believe the spin-off is in the best interests of Ensign, its stockholders and other constituents, as it will result in two publicly traded companies, each with enhanced focus and leadership opportunities, increased ability to raise funds through capital market offerings and enhanced opportunity to continue executing their respective acquisition strategies. The success of Pennant and Ensign following the spin-off will illustrate the power of Ensign’s innovative operating model to improve the clinical, cultural and financial results in the communities we serve.

The spin-off will be completed by way of a pro rata distribution of Pennant common stock to Ensign’s stockholders of record at             , Eastern time, on             , 2019, the spin-off record date. Each Ensign stockholder will receive             shares of Pennant common stock for each share of Ensign common stock held by such stockholder on the record date. The distribution of these shares will be made in book-entry form, meaning no physical share certificates will be issued. Ensign stockholder approval of the distribution is not required, and you will automatically receive your shares of Pennant common stock upon the consummation of the spin-off.

The distribution is subject to the satisfaction or waiver of certain conditions, including, among other things: final approval of the distribution by the Ensign board of directors; the Registration Statement on Form 10, of which this information statement forms a part, being declared effective by the Securities and Exchange Commission; Pennant common stock being approved for listing on the NASDAQ Global Select Market (“NASDAQ”); the receipt of an opinion from Kirkland & Ellis LLP with respect to certain tax matters related to the distribution; the receipt of any required material governmental approvals; no order, injunction or decree issued by any governmental entity preventing the consummation of all or any portion of the distribution being in effect; and the completion of the financing transactions described in this information statement. We expect that your receipt of shares of Pennant common stock in the spin-off will be tax-free for U.S. federal income tax purposes. You are urged to consult your tax advisor as to the particular tax consequences of the distribution to you, including potential tax consequences under state, local and non-U.S. tax laws.

Immediately following the spin-off, you will own common stock in Ensign and Pennant. Ensign common stock will continue to trade on NASDAQ under the symbol “ENSG.” We intend to have Pennant common stock listed on NASDAQ under the symbol “PNTG.”

We have prepared the enclosed information statement, which describes the spin-off in detail and contains important information about Pennant, including historical financial statements. Ensign stockholders will receive via mail a notice with instructions on how to access the information statement online. We urge you to carefully read the information statement.

We thank you for supporting our company, and look forward to your continued support in the future.

Very truly yours,

Christopher R. Christensen
President and Chief Executive Officer

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

            , 2019

Dear The Pennant Group, Inc. Stockholder:

It is my pleasure to welcome you to The Pennant Group, Inc. (“Pennant”). Following the distribution of all of the shares of our common stock owned by The Ensign Group, Inc. (“Ensign”) to its stockholders, we will be a newly listed, publicly traded holding company of operating subsidiaries that provide home health, hospice, senior living and mobile diagnostic services across Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington and Wisconsin.

As a Pennant stockholder, you will be an investor in a publicly traded holding company comprised of healthcare providers serving the growing senior population in the United States. We strive to be the provider of choice in the communities we serve through our innovative operating model. We believe our key differentiators are (i) our innovative operating model focused on empowering and developing strong local leaders, (ii) our disciplined growth strategy, and (iii) our ability to achieve quality care outcomes in lower cost settings. In our experience, healthcare is a local endeavor, largely dependent upon personal and professional relationships, community reputation and an ability to adapt to the changing needs of patients, partners and communities. As our operational leaders build strong relationships with key partners in their local healthcare communities, they are empowered to make informed and critical operational decisions that produce quality care outcomes and more effectively meet the needs of our patients.

We believe a spin-off of our businesses from Ensign expands our ability to provide life changing home health, hospice and senior living services to the communities we serve. Like Ensign, our unique organizational structure empowers our highly dedicated local leaders and staff to make key operational decisions, while providing them with a platform of support from industry expert resources and top-of-the-line clinical and financial systems. An essential ingredient of our model is our mentality of shared ownership and peer accountability. Our leaders and resources feel a collective sense of ownership for the clinical, financial and cultural success of our affiliated operations and hold each other accountable for successes and failures in an environment that fosters transparency and improvement.

We also believe the spin-off will foster better understanding by public stockholders, analysts and other stakeholders about how the application of Ensign’s core operating principles to these lines of business has the ability to produce extraordinary results. More education about and visibility into these uniquely situated operations will create a better understanding of the value we believe remains somewhat hidden and overshadowed by the market’s perception of the skilled nursing industry at large, despite Ensign’s successful history of outperforming industry peers in many key metrics. We also will be well positioned amongst publicly traded peers in the post-acute care marketplace because the relative size of our portfolio company’s results in payor mix well diversified between government and private sources.

Following the spin-off, we will have the ability to tap public markets for capital as we execute on our strategic and organic growth objectives, which in many ways overlap but in other ways diverge from Ensign’s, resulting in different capital needs and pressures. As Ensign and Pennant each pursue its independent strategies, we expect our common core values, guiding principles and operating model will create continued opportunities to collaborate, create accountability around quality clinical and financial outcomes, and work together on joint opportunities as appropriate and when such action is in the best interests of each organization. Furthermore, we believe our position as a separate company following the spin-off will be a powerful recruiting tool that will attract strong leaders from both within and outside the post-acute care continuum looking for opportunities to grow and develop meaningful careers.

We invite you to learn more about Pennant by reviewing the enclosed information statement. We look forward to our future as an independent, publicly traded company and to your support as a holder of Pennant common stock.

Sincerely,

Daniel H Walker Chief Executive Officer and President

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION. DATED FEBRUARY 12, 2019

Information Statement

Distribution of Common Stock of

THE PENNANT GROUP, INC.

by

THE ENSIGN GROUP, INC.

to

THE ENSIGN GROUP, INC. STOCKHOLDERS

This information statement is being sent to you in connection with the separation of The Pennant Group, Inc. (collectively with its consolidated subsidiaries, “Pennant”) from The Ensign Group, Inc. (collectively with its consolidated subsidiaries, “Ensign”), following which The Pennant Group, Inc. will be an independent, publicly traded company. As part of the separation, Ensign will undergo an internal reorganization, after which it will complete the separation by distributing substantially all of the outstanding shares of common stock of The Pennant Group, Inc., par value $0.001 (“Pennant common stock” or “our common stock”), on a pro rata basis to the holders (“Ensign stockholders”) of The Ensign Group, Inc.’s common stock, par value $0.001 (“Ensign common stock”). We refer to this pro rata distribution as the “distribution” and we refer to the separation, including the internal reorganization and distribution, as the “spin-off.” We expect that the distribution will be tax-free to the stockholders of The Ensign Group, Inc. for U.S. federal income tax purposes. Each Ensign stockholder will receive              shares of our common stock for each share of Ensign common stock held by such stockholder on             , 2019, the record date. The distribution of shares will be made in book-entry form only. The distribution will be effective as of             , Eastern time, on             , 2019. Immediately after the distribution becomes effective, The Pennant Group, Inc. will be an independent, publicly traded company.

No vote or other action of Ensign stockholders is required in connection with the spin-off. We are not asking you for a proxy and you should not send us a proxy. Ensign stockholders will not be required to pay any consideration for the shares of Pennant common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of Ensign common stock or take any other action in connection with the spin-off.

All of the outstanding shares of Pennant common stock are currently owned by The Ensign Group, Inc. Accordingly, there is no current trading market for Pennant common stock. We anticipate that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the record date, and that “regular-way” trading in shares of Pennant common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell Pennant common stock up to and including the distribution date, but your transaction will not settle until after the distribution date. We intend to list Pennant common stock on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “PNTG.” As discussed under “Trading Market,” if you sell your Ensign common stock in the “due-bills” market before the distribution date, you also will be selling your right to receive shares of Pennant common stock in connection with the spin-off. However, if you sell your Ensign common stock in the “ex-distribution” market before the distribution date, you will still receive shares of Pennant common stock in the spin-off.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

In reviewing this information statement, you should carefully consider the matters described in “Risk Factors” beginning on page 27 of this information statement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is             , 2019.

A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to Ensign stockholders on or about             , 2019.

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Unless otherwise indicated or the context otherwise requires, references herein to “Pennant,” “we,” “our,” “us,” the “Company” and “our company” refer (i) prior to the consummation of our internal reorganization described under “The Spin-Off—Manner of Effecting the Spin-Off—Internal Reorganization,” to the home health and hospice agencies and substantially all of the senior living and ancillary service businesses of The Ensign Group, Inc. (the combination of these assets is also referred to herein as “New Ventures”) and (ii) after the consummation of such internal reorganization, to The Pennant Group, Inc. and its consolidated subsidiaries. Unless otherwise indicated or the context otherwise requires, references herein to “Ensign” refer to The Ensign Group, Inc. and its consolidated subsidiaries prior to the consummation of the spin-off.

Each of the Company’s affiliated operations is operated by separate, independent subsidiaries that have its own management, employees and assets. Each of Ensign’s affiliated operations is operated by separate, independent subsidiaries that have its own management, employees, and assets. References herein to the consolidated “Pennant,” “Company,” “Ensign,” “Parent” and “its” or “our” assets and activities are not meant to imply, nor should they be construed as meaning, that The Pennant Group, Inc. or The Ensign Group, Inc. has any direct operating assets, employees or revenue, or that any of the subsidiaries are operated by The Pennant Group, Inc. or The Ensign Group, Inc.

Unless otherwise indicated or the context otherwise requires, all information in this information statement gives effect to the effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this information statement forms a part.

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FINANCIAL STATEMENT PRESENTATION

This information statement includes certain historical combined financial and other data for New Ventures. To effect the separation, The Ensign Group, Inc. will undertake an internal reorganization, following which The Pennant Group, Inc. will hold, directly or through its subsidiaries, New Ventures. The Pennant Group, Inc. is the registrant under the registration statement of which this information statement forms a part and will be the financial reporting entity following the consummation of the spin-off. Our historical combined financial information as of December 31, 2017 and for the years ended December 31, 2017 and 2016 has been derived from the audited combined financial statements of New Ventures (the “Audited Combined Financial Statements”) included elsewhere in this information statement.

This information statement also includes an unaudited pro forma combined balance sheet as of December 31, 2018 and unaudited pro forma combined statement of income for the year ended December 31, 2018, which present our combined financial position and results of operations after giving effect to the spin-off, including the internal reorganization and the distribution, and the other transactions described under “Unaudited Pro Forma Combined Financial Statements.” The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results.

You should read the sections titled “Selected Historical Combined Financial Data” and “Unaudited Pro Forma Combined Financial Statements,” each of which is qualified in its entirety by reference to the audited combined financial statements and related notes thereto and the financial and other information, including in the sections titled “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this information statement.

The Pennant Group, Inc. was formed on January 24, 2019 in connection with the spin-off. The financial statement of The Pennant Group, Inc. as of January 24, 2019 has been included in this information statement. In connection with the internal reorganization, The Pennant Group, Inc. will become the parent of the subsidiaries included in the Audited Combined Financial Statements of New Ventures.

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Pursuant to 17 C.F.R. Section 200.83

INDUSTRY AND MARKET DATA

The industry, market and competitive position data and certain other statistical information used in this information statement are based on independent industry publications, government publications or other published independent sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. The Centers for Medicare and Medicaid Services and the U.S. Census Bureau are the primary sources for third-party market data and industry statistics in this information statement. Forward-looking information obtained from third-party sources is subject to the same qualifications and the uncertainties regarding the other forward-looking statements in this information statement. See “Risk Factors” and “Special Note About Forward-Looking Statements.”

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CERTAIN DEFINED TERMS

Except where the context suggests otherwise, we define certain terms in this information statement as follows:

•	“ACA” is defined as the Patient Protection and Affordable Care Act of 2010 and the Healthcare Education and Reconciliation Act;

•	“average daily census” is defined as the average number of patients who are receiving hospice care during any measurement period divided by number of days during such measurement period;

•

“average Medicare revenue per completed 60-day episode” is defined as the average amount of home health revenue for each completed 60-day episode generated from patients who are receiving care under Medicare reimbursement programs;

•

“average monthly revenue per occupied unit” is defined as the revenue for senior living services during any measurement period divided by actual occupied senior living units for such measurement period;

•	“CAGR” is defined as the compound annual growth rate;

•	“CMS” is defined as the Centers for Medicare and Medicaid Services;

•	“Code” is defined as the Internal Revenue Code of 1986, as amended;

•

“Ensign Leases” is defined as certain “triple-net” lease agreements between our operating subsidiaries and subsidiaries of Ensign for the lease of certain senior living properties, which we anticipate will be amended, restated or replaced in connection with the spin-off;

•	“FASB” is defined as the Financial Accounting Standards Board;

•	“FCA” is defined as the federal False Claims Act;

•	“FERA” is defined as the Fraud Enforcement and Recovery Act;

•	“GAAP” is defined as accounting principles generally accepted in the United States of America;

•	“HIPAA” is defined as the Health Insurance Portability and Accountability Act of 1996;

•	“HUD” is defined as the Department of Housing and Urban Development;

•	“IRS” is defined as the U.S. Internal Revenue Service;

•	“MACRA” is defined as the Medicare Access and Chip Reauthorization Act;

•

“New Ventures” is defined as the home health and hospice agencies and substantially all of the senior living and ancillary service businesses of The Ensign Group, Inc., which will be transferred to The Pennant Group, Inc. in connection with the spin-off;

•	“Occupancy” is defined as the ratio of actual number of days our units are occupied during any measurement period to the number of units available for occupancy during such measurement period;

•	“OIG” is defined as the Office of the Inspector General;

•	“Parent” is defined as The Ensign Group, Inc.;

•	“PDGM” is defined as the Patient-Driven Groupings Model;

•	“SEC” is defined as the Securities and Exchange Commission;

•	“SNF” is defined as skilled nursing facility; and

•	“Tax Act” is defined as the Tax Cuts and Jobs Act of 2017.

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Pursuant to 17 C.F.R. Section 200.83

SUMMARY

This summary highlights information contained in this information statement and provides an overview of the Company, our spin-off from Ensign and the distribution of our common stock by Ensign to its stockholders. For a more complete understanding of our business and the spin-off, you should read this entire information statement carefully, particularly the sections titled “Risk Factors” and “Unaudited Pro Forma Combined Financial Statements” and the Audited Combined Financial Statements and the notes thereto included in this information statement.

Our Company

We are a leading provider of high quality healthcare services to the growing senior population in the United States. We strive to be the provider of choice in the communities we serve through our innovative operating model. We operate in multiple lines of business including home health, hospice and senior living across Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington and Wisconsin.

We believe our key differentiators are (i) our innovative operating model focused on empowering and developing strong local leaders, (ii) our disciplined growth strategy, and (iii) our ability to achieve quality care outcomes in lower cost settings. In our experience, healthcare is a local endeavor, largely dependent upon personal and professional relationships, community reputation and an ability to adapt to the changing needs of patients, partners and communities. As our operational leaders build strong relationships with key partners in their local healthcare communities, they are empowered to make informed and critical operational decisions that produce quality care outcomes and more effectively meet the needs of our patients.

In our home health and hospice business, we are able to achieve quality outcomes—as measured by many industry and value-based metrics such as hospital readmission rates—in a lower cost setting. In our senior living business, we believe we are able to offer our residents a better quality of life experience at an affordable cost, thus appealing to a broader population. With our platform of diversified service offerings, we believe that we are well-positioned to take advantage of favorable demographic shifts as well as industry trends that reward providers offering quality care in lower cost settings.

As of December 31, 2017, we provided home health and hospice services through 46 agencies. Our home health services generally consist of providing some combination of clinical services including nursing, speech, occupational and physical therapy, medical social work and home health aide services. Home health is often a cost-effective solution for patients and can also increase their quality of life by allowing them to receive excellent clinical services in the comfort and convenience of a familiar setting. Approximately two-thirds of our home health agencies are rated 4- or 5-stars by the Centers for Medicare and Medicaid Services. Our hospice services focus on the physical, spiritual and psychosocial needs of terminally ill patients and their families and consist primarily of clinical care, education and counseling. During the fiscal year ended December 31, 2017, we generated approximately 69% of our home health and hospice revenue from Medicare.

As of December 31, 2017, we provided senior living services at 43 communities with 3,434 total units in our assisted living, independent living and memory care business. Our senior living operations provide a variety of services based on residents’ needs including residential accommodations, activities, meals, housekeeping and assistance in the activities of daily living to seniors who are independent or who require some support, but not the level of clinical care provided in a skilled nursing facility. We generate revenue at these communities primarily from private pay and other sources, with a portion earned from Medicaid. Through December 31, 2017, approximately 82% of our senior living revenue was derived from private pay sources.

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Payor Mix for the Year Ended December 31, 2017

Combined	Home Health and Hospice	Senior Living

Our Innovative Operating Model

Our leadership focus is the foundation of our superior performance and success. Our unique organizational structure empowers our highly dedicated leaders and staff at the local level to make key operational decisions, supported by cutting-edge systems and industry-specific “Service Centers,” each with a team of subject matter expert resources that advise on their respective fields of information technology, human resources, accounting, payroll, legal, risk management, education and other services. Leaders and staff are trained and motivated to pursue outstanding patient and family satisfaction, clinical outcomes, operating efficiencies and financial performance at their operations.

We encourage and empower our leaders and staff to make their operations the “provider of choice” in the community they serve. With assistance from our expert resources, our leaders and staff identify unique patient needs and priorities and create superior service offerings tailored to those needs. We believe that our localized approach leads prospective patients and referral sources to choose or recommend our operations. Our leaders are motivated to help local operations within a defined “cluster,” which is a group of geographically-proximate operations that provide support and accountability amongst peer leaders. Our operating model and shared systems create incentives for our leaders to share best practices and real-time data and benchmark clinical and financial performance against their cluster partners. This data-sharing creates increased accountability, improves clinical care, enhances patient satisfaction and promotes operational efficiencies.

We believe our operations are the “employer of choice” in the communities they serve. We have been successful in attracting, training and retaining outstanding business and clinical leaders to lead our independent operating subsidiaries. These talented leaders and their staff of caregivers are empowered to quickly and proactively meet the needs of those they serve, without waiting for permission to act or being bound to a “one-size-fits-all” corporate strategy. A culture of shared ownership and accountability permeate our entire organization. With strong employee satisfaction across the organization, we believe we will continue to attract and retain the best talent in our industry.

Our Disciplined Growth Strategy

Much of our historical growth can be attributed to our expertise in acquiring strategic and underperforming operations and transforming them into market leaders in clinical quality, staff competency, employee loyalty and financial performance. Our local leaders are trained to identify these opportunities for organic growth as we strive to become the provider of choice in our local communities. Accordingly, we plan to continue to drive organic growth and acquire additional operations in existing and new markets in a disciplined manner.

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From 2013 to 2017, we grew our home health and hospice services and senior living services revenue by approximately 277%.

Revenue Growth Since 2013 (Dollars in Millions)

From 2013 to 2017, we grew the number of our home health and hospice agencies and senior living units by approximately 188% and 173%, respectively.

Agency and Unit Growth Since 2013

Home Health and Hospice Agencies Growth	Senior Living Units Growth

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Partner of Choice in Local Healthcare Communities

We view healthcare services primarily as a local business driven by personal relationships, reputation and the ability to identify and address unmet community needs. We believe our success is largely a result of our ability to build strong relationships within local healthcare communities based on a solid foundation of reliably superior care.

We believe we are a partner of choice to payors, providers, patients and employees in the healthcare communities we serve. As a partner, we focus on improving care outcomes and the quality of life of our patients in home or home-like settings. Our local leadership approach facilitates the development of strong professional relationships, allowing us to better understand and meet the needs of our partners. We believe our emphasis on working closely with other providers, payors and patients yields unique, customized solutions and programs to meet local market needs and improve clinical outcomes, which in turn accelerates revenue growth and profitability.

We are a trusted partner to, and work closely with, payors and other acute and post-acute providers to deliver innovative healthcare solutions in lower cost settings. In the markets we serve, we have developed formal and informal preferred provider relationships with key referral sources and transitional care programs that result in better coordination within the care continuum. These partnerships have resulted in significant benefits to payors, patients and other providers including reduced hospital readmission rates, appropriate transitions within the care continuum, overall cost savings, increased patient satisfaction and improved quality outcomes. Positive, repeated interactions and data-sharing result in strong local relationships and encourage referrals from our acute and post-acute care partners. As we continue to strengthen these formal and informal relationships and expand our referral base, we believe it will continue to drive revenue growth and operational results.

Industry Overview

The healthcare sector is one of the largest and fastest-growing sectors of the U.S. economy. According to the Centers for Medicare and Medicaid Services, national healthcare spending increased from 8.9% of U.S. gross domestic product (“GDP”), or $255 billion, in 1980 to an estimated 18.0% of GDP, or $3.5 trillion, in 2017. CMS projects national healthcare spending will grow by an average of 5.6% annually from 2018 through 2026, accounting for approximately 19.7% of U.S. GDP in 2026.

The home health, hospice and senior living segments are growing within the overall healthcare landscape in the United States. The home health market is estimated at approximately $90 billion and is growing at an estimated CAGR of 7%. The hospice industry is estimated at approximately $35 billion and is growing at an estimated CAGR of 5%. The senior living market is estimated at approximately $53 billion and growing at an estimated CAGR of 5%. We believe that the industries in which we operate will continue to benefit from several macroeconomic and regulatory trends highlighted below:

•

Increased Demand Driven by Aging Populations. As seniors account for an increasing percentage of the total U.S. population, we believe the demand for home health and hospice and senior living services will continue to increase. According to the census projection released by the U.S. Census Bureau in early 2018, between 2010 and 2030, the number of individuals over 65 years old is projected to nearly double from approximately 39 million to 73 million, a growth rate nearly five times faster than the 17% increase expected for the total population. The Bureau estimates this group to be one of the fastest growing segments of the United States population and expects it to grow from 13% to 21% of the population by 2030. Furthermore, the generation currently retiring has accumulated less savings than in the past, creating demand for more affordable senior housing and in-home care options. As a high quality provider in lower cost settings, we believe we are well-positioned to benefit from this trend.

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Shift of Patient Care to Lower Cost Alternatives. The growth of the senior population in the U.S. continues to increase healthcare costs, often faster than the available funding from government-sponsored healthcare programs. In response, government payors have adopted measures that encourage the treatment of patients in their homes and other cost-effective settings where the staffing requirements and associated costs are often significantly lower than the alternatives. With our emphasis on the home health, hospice and senior living industries, which are among the lowest cost settings within the post-acute care continuum, we expect this shift to continue to drive our growth.

•

Transition to Value-Based Payment Models. In response to rising healthcare spending, commercial, government and other payors are generally shifting away from fee-for-service payment models toward value-based models, including risk-based payment models that tie financial incentives to quality, efficiency and coordination of care. We believe that payors will continue to emphasize reimbursement models driven by value and that our clinical outcomes combined with our services in lower cost settings will be increasingly rewarded. Many of our home health agencies already receive value-based payments and we are well-positioned to capitalize on this growth.

•

Significant Acquisition and Consolidation Opportunities. The home health, hospice and senior living industries are highly fragmented markets with thousands of small and regional providers and only a handful of large national players. There are over 12,300 Medicare-certified home health agencies, with the top ten largest operators accounting for about 21% of the market. There are approximately 4,200 hospice agencies in the U.S. with the top five largest operators accounting for about 14% of the total market share. As with the home health and hospice industries, there are approximately 17,000 providers of senior housing operations in the U.S. with a significant amount of industry fragmentation. We believe that our strategy of acquiring strategic and underperforming operations in these highly fragmented markets will be an instrumental piece of our future growth.

•

Changing Regulatory Framework. Regulations and reimbursement change frequently in our industries. Our model is designed to successfully navigate these regulatory and reimbursement changes. For instance, in January 2017, CMS announced its intent to significantly modify the home health conditions of participation. Prior to the effective date in January 2018, our resources and operators worked together with local teams to formulate systems, policies and procedures to meet the new regulatory requirements at each operation, resulting in strong outcomes at our home health operations that have been surveyed. Similarly, CMS has proposed changes to the home health prospective payment system with the proposed implementation of Patient-Driven Groupings Model (“PDGM”). This new reimbursement structure involves case mix calculation methodology refinements, changes to low utilization payment adjustment (“LUPA”) thresholds, the elimination of therapy thresholds, and a change to the unit of payment from a 60-day episode to a 30-day episode. Just as we have navigated other major reimbursement and regulatory changes, we believe that our unique operating model will mitigate the negative impacts of PDGM as local operations and clinical leaders, supported by our expert resources, effectively adapt to the new reimbursement environment.

Our Competitive Strengths

We believe that we are well-positioned to benefit from the ongoing changes within the home health, hospice and senior living industries. We believe that we will achieve clinical, financial and cultural success as a direct result of the following key competitive strengths:

•

Innovative Operating Model. We believe healthcare services is primarily a local business. Our local leadership-centered operating model encourages our leaders to make key operational decisions that meet the individualized needs of their patients and community partners. Recognizing the local nature of our business, our leaders develop each operation’s reputation at the local level, rather than being bound by a traditional organization-wide branding strategy. In addition, our local leaders work closely with their cluster partners to share data and improve clinical and financial outcomes. Moreover, we do not

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maintain a traditional corporate headquarters, but rather operate industry-specific Service Centers that accelerate operational results by developing world-class systems and by providing expertise in fields such as information technology, human resources, accounting, legal and education. This enables individual operations to function with the strength, synergies and economies of scale found in larger organizations without the disadvantages of a top-down management structure or corporate hierarchy. We believe this approach is unique within our industries and allows us to preserve the “one-operation-at-a-time” focus and culture that has contributed to our success.

•

Proven Track Record of Successful Acquisitions. We adhere to a disciplined acquisition strategy focused on sourcing and selectively acquiring operations within our target markets. Local leaders are heavily involved in the acquisition process and are recognized and rewarded as these acquired operations become the provider of choice in the communities they serve. Through our innovative operating model and disciplined approach to strategic growth, we have completed and successfully transitioned dozens of value-add operations. Our expertise in acquiring and transforming strategic and underperforming operations allows us to consider a broad range of potential acquisition targets and will be a key element of our future success.

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Superior Clinical Outcomes and Quality Care. We will continue to achieve success by delivering high quality home health, hospice and senior living services. Our locally-driven, patient-centered approach to clinical care allows us to meet the unique needs of our patients, resulting in improved clinical outcomes, including reduced hospital readmission rates. These improved outcomes are driven by both our talented local clinicians and our data-driven analytical approach to patient care and risk stratification. We believe that our achievement of high quality clinical outcomes positions us as a solution to patients and referral sources, leading to census growth and improved profitability.

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Diversified Portfolio by Payor and Services. As of December 31, 2017, we operated 46 home health and hospice agencies and 43 senior living communities across 12 states. Because of this diversified portfolio, our blended payor mix was approximately 39% Medicare, 12% Medicaid, 9% managed care and 40% private pay as of December 31, 2017. Our balanced payor mix provides business stability through economic cycles and generally insulates us from volatility arising from government-driven reimbursement changes. As of December 31, 2017, we generated approximately 53% of our revenue from home health and hospice services, 41% of our revenue from senior living services, and 6% of our revenue from other ancillary services. This diversified service portfolio allows us to opportunistically execute on our acquisition strategy as valuations fluctuate over industry cycles.

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Proven Track Record of Talent Recruitment, Development and Retention. We have been successful in attracting, developing and retaining outstanding business and clinical leaders to lead our operating subsidiaries. Our unique operating model, which emphasizes local decision-making and team building, supported by our platform of expert resources and best-in-class systems, attracts a highly talented and entrepreneurial group of leaders. Our operational leaders are committed to ongoing training and participate in regular leadership development and educational programs. We believe that our commitment to professional development strengthens the quality of our operational leaders and staff and will continue to differentiate us from our competitors.

Our Strategy

We believe that the following strategies are primarily responsible for our growth to date and will continue to drive the growth of our business:

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Grow Talent Base and Develop Future Leaders. Our growth strategy is focused on expanding our talent base and developing future leaders. A key component of our organizational culture is our belief that strong local leadership is a primary ingredient to operational success. We use a multi-faceted strategy to identify and recruit proven business leaders from various industries and backgrounds. To

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develop these leaders, we have a rigorous “CEO-in-Training Program” that includes significant in-person instruction on leadership, clinical and operational topics as well as extensive on-the-ground training and active learning with key leaders from across the organization. After placement in a local operation, our leaders continue to receive training and regular feedback and support from operational and resource peers as they seek to achieve great results. We believe our model of empowering local leaders and providing them a platform of support from expert resources and systems will continue to attract and retain highly talented and entrepreneurial leaders.

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Focus on Organic Growth. We believe that we have a significant opportunity to drive organic growth within our current portfolio and recently acquired operations. As we improve clinical outcomes, quality of care and operational results at each of our existing and newly acquired operations, we become a provider of choice in the communities we serve, which leads to census growth. As we expand our service offerings, we believe we will continue to translate revenue growth into bottom line success with rigorous adherence to our core operating principles. By effectively using data systems and analytics and embracing a culture of transparency and accountability, our local leaders have a track record of steadily improving operational results. We believe our unique operating model will continue to cultivate steady and consistent organic growth in the future.

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Pursue Disciplined Acquisition Strategy. The disciplined acquisition and integration of strategic and underperforming operations is a key element of our past success and future growth. We have proven the ability to successfully transition both turnaround and stable acquisitions, transforming them into top-quality operations preferred by referral sources, thus creating a strong return on investment. We plan to continue to take advantage of the fragmented home health, hospice and senior living industries by acquiring strategic and underperforming operations within both our existing and new geographic markets. With experienced leaders in place at the local level and demonstrated success in significantly improving operating conditions at acquired businesses, we believe we are well positioned to continue successfully expanding our footprint.

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Leverage Our Operational Capabilities to Expand Partnerships. We have a unique and proven operating model with a track record of becoming the provider of choice through deep local payor and provider relationships. Our local leadership approach enables us to adapt to and efficiently meet the needs of our partners in the communities we serve. Our clinical and data analytics capabilities foster solutions and allow us to optimize clinical outcomes. We use this data to communicate with key partners in an effort to reduce overall cost of care and drive improved clinical outcomes. We will continue to expand formal and informal partnerships throughout the healthcare continuum by strategically investing in programs and data analytics that help us and our partners improve care transitions, achieve better outcomes and reduce costs.

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Strategically Invest In and Integrate Other Post-Acute Healthcare Businesses. Another important element to our growth strategy includes in-house development and acquisition of other post-acute care businesses that are adjacent to our existing service offerings. These businesses either directly or indirectly benefit our patients, help us collaborate more effectively with our partners, and allow us to compete more effectively in the rapidly-changing healthcare environment. Our leadership development programs facilitate these investments, and we have supported local leaders in exploring new business opportunities. An example of such strategic investment is the acquisition of our mobile diagnostics and laboratory services business that was sourced from our leaders exploring new opportunities in the local community. We expect to continue to selectively incubate other ancillary solutions in a disciplined manner that incentivizes our local leaders and bolsters the depth and breadth of services we offer within the post-acute care continuum.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will continue to be an emerging growth company until the earliest to occur of:

•	the last day of the fiscal year following the fifth anniversary of the distribution;

•	the last day of the fiscal year with at least $1.07 billion in annual revenues;

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the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means that we have been public for at least twelve months, have filed at least one annual report and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter; or

•	the date on which we have issued more than $1.0 billion of non-convertible debt during the prior three-year period.

Until we cease to be an emerging growth company, we may take advantage of reduced reporting requirements generally unavailable to other public companies. Those provisions allow us to:

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provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation;

•	not provide an auditor attestation of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended; and

•	not hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to adopt the reduced disclosure requirements described above for purposes of the information statement. In addition, for so long as we qualify as an emerging growth company, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our stockholders. As a result of these elections, the information that we provide in this information statement may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

In addition, the JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to not take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, which means that the financial statements included in this information statement, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

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Summary Risk Factors

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this information statement. You should carefully consider these risks before making an investment. Some of these risks include, but are not limited to:

•	Our revenue could be impacted by federal and state changes to reimbursement and other aspects of Medicaid and Medicare.

•	Reforms to the U.S. healthcare system could impose new requirements upon us and may lower our reimbursements.

•	Increased competition for, or a shortage of, nurses and other skilled personnel could increase our staffing and labor costs and subject us to monetary fines.

•	We are subject to extensive and complex federal and state government laws and regulations which could change at any time and increase our cost of doing business and subject us to enforcement actions.

•	We are subject to litigation that could result in significant legal costs and large settlement amounts or damage awards.

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We may be unable to complete future acquisitions at attractive prices or at all, which may adversely affect our revenue; we may also elect to dispose of underperforming or non-strategic operating subsidiaries, which would also decrease our revenue.

•	We face significant competition from other healthcare providers and may not be successful in attracting patients and residents to our affiliated operations.

•	If we do not achieve and maintain competitive quality of care or if the frequency of CMS surveys and enforcement sanctions increases, our business may be negatively affected.

•	If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, our business may be adversely affected.

•	Our systems are subject to security breaches and other cyber-security incidents.

•	We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Ensign.

•	We may have received better terms from unaffiliated third parties than the terms we received in our agreements with Ensign entered into in connection with the spin-off.

•	Our success will depend in part on our ongoing relationship with Ensign after the spin-off.

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If the distribution, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, then our stockholders, we and Ensign might be required to pay substantial U.S. federal income taxes (including as a result of indemnification under the tax matters agreement).

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We may not be able to engage in desirable strategic transactions and equity issuances following the spin-off because of certain restrictions related to preserving the tax-free treatment of the spin-off. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

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There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock, which could limit your ability to sell your shares of our common stock at an attractive price, or at all.

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We are an “emerging growth company” under the JOBS Act, and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

•	Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to sell your shares at an attractive price or at all.

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Your percentage ownership in Pennant may be diluted in the future because of equity awards that we expect will be issued to our directors and officers and employees of our subsidiaries and the accelerated vesting of certain equity awards with respect to our common stock.

•	Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

These and other risks relating to our business, our industry, the spin-off and our common stock are discussed in greater detail under the heading “Risk Factors” in this information statement. You should read and consider all of these risks carefully.

Company Information

The Pennant Group, Inc. was incorporated in Delaware on January 24, 2019. Our principal executive offices are at 1675 East Riverside Drive, Suite 150, Eagle, Idaho 83616, and our telephone number is (208) 957-6025. Our website is www.pennantgroup.com. The information and other content contained in, or accessible through, our website are not part of, and is not incorporated into, this information statement, and investors should not rely on any such information in deciding whether to invest in our common stock.

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The Spin-Off

The following provides only a summary of the terms of the spin-off. For a more detailed description of the matters described below, see “The Spin-Off.”

Overview

On            , 2019, Ensign announced its intention to implement the spin-off of Pennant from Ensign, following which The Pennant Group, Inc. will be an independent, publicly traded company, and Ensign will have no continuing stock ownership interest in Pennant.

Before our spin-off from Ensign, we will enter into a master separation agreement and several other agreements with Ensign related to the spin-off. These agreements, including an employee matters agreement, a tax matters agreement, a transition services agreement and the Ensign Leases, will govern the relationship between us and Ensign after completion of the spin-off and provide for the allocation between us and Ensign of various assets, liabilities, rights and obligations. See “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off.”

The distribution is subject to the satisfaction or waiver of certain conditions. In addition, until the distribution has occurred, the board of directors of The Ensign Group, Inc. (the “Ensign board of directors”) has the right to not proceed with the distribution, even if all of the conditions are satisfied. See “The Spin-Off—Conditions to the Distribution.”

Financing Transactions

We expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. Subject to market conditions, we expect to complete one or more financing transactions on or prior to the completion of the spin-off. As a result of these financing transactions, we expect to have indebtedness of between $             million and $             million. The financing transactions may include bank debt, a revolving credit facility and long-term financing. We have not yet identified the specific sources of funds, and any financing transactions may not be completed in the timeframe or size indicated, or at all.

We expect that we will transfer approximately $             million of the proceeds from the financing transactions to Ensign in connection with the contribution of assets to us by Ensign prior to the spin-off. We expect that Ensign would use the funds received from us to repay certain outstanding third-party bank debt and other indebtedness and/or pay dividends to Ensign’s stockholders. After the spin-off, we expect that we will use borrowings under our financing arrangements for working capital purposes, to fund acquisitions and for general corporate purposes. The financing transactions will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part. See “The Spin-Off—Financing Transactions” and “Description of Certain Indebtedness.”

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Questions and Answers About the Spin-Off

The following provides only a summary of the terms of the spin-off. For a more detailed description of the matters described below, see “The Spin-Off.”

Q: What is the spin-off?

A: The spin-off is the method by which we will separate from Ensign. In the spin-off, The Ensign Group, Inc. will distribute to Ensign stockholders substantially all of the outstanding shares of Pennant common stock. We refer to this as the distribution. Following the spin-off, The Pennant Group, Inc. will be an independent, publicly traded company, and Ensign will not retain any ownership interest in Pennant.

Q: What will I receive in the spin-off?

A: As a holder of Ensign common stock, you will retain your shares of Ensign common stock and will receive             shares of Pennant common stock for each share of Ensign common stock you own as of the record date. The number of shares of Ensign common stock you own and your proportionate interest in Ensign will not change as a result of the spin-off. See “The Spin-Off.”

Q: What is The Pennant Group, Inc.?

A: After the spin-off is completed, The Pennant Group, Inc. will be a new independent, publicly traded holding company of Ensign’s home health and hospice agencies and substantially all of Ensign’s senior living and ancillary service businesses. The Pennant Group, Inc. is currently a wholly owned subsidiary of The Ensign Group, Inc.

Q: Why is the separation of Pennant from Ensign structured as a spin-off?

A: Ensign determined, and continues to believe, that a spin-off that is generally tax-free to Ensign and Ensign stockholders for U.S. federal income tax purposes will enhance the long-term value of both Ensign and Pennant. Further, Ensign believes that a spin-off offers the most efficient way to accomplish a separation of its home health and hospice agencies and substantially all of its senior living and ancillary service businesses, a higher degree of certainty of completion in a timely manner and a lower risk of disruption to current business operations. See “The Spin-Off—Reasons for the Spin-Off.”

Q: What are the conditions to the distribution?

A: The distribution is subject to the satisfaction, or waiver by the Ensign board of directors, of the following conditions:

•	the final approval of the distribution by the Ensign board of directors, which approval may be given or withheld in its absolute and sole discretion;

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our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and a notice of internet availability of this information statement shall have been mailed to Ensign stockholders;

•	the mailing by Ensign of this information statement (or notice of internet availability thereof) to record holders of Ensign common stock as of the record date;

•	Pennant common stock shall have been approved for listing on NASDAQ, subject to official notice of distribution;

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Ensign shall have obtained an opinion from Kirkland & Ellis LLP, Ensign’s tax counsel, in form and substance satisfactory to Ensign, to the effect that, subject to the assumptions and limitations described therein, the distribution of Pennant common stock and certain related transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, in which no gain or loss is recognized by The Ensign Group, Inc. or its stockholders;

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Ensign shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to Ensign, with respect to (i) the capital adequacy and solvency of both Ensign and Pennant after giving effect to the spin-off and (ii) the adequate surplus of Ensign to declare the applicable dividend;

•	any required material governmental approvals and other consents necessary to consummate the distribution or any portion thereof shall have been obtained and be in full force and effect;

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the absence of any events or developments having occurred prior to the spin-off that, in the judgment of the Ensign board of directors, would result in the spin-off having a material adverse effect on Ensign or its stockholders;

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the adoption by Pennant of its amended and restated certificate of incorporation and amended and restated bylaws filed by Pennant with the SEC as exhibits to the Registration Statement on Form 10, of which this information statement forms a part;

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no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the distribution;

•	the internal reorganization shall have been completed, except for such steps as Ensign in its sole discretion shall have determined may be completed after the distribution date;

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each of the master separation agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, the Ensign Leases and the other ancillary agreements shall have been executed and delivered by each party thereto and be in full force and effect; and

•	the financing transactions described herein shall have been completed on or prior to the distribution date.

See “The Spin-Off—Conditions to the Distribution.”

Q: Can Ensign decide to not proceed with the distribution even if all of the conditions to the distribution have been met?

A: Yes. Until the distribution has occurred, the Ensign board of directors has the right to not proceed with the distribution, even if all of the conditions are satisfied.

Q: What is being distributed in the spin-off?

A: Approximately            shares of Pennant common stock will be distributed in the spin-off, based on the number of shares of Ensign common stock expected to be outstanding as of            , 2019, the record date, and assuming each holder of Ensign common stock will receive             shares of Pennant common stock for each share of Ensign common stock. The actual number of shares of Pennant common stock distributed will be calculated as of the record date. The shares of Pennant common stock distributed by The Ensign Group, Inc. will constitute substantially all of the issued and outstanding shares of Pennant common stock immediately prior to the distribution. See “Description of Capital Stock—Common Stock.”

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Q: When is the record date for the distribution?

A: The record date will be the close of business of NASDAQ on            , 2019.

Q: When will the distribution occur?

A: The distribution date of the spin-off is             , 2019. We expect that it will take the distribution agent, acting on behalf of Ensign, up to two weeks after the distribution date to fully distribute the shares of Pennant common stock to Ensign stockholders.

Q: What do I have to do to participate in the spin-off?

A: Nothing. You are not required to take any action, although we urge you to read this entire information statement carefully. No stockholder approval of the distribution is required or sought. You are not being asked for a proxy. No action is required on your part to receive your shares of Pennant common stock. You will neither be required to pay anything for the new shares nor be required to surrender any shares of Ensign common stock to participate in the spin-off.

Q: Do I have appraisal rights in connection with the spin-off?

A: No. Holders of Ensign common stock are not entitled to appraisal rights in connection with the spin-off.

Q: Why has Ensign determined to undertake the spin-off?

A: The Ensign board of directors has determined that the spin-off is in the best interests of Ensign, Ensign stockholders and other constituents because the spin-off will provide a number of benefits, including: (1) amplification of the results of Ensign’s unique operating model in the home health, hospice and senior living industries; (2) create additional opportunities for key leaders within Pennant and Ensign; (3) enhanced ability to continue both companies’ growth strategy; (4) increased ability to raise funds through capital market offerings; (5) improved opportunities for partnership outside of Ensign; (6) further diversification of Pennant’s payor mix; (7) equity compensation awards more closely tied to value created by our leaders and employees; and (8) improved investor understanding about our businesses. For a more detailed discussion of the reasons for the spin-off, see “The Spin-Off—Reasons for the Spin-Off.”

Q: What are the U.S. federal income tax consequences of the spin-off?

A: The spin-off is conditioned on the receipt of an opinion of Kirkland & Ellis LLP to the effect that, subject to the assumptions and limitations described therein, the distribution and certain related transactions will be treated as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code in which no gain or loss is recognized by The Ensign Group, Inc. or its stockholders. Although Ensign has no current intention to do so, such condition is solely for the benefit of Ensign and Ensign stockholders and may be waived by Ensign in its sole discretion. The material U.S. federal income tax consequences of the distribution are described in more detail under “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Q: Will Pennant common stock be listed on a stock exchange?

A: Yes. Although there is not currently a public market for Pennant common stock, before completion of the spin-off, Pennant will apply to list its common stock on NASDAQ under the symbol “PNTG.” We anticipate that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the record date, and that “regular-way” trading in shares of Pennant common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell

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Pennant common stock up to and including the distribution date, but your transaction will not settle until after the distribution date. If you sell your Ensign common stock in the “due-bills” market before the distribution date, you also will be selling your right to receive shares of Pennant common stock in connection with the spin-off. However, if you sell your Ensign common stock in the “ex-distribution” market before the distribution date, you will still receive shares of Pennant common stock in the spin-off. We cannot predict the trading prices of Pennant common stock before, on or after the distribution date. See “Trading Market.”

Q: Will my shares of Ensign common stock continue to trade?

A: Yes. Ensign common stock is expected to continue to be listed on NASDAQ under its symbol, “ENSG.”

Q: If I sell, on or before the distribution date, shares of Ensign common stock that I held as of the record date, am I still entitled to receive shares of Pennant common stock distributable with respect to the shares of Ensign common stock I sold?

A: Beginning on or shortly before the record date and continuing through the distribution date for the spin-off, Ensign common stock will begin to trade in two markets on NASDAQ: a “regular-way” market and an “ex-distribution” market. If you hold shares of Ensign common stock as of the record date for the distribution and choose to sell those shares in the “regular-way” market after the record date for the distribution and on or before the distribution date, you will also be selling the right to receive the shares of Pennant common stock in connection with the spin-off. However, if you hold shares of Ensign common stock as of the record date for the distribution and choose to sell those shares in the “ex-distribution” market after the record date for the distribution and on or before the distribution date, you will still receive the shares of Pennant common stock in the spin-off.

Q: Will the spin-off affect the trading price of my Ensign common stock?

A: Yes. The trading price of shares of Ensign common stock immediately following the distribution is expected to be lower than immediately prior to the distribution because its trading price will no longer reflect the value of Pennant’s home health, hospice and senior living businesses. However, we cannot predict the price at which the shares of Ensign common stock will trade following the spin-off.

Q: What financing transactions will be undertaken in connection with the spin-off?

A: We expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. Subject to market conditions, we expect to complete one or more financing transactions on or prior to the completion of the spin-off. As a result of these financing transactions, we expect to have total indebtedness of between $             million and $             million. The financing transactions may include bank debt, a revolving credit facility and long-term financing. We have not yet identified the specific sources of funds, and any financing transactions may not be completed in the timeframe or size indicated, or at all.

We expect that we will transfer approximately $             million of the proceeds from the financing transactions to Ensign in connection with the contribution of assets to us by Ensign prior to the spin-off. We expect that Ensign would use the funds received from us to repay certain outstanding third-party bank debt and other indebtedness and/or pay dividends to its stockholders. After the spin-off, we expect that we will use borrowings under our financing arrangements for working capital purposes, to fund acquisitions and for general corporate purposes. The financing transactions will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part. See “The Spin-Off—Financing Transactions” and “Description of Certain Indebtedness.”

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Q: Who will form the senior management team and board of directors of The Pennant Group, Inc. after the spin-off?

A: The executive officers and members of the board of directors of The Pennant Group, Inc. (“our board of directors”) following the spin-off will include: Daniel H Walker, our Chief Executive Officer, President and director; Derek J. Bunker, Executive Vice President, Chief Investment Officer & Secretary; and John J. Gochnour, Executive Vice President and President, Pennant Services, Inc. See “Management” for information on our executive officers and board of directors.

Q: What will the relationship be between Ensign and Pennant after the spin-off?

A: Following the spin-off, The Pennant Group, Inc. will be an independent, publicly traded company, and Ensign will have no continuing stock ownership interest in Pennant. We will have entered into a master separation agreement and several other agreements with Ensign related to the spin-off. These agreements, including an employee matters agreement, a tax matters agreement, a transition services agreement and the Ensign Leases, will govern the relationship between us and Ensign after completion of the spin-off and provide for the allocation between us and Ensign of various assets, liabilities, rights and obligations. See “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off.”

Q: What will Pennant’s dividend policy be after the spin-off?

A: We do not intend to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our future earnings will be retained to support our operations and to finance the growth and development of our business. Any decision to declare and pay dividends will be made at the sole discretion of our board of directors and will depend on a number of factors, including: our historic and projected financial condition, liquidity and results of operations; our capital levels and needs; tax considerations; any acquisitions or potential acquisitions that we may consider; statutory and regulatory prohibitions and other limitations; the terms of any credit agreements or other borrowing arrangements that restrict our ability to pay cash dividends; general economic conditions; and other factors deemed relevant by our board of directors. See “Dividend Policy.”

Q: What will happen to Ensign equity awards in connection with the spin-off?

A: We are in the process of determining the treatment of Ensign equity awards in connection with the spin-off. The treatment of equity awards will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part.

Q: What are the anti-takeover effects of the spin-off?

A: Some provisions of Delaware law, certain of our agreements with Ensign, and our amended and restated certificate of incorporation and our amended and restated bylaws (as each will be in effect immediately following the spin-off) may have the effect of making it more difficult to acquire control of Pennant in a transaction not approved by our board of directors. For example, our amended and restated certificate of incorporation and amended and restated bylaws will, among other things, require advance notice for stockholder proposals and nominations, place limitations on convening stockholder meetings, authorize our board of directors to issue one or more series of preferred stock and provide for the classification of our board of directors. In addition, Ensign and Pennant may mutually agree to enter into certain restrictive covenants restricting certain activities of each for a period of time following the spin-off. Further, under the tax matters agreement, the parties will agree to indemnify each other for any tax resulting from any transaction to the extent a party’s actions caused such tax liability, regardless of whether the indemnified party consented to such transaction or the indemnifying party was otherwise permitted to enter into such transaction under the tax matters agreement, and for all or a portion of any tax liabilities resulting from the distribution under certain other circumstances.

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Generally, Ensign will recognize a taxable gain on the distribution if there are (or have been) one or more direct or indirect acquisitions (including issuances) of Pennant capital stock representing 50% or more of Pennant common stock, measured by vote or value, and the acquisitions are deemed to be part of a plan or series of related transactions that include the distribution. Any such acquisition of Pennant common stock within two years before or after the day of the distribution (with exceptions, including public trading by less-than-5% stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. As a result, these obligations may discourage, delay or prevent a change of control of Pennant. See “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law” and “The Spin-Off—Treatment of the Spin-Off” for more information.

Q: What are the risks associated with the spin-off?

A: There are a number of risks associated with the spin-off and ownership of Pennant common stock. These risks are discussed under “Risk Factors.”

Q: Who will be the distribution agent, transfer agent and registrar for Pennant common stock?

A: The distribution agent, transfer agent and registrar for Pennant common stock will be Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”). For questions relating to the transfer or mechanics of the stock distribution, you should contact Broadridge toll-free at (877) 830-4936.

Q: Where can I get more information?

A: If you have any questions relating to the mechanics of the distribution, you should contact the distribution agent at:

Address: Broadridge Corporate Issuer Solutions, Inc.

               P.O. Box 1342

               Brentwood, NY 11717

Toll-Free Number: (877) 830-4936

Toll Number: (720) 378-5591

Before the spin-off, if you have any questions relating to the spin-off, you should contact Ensign at:

The Ensign Group, Inc.

Investor/Media Relations

27101 Puerta Real, Suite 450

Mission Viejo, California 92691

Phone: (949) 487-9500

Email: ir@ensigngroup.net

http://investor.ensigngroup.net/investor-relations

After the spin-off, if you have any questions relating to Pennant, you should contact Pennant at:

The Pennant Group, Inc.

Investor/Media Relations

1675 East Riverside Drive, Suite 150

Eagle, Idaho 83616

Phone: (208) 957-6025

Email: ir@pennantgroup.com

http://investor.pennantgroup.com/investor-relations

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Summary of the Spin-Off

Distributing Company	The Ensign Group, Inc., a Delaware corporation. After the distribution, Ensign will not own any shares of Pennant common stock.

Distributed Company

The Pennant Group, Inc., a Delaware corporation and, prior to the spin-off, a wholly owned subsidiary of The Ensign Group, Inc. After the spin-off, The Pennant Group, Inc. will be an independent, publicly traded company.

Distributed Securities

All of the outstanding shares of Pennant common stock owned by The Ensign Group, Inc., which will be substantially all of the Pennant common stock issued and outstanding immediately prior to the distribution.

Record Date	The record date for the distribution is , 2019.

Distribution Date	The distribution date is , 2019.

Internal Reorganization

As part of the spin-off, Ensign will undergo an internal reorganization, pursuant to which, among other things: (i) the assets and liabilities associated with Ensign’s home health and hospice agencies and substantially all of its senior living and ancillary service businesses, subject to certain exceptions, will be transferred to Pennant; and (ii) all other assets and liabilities of Ensign, subject to certain exceptions, will be retained by Ensign. See “The Spin-Off—Manner of Effecting the Spin-Off—Internal Reorganization.”

After completion of the spin-off:

•  The Pennant Group, Inc. will be an independent, publicly traded company (NASDAQ:PNTG), and through its subsidiaries will own Ensign’s home health and hospice agencies and substantially all of Ensign’s senior living and ancillary service businesses; and

•  The Ensign Group, Inc. will continue to be an independent, publicly traded company (NASDAQ:ENSG) and through its subsidiaries will continue to own and operate its post-acute businesses, including its skilled nursing, assisted and independent living and other ancillary operations.

Distribution Ratio	Each holder of Ensign common stock will receive shares of Pennant common stock for each share of Ensign common stock held at , Eastern time, on , 2019.

Immediately following the spin-off, The Pennant Group, Inc. expects to have approximately              record holders of shares of its common stock and approximately              shares of common stock outstanding, based on the number of stockholders and outstanding shares of Ensign common stock on             , 2019 and the distribution ratio. The actual number of

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shares to be distributed will be determined as of the record date and will reflect any repurchases of shares of Ensign common stock and issuances of shares of Ensign common stock in respect of awards under The Ensign Group, Inc. equity-based incentive plans between the date the Ensign board of directors declares the dividend for the distribution and the record date for the distribution.

The Distribution

On the distribution date, The Ensign Group, Inc. will release the shares of Pennant common stock to the distribution agent to distribute to Ensign stockholders. The distribution of shares will be made in book-entry form only, meaning that no physical share certificates will be issued. It is expected that it will take the distribution agent up to two weeks to issue shares of Pennant common stock to you or to your bank or brokerage firm electronically on your behalf by way of direct registration in book-entry form. Trading of our shares will not be affected during that time. You will not be required to make any payment, surrender or exchange your shares of Ensign common stock or take any other action to receive your shares of Pennant common stock.

Conditions to the Distribution	The distribution is subject to the satisfaction, or waiver by The Ensign Group, Inc., of the following conditions:

• the final approval of the distribution by the Ensign board of directors, which approval may be given or withheld in its absolute and sole discretion;

•  our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and a notice of internet availability of this information statement shall have been mailed to Ensign stockholders;

• the mailing by Ensign of this information statement (or notice of internet availability thereof) to record holders of Ensign common stock as of the record date;

• Pennant common stock shall have been approved for listing on NASDAQ, subject to official notice of distribution;

•  Ensign shall have obtained an opinion from Kirkland & Ellis LLP, in form and substance satisfactory to Ensign, to the effect that, subject to the assumptions and limitations described therein, the distribution of Pennant common stock and certain related transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, in which no gain or loss is recognized by The Ensign Group, Inc. or its stockholders;

•  Ensign shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to Ensign, with respect to (i) the capital adequacy and solvency of both Ensign and Pennant after giving effect to the spin-off and (ii) the adequate surplus of Ensign to declare the applicable dividend;

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• any required material governmental approvals and other consents necessary to consummate the distribution or any portion thereof shall have been obtained and be in full force and effect;

•  the absence of any events or developments having occurred prior to the spin-off that, in the judgment of the Ensign board of directors, would result in the spin-off having a material adverse effect on Ensign or its stockholders;

•  the adoption by Pennant of its amended and restated certificate of incorporation and amended and restated bylaws filed by Pennant with the SEC as exhibits to the Registration Statement on Form 10, of which this information statement forms a part;

•  no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the distribution;

• the internal reorganization shall have been completed, except for such steps as Ensign in its sole discretion shall have determined may be completed after the distribution date;

•  each of the master separation agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, the Ensign Leases and the other ancillary agreements shall have been executed and delivered by each party thereto and be in full force and effect; and

• the financing transactions described herein shall have been completed on or prior to the distribution date.

We are not aware of any material federal, foreign or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with SEC and OIG rules and regulations, approval for listing on NASDAQ and the declaration of effectiveness of the Registration Statement on Form 10, of which this information statement forms a part, by the SEC, in connection with the distribution. Some of these conditions may not be met and The Ensign Group, Inc. may waive any of the conditions to the distribution. In addition, until the distribution has occurred, the Ensign board of directors has the right to not proceed with the distribution, even if all of the conditions are satisfied. For more information, see “The Spin-Off—Conditions to the Distribution.”

Trading Market and Symbol

We intend to list Pennant common stock on NASDAQ under the ticker symbol “PNTG.” We anticipate that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the record date, and that “regular-way” trading in shares of Pennant common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell

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Pennant common stock up to and including the distribution date, but your transaction will not settle until after the distribution date. If you sell your Ensign common stock in the “due-bills” market before the distribution date, you also will be selling your right to receive shares of Pennant common stock in connection with the spin-off. However, if you sell your Ensign common stock in the “ex-distribution” market before the distribution date, you will still receive shares of Pennant common stock in the spin-off. We cannot predict the trading prices of Pennant common stock before, on or after the distribution date. For more information, see “Trading Market.”

Tax Consequences of the Distribution

The distribution is conditioned upon, among other things, the receipt of an opinion from Kirkland & Ellis LLP to the effect that, subject to the assumptions and limitations described therein, the distribution and certain related transactions will be treated as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, in which no gain or loss is recognized by The Ensign Group, Inc. or its stockholders. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Each stockholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the spin-off to such stockholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Relationship with Ensign after the Spin-Off

Before our spin-off from Ensign, we will enter into a master separation agreement and several other agreements with Ensign related to the spin-off. These agreements will govern the relationship between us and Ensign after completion of the spin-off and provide for the allocation between us and Ensign of various assets, liabilities, rights and obligations. These agreements include:

•  a master separation agreement with The Ensign Group, Inc., which will provide for the allocation of assets and liabilities between us and Ensign and will establish certain rights and obligations between the parties following the distribution;

• a transition services agreement with The Ensign Group, Inc., pursuant to which certain services will be provided on an interim basis following the distribution;

•  a tax matters agreement with The Ensign Group, Inc., regarding the sharing of tax liabilities incurred, and tax assets generated, before and after completion of the spin-off, certain indemnification rights with respect to tax matters;

• an employee matters agreement with The Ensign Group, Inc., which will set forth the agreements between us and Ensign concerning certain employee, compensation and benefit-related matters; and

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•  certain “triple-net” lease agreements between our operating subsidiaries and subsidiaries of Ensign for the lease of senior living properties, which will be amended, restated or replaced in connection with the spin-off.

We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off” and describe some of the risks of these arrangements under “Risk Factors—Risks Related to the Spin-Off.”

Dividend Policy

We do not intend to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our future earnings will be retained to support our operations and to finance the growth and development of our business. Any decision to declare and pay dividends will be made at the sole discretion of our board of directors and will depend on a number of factors, including: our historic and projected financial condition, liquidity and results of operations; our capital levels and needs; tax considerations; any acquisitions or potential acquisitions that we may consider; statutory and regulatory prohibitions and other limitations; the terms of any credit agreements or other borrowing arrangements that restrict our ability to pay cash dividends; general economic conditions; and other factors deemed relevant by our board of directors. See “Dividend Policy.”

Financing Transactions

We expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. Subject to market conditions, we expect to complete one or more financing transactions on or prior to the completion of the spin-off. As a result of these financing transactions, we expect to have total indebtedness of between $             million and $             million. The financing transactions may include bank debt, a revolving credit facility and long-term financing. We have not yet identified the specific sources of funds, and any financing transactions may not be completed in the timeframe or size indicated, or at all.

We expect that we will transfer approximately $             million of the proceeds from the financing transactions to Ensign in connection with the contribution of assets to us by Ensign prior to the spin-off. We expect that Ensign would use the funds received from us to repay certain outstanding third-party bank debt and other indebtedness and/or pay dividends to its stockholders. After the spin-off, we expect that we will use borrowings under our financing arrangements for working capital purposes, to fund acquisitions and for general corporate purposes. The financing transactions will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part.

See “The Spin-Off—Financing Transactions” and “Description of Certain Indebtedness.”

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Transfer Agent	Broadridge.

Risk Factors

We face both general and specific risks and uncertainties relating to our business and our industry, the spin-off and our common stock. We also are subject to risks relating to our relationship with Ensign and our being an independent, publicly traded company following the spin-off. You should carefully read the risk factors set forth in the section titled “Risk Factors” in this information statement.

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Summary Historical and Unaudited Pro Forma Combined Financial Data

We derived the summary historical statement of income data for the years ended December 31, 2017 and 2016 and the summary historical balance sheet data as of December 31, 2017 from the Audited Combined Financial Statements included elsewhere in this information statement.

Following the consummation of the spin-off, The Pennant Group, Inc. will hold, directly or through its subsidiaries, New Ventures and will be the financial reporting entity. The following summary unaudited pro forma combined financial data of Pennant as of and for the year ended December 31, 2018 has been prepared to reflect the spin-off and related transactions described under “Unaudited Pro Forma Combined Financial Statements.” The summary unaudited pro forma combined balance sheet data as of December 31, 2018 has been prepared to reflect the spin-off and related transactions as if they had occurred on December 31, 2018. The summary unaudited pro forma combined statement of income data for the year ended December 31, 2018 has been prepared to reflect the spin-off and related transactions as if they had occurred on January 1, 2018. The summary unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

This summary historical and unaudited pro forma combined financial data is not indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the spin-off from Ensign. For example, the historical combined financial statements of New Ventures include certain indirect general and administrative costs allocated from the subsidiaries of The Ensign Group, Inc. for certain functions and services, including executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management, procurement, and other shared services. These costs may not be representative of the future costs we will incur as an independent, public company.

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The summary historical and unaudited pro forma combined financial data below should be read together with the Audited Combined Financial Statements and related notes thereto, as well as the sections titled “Capitalization,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness,” and the other financial information included elsewhere in this information statement.

	Pro Forma
	Year Ended
	December 31,	Year Ended December 31,
	2018	2017	2016
	(in thousands)
Summary Statement of Income Data
Revenue		$266,407	$228,969
Total expenses		250,577	215,507
Income from operations		15,830	13,462
Provision for income taxes		5,235	5,197

Net income		10,595	8,265
Less: net income attributable to noncontrolling interest		335	213

Net income attributable to New Ventures		$10,260	$8,052

Selected financial data by business segment:
Revenue
Home health and hospice services		$142,403	$115,813
Senior living services		108,588	101,412
Income from operations(1)
Home health and hospice services		16,832	13,681
Senior living services		13,046	11,756

(1)	Segment income includes depreciation and amortization expense and excludes general and administrative expense and provision for income taxes.

	Pro Forma
	As of	As of
	December 31,	December 31,
	2018	2017
	(in thousands)
Summary Balance Sheet Data:
Total assets		$107,373
Total liabilities		29,917
Total equity		77,456

		Year Ended December 31,
		2017	2016
Operating Statistics:
Home health services
Average Medicare revenue per completed 60-day episode		$3,028	$2,986
Hospice services
Average daily census		1,102	905
Senior living services
Occupancy		79.9%	79.2%
Average monthly revenue per occupied unit		$2,979	$2,916

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Other Financial Measures

We believe that certain non-GAAP measures, such as combined and segment EBITDA, Adjusted EBITDA and Adjusted EBITDAR when presented in conjunction with comparable GAAP measures, are useful because they are appropriate measures for performance, valuation or liquidity. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance evaluating our operating results prepared in accordance with GAAP. The non-GAAP financial measures presented below may not be comparable to similarly titled measures.

	Pro Forma
	Year Ended
	December 31,	Year Ended December 31,
	2018	2017	2016
	($ in thousands)
Non-GAAP Measures
Combined Non-GAAP Measures
EBITDA(1)		$18,901	$16,816
Adjusted EBITDA(1)		$22,667	$19,416
Adjusted EBITDAR(1)		$54,057	$48,573

	Pro Forma
	Year Ended
	December 31,	Year Ended December 31,
	2018	2017	2016
	($ in thousands)
Segment Non-GAAP Measures
EBITDA(1)
Home health and hospice services		$17,617	$14,605
Senior living services		$14,645	$13,687
Adjusted EBITDA(1)
Home health and hospice services		$19,217	$15,049
Senior living services		$14,916	$13,891
Adjusted EBITDAR(1)
Home health and hospice services		$21,004	$16,577
Senior living services		$44,243	$41,280

(1)

Combined and segment EBITDA, Adjusted EBITDA and Adjusted EBITDAR are non-GAAP financial measures we use in evaluating our operating performance and trends as well as our performance and valuation relative to competitors and peers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for an explanation of how we define each of these measures, a detailed description of why we believe such measures are useful and the limitations of each measure, and a reconciliation of net income to each of these measures.

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RISK FACTORS

You should carefully consider each of the following risk factors and all other information set forth in this information statement. The risk factors generally have been separated into three groups: risks relating to our business and industry, risks relating to the spin-off and risks relating to our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risks. However, the risks and uncertainties we face are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risks Related to Our Business and Industry

Our revenue could be impacted by federal and state changes to reimbursement and other aspects of Medicaid and Medicare.

We derived 50.5% and 48.9% of our revenue from the Medicaid and Medicare programs for the years ended December 31, 2017 and 2016, respectively. If reimbursement rates under these programs are reduced or fail to increase as quickly as our costs, or if there are changes in the way these programs pay for services, our business and results of operations would be adversely affected. The services for which we are currently reimbursed by Medicaid and Medicare may not continue to be reimbursed at adequate levels or at all. Further limits on the scope of services being reimbursed, delays or reductions in reimbursement or changes in other aspects of reimbursement could impact our revenue. For example, in the past, the enactment of the Deficit Reduction Act of 2005, the Medicaid Voluntary Contribution and Provider-Specific Tax Amendments of 1991 and the Balanced Budget Act of 1997 caused changes in government reimbursement systems, which, in some cases, made obtaining reimbursements more difficult and costly and lowered or restricted reimbursement rates for some of our patients.

The Medicaid and Medicare programs are subject to statutory and regulatory changes affecting base rates or basis of payment, retroactive rate adjustments, annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for rehabilitation therapy services rendered to Medicare beneficiaries, administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates and frequency at which these programs reimburse us for our services. For example, the Medicaid Integrity Contractor program is increasing the scrutiny placed on Medicaid payments, and could result in recoupments of alleged overpayments in an effort to rein in Medicaid spending. Recent budget proposals and legislation at both the federal and state levels have called for cuts in reimbursement for healthcare providers participating in the Medicare and Medicaid programs. Measures to reduce or delay reimbursement could result in substantial reductions in our revenue and profitability. Payors may disallow our requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable because either adequate or additional documentation was not provided or because certain services were not covered or considered medically necessary. Additionally, revenue from these payors can be retroactively adjusted after a new examination during the claims settlement process or as a result of post-payment audits. New legislation and regulatory proposals could impose further limitations on government payments to healthcare providers.

On February 12, 2018, the President rolled out a new White House budget for fiscal year 2019, which began October 1, 2018, freezing the Medicare market basket rate at 2.4%. As a result, the Congressional Budget Office has estimated a $1.9 billion reduction in Medicare spending over the next decade.

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Various healthcare reform provisions became law upon enactment of the ACA. The reforms contained in the ACA have affected our business in some manner and are directed in large part at increased quality and cost reductions. Several of the reforms are very significant and could ultimately change the nature of our services, the methods of payment for our services and the underlying regulatory environment. These reforms include the possible modifications to the conditions of qualification for payment, bundling of payments to cover both acute and post-acute care and the imposition of enrollment limitations on new providers. As discussed below under the heading “—Our business may be materially impacted if certain aspects of the ACA are amended, repealed, or successfully challenged,” any further amendments or revisions to the ACA or its implementing regulations could materially impact our business.

Home Health

On November 13, 2018, CMS published a final rule which updates Medicare Home Health Prospective Payment System (“HH PPS”) rates, including the conversion factor and case-mix weights for calendar years 2019 and 2020. This rule finalizes the definition of remote patient monitoring which will be allowed as an administrative expense on the home health agency’s cost report. Further, effective January 1, 2020, CMS will implement PDGM prospective payment system, as mandated by the Bipartisan Budget Act of 2018. Under PDGM, the initial certification of patient eligibility, plan of care, and comprehensive assessment will remain valid for 60-day episodes of care, but payments for home health services will be made based upon 30-day payment periods. PDGM refines case mix calculation methodology by removing therapy thresholds and calculating reimbursement based on clinical characteristics including clinical group coding, comorbidity coding, and achievement of LUPA thresholds. This rule also finalizes changes to the Home Health Value-Based Purchasing (“HHVBP”) model and Home Health Quality Reporting Program (“HHQRP”). These changes focus on providing value over volume of services to patients. Once the changes are implemented, health payments will no longer be based on the number of visits provided, but rather the patient’s medical condition and care needs. CMS estimates that in calendar year 2019 there will be an estimated increase of 2.2% in reimbursement to home health agencies based on the agency’s finalized policies.

On November 1, 2017, CMS issued a final rule that became effective on January 1, 2018 and updated the calendar year 2018 Medicare payment rates and the wage index for home health agencies serving Medicare beneficiaries. The rule also finalized proposals for the HHVBP model and the HHQRP. Under the final rule. Medicare payments will be reduced by 0.4%. This decrease reflects the effects of a 1.0% home health payment update, an adjustment to the national, standardized 60-day episode payment rate to account for nominal case-mix growth for an impact of -0.9%, and the distributional effects of a -0.5% reduction in payments due to the sunset of the rural add-on provision.

On January 13, 2017, CMS issued a final rule that modernized the Home Health Conditions of Participation (“CoPs”). This rule is a continuation of CMS’s effort to improve quality of care while streamlining provider requirements to reduce unnecessary procedural requirements. The rule makes significant revisions to the conditions currently in place, including (1) adding new conditions of participation related to quality assurance and performance improvement programs and infection control; and (2) expanding or revising requirements related to patient rights, comprehensive evaluations, coordination and care planning, home health aide training and supervision, and discharge and transfer summary and time frames. The new CoPs became effective on January 13, 2018.

On October 31, 2016, CMS issued final payment changes to HH PPS for calendar year 2017. Under this rule, Medicare payments were reduced by 0.7%. This decrease reflects a negative 0.97% adjustment to the national, standardized 60-day episode payment rate to account for nominal case-mix growth from 2012 through 2014; a 2.3% reduction in payments due to the final year of the four-year phase-in of the rebasing adjustments to the national, standardized 60-day episode payment rate, the national per-visit payment rates and the non-routine medical supplies conversion factor; and the effects of the revised fixed-dollar loss ratio used in determining outlier payments; partially offset by the home health payment update of 2.5%.

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Hospice

On August 1, 2018, CMS issued its final rule outlining the fiscal year 2019 Medicare payment rates, wage index, and cap amount for hospices serving Medicare beneficiaries. Under the final rule, the hospice payment update is 1.8%, which reflects a market basket update of 2.9%, reduced 0.8% by a MFP adjustment, as well as another 0.3% reduction, which decreases are mandated by the ACA. Hospice payments will be reduced by an additional 2.0%, for a net -0.2%, for hospices that do not submit the required quality data. The final rule also specifies that the hospice cap will be updated using the hospice payment update percentage rather than the consumer price index, thus it is anticipated there will be a 1.8% increase in aggregate cap payments made to hospices annually. The final rule also includes language that reflects the change in the Bipartisan Budget Act of 2018 which recognizes physician assistants as attending physicians for Medicare hospice beneficiaries, effective January 1, 2019. Physician assistants will be reimbursed at 85% of the fee schedule amount for their services as designated attending physicians. This change may positively impact reimbursement from Medicare as this may increase the number of episodes that can be reimbursed by Medicare in the aggregate by physicians, nurse practitioners and physician assistants. Additionally, the rule finalizes changes to the Hospice Quality Reporting Program (“HQRP”), also effective January 1, 2019, including changes to the data review and correction timeline for data submitted using the Hospice Item Set.

On August 1, 2017, CMS issued its final rule outlining the fiscal year 2018 Medicare payment rates, wage index and cap amount for hospices serving Medicare beneficiaries. The final rule uses a net market basket percentage increase of 1.0% to update the federal rates, as mandated by section 411(d) of the MACRA. Although, if a hospice fails to comply with quality reporting program requirements, there will be a net 2.0% reduction to the market basket update for the fiscal year involved. The hospice cap amount for fiscal year 2018 was increased by 1.0%, which is equal to the 2017 cap amount updated by the fiscal year 2018 hospice payment update percentage of 1.0%. In addition, this rule discusses changes to the HQRP, including changes to the Consumer Assessment of Healthcare Providers & Systems (“CAHPS”) hospice survey measures and plans for sharing HQRP data in fiscal year 2017.

On July 29, 2016, CMS issued its final rule outlining fiscal year 2017 Medicare payment rates, wage index and cap amount for hospices serving Medicare beneficiaries. Under the final rule, there was a net 2.1% increase in hospices’ payments effective October 1, 2016. The hospice payment increase was the net result of a 2.7% inpatient hospital market basket update, reduced by a 0.3% productivity adjustment and by a 0.3% adjustment set by the ACA. The hospice cap amount for fiscal year 2017 increased by 2.1%, which is equal to the 2016 cap amount updated by the fiscal year 2017 hospice payment update percentage of 2.1%. In addition, this rule changes the hospice quality reporting program requirements, including care surveys and two new quality measures that will assess hospice staff visits to patients and caregivers in the last three and seven days of life and the percentage of hospice patients who received care processes consistent with guidelines.

Senior Living Communities

Senior living services revenue is primarily derived from private pay residents at rates we establish based upon the needs of the resident, the amount of services we provide the resident, and market conditions in the area of operation. In addition, Medicaid or other state-specific programs may supplement payments for board and care services provided in senior living communities. A majority of states provide, or are approved to provide, Medicaid payments for personal care and medical services to some residents in licensed senior living communities under waivers granted by or under Medicaid state plans approved by CMS. State Medicaid programs control costs for assisted living and other home and community based services by various means such as restrictive financial and functional eligibility standards, enrollment limits and waiting lists. Because rates paid to senior living community operators are generally lower than rates paid to SNF operators, some states use Medicaid funding of senior living services as a means of lowering the cost of services for residents who may not need the higher level of health services provided in SNFs. States that administer Medicaid programs for services in senior living communities are responsible for monitoring the services at, and physical conditions of, the

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participating communities. As a result of the growth of assisted living in recent years, states have adopted licensing standards applicable to assisted living communities. Most state licensing standards apply to assisted living communities regardless of whether they accept Medicaid funding.

Since 2003, CMS has commenced a series of actions to increase its oversight of state quality assurance programs for assisted living communities and has provided guidance and technical assistance to states to improve their ability to monitor and improve the quality of services paid for through Medicaid waiver programs. CMS is encouraging state Medicaid programs to expand their use of home and community based services as alternatives to institutional services, pursuant to provisions of the ACA, and other authorities, through the use of several programs.

Regulations

The Improving Medicare Post-Acute Care Transformation Act of 2014 (the “IMPACT Act”), which was signed into law on October 6, 2014, requires the submission of standardized assessment data for quality improvement, payment and discharge planning purposes across the spectrum of post-acute care providers (“PACs”), including home health agencies. The IMPACT Act will require PACs to begin reporting: (1) standardized patient assessment data at admission and discharge by January 1, 2019 for home health agencies; (2) new quality measures, including functional status, skin integrity, medication reconciliation, incidence of major falls, and patient preference regarding treatment and discharge at various intervals between October 1, 2016 and January 1, 2019; and (3) resource use measures, including Medicare spending per beneficiary, discharge to community, and hospitalization rates of potentially preventable readmissions by January 1, 2017 for home health agencies. Failure to report such data when required would subject a facility to a two percent reduction in market basket prices then in effect.

The IMPACT Act also included provisions impacting Medicare-certified hospices, including: (1) increasing survey frequency for Medicare-certified hospices to once every 36 months; (2) imposing a medical review process for operations with a high percentage of stays in excess of 180 days; and (3) updating the annual aggregate Medicare payment cap.

Our future revenue, financial condition and results of operations could be impacted by continued cost containment pressures on Medicaid spending.

Medicaid, which is largely administered by the states, is a significant payor for our services. Rapidly increasing Medicaid spending, combined with slow state revenue growth, has led many states to institute measures aimed at controlling spending growth. Historically, state budget pressures have resulted in reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we can expect continuing cost containment pressures on Medicaid outlays for our services.

To generate funds to pay for the increasing costs of the Medicaid program, many states utilize financial arrangements such as provider taxes. Under provider tax arrangements, states collect taxes or fees from healthcare providers and then return the revenue to these providers as Medicaid expenditures. Congress, however, has placed restrictions on states’ use of provider tax and donation programs as a source of state matching funds. These restrictions may reduce Medicaid reimbursement rates, which would adversely affect our revenue, financial condition and results of operations.

Future cost containment initiatives undertaken by payors may limit our future revenue and profitability.

Our non-Medicare and non-Medicaid revenue and profitability may be affected by continuing efforts of third-party payors to maintain or reduce costs of healthcare by lowering payment rates, narrowing the scope of covered services, increasing case management review of services and negotiating pricing. In addition, sustained unfavorable economic conditions may affect the number of patients enrolled in managed care programs and the

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profitability of managed care companies, which could result in reduced payment rates. There can be no assurance that third-party payors will make timely payments for our services, or that we will continue to maintain our current payor or revenue mix. We are continuing our efforts to develop our non-Medicare and non-Medicaid sources of revenue and any changes in payment levels from current or future third-party payors could have a material adverse effect on our business and combined financial condition, results of operations and cash flows.

Reforms to the U.S. healthcare system could impose new requirements upon us and may lower our reimbursements.

The ACA includes sweeping changes to how healthcare is paid for and furnished in the United States. As discussed below under the heading “—Our business may be materially impacted if certain aspects of the ACA are amended, repealed, or successfully challenged,” any further amendments or revisions to the ACA or its implementing regulations could materially impact our business. Presidential and congressional elections in the United States could result in significant changes in, and uncertainty with respect to, legislation, regulation, implementation of Medicare and/or Medicaid, and government policy that could significantly impact our business and the healthcare industry. We continually monitor these developments in an effort to respond to the changing regulatory environment impacting our business.

The ACA is projected to expand access to Medicaid for approximately 11 million to 13 million additional people each year between 2015 and 2024. It also reduces the projected growth of Medicare by $106 billion by 2020 by tying payments to providers more closely to quality outcomes.

To address potential fraud and abuse in federal healthcare programs, including Medicare and Medicaid, the ACA includes provider screening and enhanced oversight periods for new providers and suppliers, as well as enhanced penalties for submitting false claims. It also provides funding for enhanced anti-fraud activities. The new law imposes enrollment moratoria in elevated risk areas by requiring providers and suppliers to establish compliance programs. The ACA also provides the federal government with expanded authority to suspend payment if a provider is investigated for allegations or issues of fraud. Section 6402 of the ACA provides that Medicare and Medicaid payments may be suspended pending a “credible investigation of fraud,” unless the Secretary of the United States Department of Health and Human Services (“HHS”) determines that good cause exists not to suspend payments. To the extent the Secretary applies this suspension of payments provision to one of our affiliated operations for allegations of fraud, such a suspension could adversely affect our results of operations.

Under the ACA, HHS will establish, test and evaluate alternative payment methodologies for Medicare services through a five-year, national, voluntary pilot program, which started in 2013. This program will provide incentives for providers to coordinate patient care across the continuum and to be jointly accountable for an entire episode of care centered around a hospitalization. HHS will develop qualifying provider payment methods that may include bundled payments and bids from entities for episodes of care. The bundled payment will cover the costs of acute care inpatient services; physicians’ services delivered in and outside of an acute care hospital; outpatient hospital services including emergency department services; post-acute care services, including home health services; inpatient rehabilitation services; and inpatient hospital services. The payment methodology will include payment for services, such as care coordination, medication reconciliation, discharge planning and transitional care services, and other patient-centered activities. Payments for items and services cannot result in spending more than would otherwise be expended for such entities if the pilot program was not implemented. Payment arrangements among providers on the backside of the bundled payment must take into account significant hurdles under anti-kickback statutes and the Stark laws.

The ACA attempts to improve the healthcare delivery system through incentives to enhance quality, improve beneficiary outcomes and increase value of care. One of these key delivery system reforms is the encouragement of Accountable Care Organizations (“ACOs”). ACOs will facilitate coordination and cooperation among providers to improve the quality of care for Medicare beneficiaries and reduce unnecessary costs.

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Participating ACOs that meet specified quality performance standards will be eligible to receive a share of any savings if the actual per capita expenditures of their assigned Medicare beneficiaries are a sufficient percentage below their specified benchmark amount. Quality performance standards will include measures in such categories as clinical processes and outcomes of care, patient experience and utilization of services.

On June 9, 2017, CMS issued revised requirements for emergency preparedness for Medicare and Medicaid participating providers, including long-term care facilities, hospices, and home health agencies. The revised requirements update the conditions of participation for such providers. Specifically, outpatient operations, such as home health agencies, are required to ensure that patients with limited mobility are addressed within the emergency plan; home health agencies are also required to develop and implement emergency preparedness policies and procedures that are reviewed and updated at least annually and each patient must have an individual plan; hospice-operated inpatient care facilities are required to provide subsistence needs for hospice employees and patients and a means to shelter in place patients and employees who remain in the hospice; all hospices and home health agencies must implement procedures to follow up with on duty staff and patients to determine services that are needed in the event that there is an interruption in services during or due to an emergency; and hospices must train their employees in emergency preparedness policies.

On February 2, 2016, CMS issued its final rule concerning face-to-face requirements for Medicaid home health services. Under the rule, the Medicaid home health service definition was revised consistent with applicable sections of the ACA and MACRA. The rule also requires that for the initial ordering of home health services, the physician must document that a face-to-face encounter that is related to the primary reason the beneficiary requires home health services occurred no more than 90 days before or 30 days after the start of services. The final rule also requires that for the initial ordering of certain medical equipment, the physician or authorized non-physician provider must document that a face-to-face encounter that is related to the primary reason the beneficiary requires medical equipment occurred no more than six months prior to the start of services.

On July 6, 2015, CMS announced a proposal to launch the HHVBP model to test whether incentives for better care can improve outcomes in the delivery of home health services. The model would apply a payment reduction or increase to current Medicare-certified home health agency payments, depending on quality performance, for all agencies delivering services within nine randomly-selected states. Payment adjustments would be applied on an annual basis, beginning at 5.0% in each of the first two payment adjustment years, 6.0% in the third payment adjustment year and 8.0% in the final two payment adjustment years.

On June 28, 2012, the U.S. Supreme Court ruled that the enactment of the ACA did not violate the Constitution of the United States. This ruling permits the implementation of most of the provisions of the ACA to proceed. The provisions of the ACA discussed above are only examples of federal health reform provisions that we believe may have a material impact on the long-term care industry and on our business. However, the foregoing discussion is not intended to constitute, nor does it constitute, an exhaustive review and discussion of the ACA. It is possible that these and other provisions of the ACA may be interpreted, clarified, or applied to our affiliated businesses in a way that could have a material adverse impact on the results of operations.

CMS has issued and will continue to issue rules to implement the ACA. Courts will continue to interpret and apply the ACA’s provisions. We cannot predict what effect these changes will have on our business, including the demand for our services or the amount of reimbursement available for those services. However, it is possible these new laws may lower reimbursement and adversely affect our business.

The ACA and its implementation could negatively impact our business.

In addition, the ACA could result in sweeping changes to the existing U.S. system for the delivery and financing of healthcare. The details for implementation of many of the requirements under the ACA will depend on the promulgation of regulations by a number of federal government agencies, including the HHS. It is

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impossible to predict the outcome of these changes, what many of the final requirements of the ACA will be, and the net effect of those requirements on us.

A significant goal of federal healthcare reform is to transform the delivery of healthcare by changing reimbursement for healthcare services to hold providers accountable for the cost and quality of care provided. Medicare and many commercial third-party payors are implementing ACO models in which groups of providers share in the benefit and risk of providing care to an assigned group of individuals at lower cost. Other reimbursement methodology reforms include value-based purchasing, in which a portion of provider reimbursement is redistributed based on relative performance on designated economic, clinical quality, and patient satisfaction metrics. In addition, CMS is implementing programs to bundle acute care and post-acute care reimbursement to hold providers accountable for costs across a broader continuum of care. These reimbursement methodologies and similar programs are likely to continue and expand, both in public and commercial health plans. Providers who respond successfully to these trends and are able to deliver quality care at lower cost are likely to benefit financially.

The ACA and the programs implemented by the law may reduce reimbursements for home health, hospice services and may impact the demand for our services. In addition, various healthcare programs and regulations may be ultimately implemented at the federal or state level. Failure to respond successfully to these trends could negatively impact our business, results of operations and/or financial condition.

Our business may be materially impacted if certain aspects of the ACA are amended, repealed, or successfully challenged.

A number of lawsuits have been filed challenging various aspects of the ACA and related regulations. In addition, the efficacy of the ACA is the subject of much debate among members of Congress and the public. On December 14, 2018, U.S. District Judge Reed O’Connor of the Northern District of Texas held the individual mandate provisions, and therefore the entirety of ACA, unconstitutional. The impact of the ruling is stayed as it is appealed to the Fifth Circuit Court of Appeals. Our business may be materially impacted in the ACA in part or in its entirety is ruled unconstitutional.

Presidential and congressional elections in the United States could result in significant changes in, and uncertainty with respect to, legislation, regulation, implementation of Medicare and/or Medicaid, and government policy that could significantly impact our business and the healthcare industry. In the event that legal challenges are successful or the ACA is repealed or materially amended, particularly any elements of the ACA that are beneficial to our business or that cause changes in the health insurance industry, including reimbursement and coverage by private, Medicare or Medicaid payers, our business, operating results and financial condition could be harmed. While it is not possible to predict whether and when any such changes will occur, specific proposals discussed during and after the election, including a repeal or material amendment of the ACA, could harm our business, operating results and financial condition. In addition, even if the ACA is not amended or repealed, the President and the executive branch of the federal government, as well as CMS and HHS have a significant impact on the implementation of the provisions of the ACA, and the new administration could make changes impacting the implementation and enforcement of the ACA, which could harm our business, operating results and financial condition. If we are slow or unable to adapt to any such changes, our business, operating results and financial condition could be adversely affected.

Increased competition for, or a shortage of, nurses and other skilled personnel could increase our staffing and labor costs and subject us to monetary fines.

Our success depends upon our ability to retain and attract nurses, Certified Nurse Assistants, social workers and speech, physical and occupational therapists. Our success also depends upon our ability to retain and attract skilled personnel who are responsible for the day-to-day operations of each of our affiliated operations. Each operation has a leader responsible for the overall day-to-day operations of the business, including quality of

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care, social services and financial performance. Depending upon the size of the operation, each leader is supported by staff that is directly responsible for day-to-day care of the patients, marketing and community outreach programs. We compete with various healthcare service providers in retaining and attracting qualified and skilled personnel.

Increased competition for, or a shortage of, nurses or other trained personnel, or general inflationary pressures may require that we enhance our pay and benefits packages to compete effectively for such personnel. We may not be able to offset such added costs by increasing the rates we charge to the patients of our business. Turnover rates and the magnitude of the shortage of nurses or other trained personnel vary substantially from operation to operation. An increase in costs associated with, or a shortage of, skilled nurses, could negatively impact our operating subsidiaries. In addition, if we fail to attract and retain qualified and skilled personnel, our affiliated subsidiaries’ ability to conduct their business operations effectively could be harmed.

We depend on our management team and the loss of their service could harm our business.

We believe that our success depends in part on the continued services of our executive management team. The loss of such key personnel could have a material adverse effect on our business and could adversely affect our strategic relationships and impede our ability to execute our business strategies. The market for qualified individuals may be highly competitive and finding and recruiting suitable replacements for senior management may be difficult, time consuming and costly.

We are subject to various government reviews, audits and investigations that could adversely affect our business, including an obligation to refund amounts previously paid to us, potential criminal charges, the imposition of fines, and/or the loss of our right to participate in Medicare and Medicaid programs.

As a result of our participation in the Medicaid and Medicare programs, we are subject to various governmental reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. We are subject to regulatory reviews relating to Medicare services, billings and potential overpayments resulting from the Recovery Audit Contractors, Zone Program Integrity Contractors, Program Safeguard Contractors, Unified Program Integrity Contractors and Medicaid Integrity Contributors programs, (collectively referred to as “Reviews”), in which third party firms engaged by CMS conduct extensive reviews of claims data and medical and other records to identify potential improper payments under the Medicare programs. Private pay sources also reserve the right to conduct audits. We believe that billing and reimbursement errors and disagreements are common in our industry. We are regularly engaged in reviews, audits and appeals of our claims for reimbursement due to the subjectivities inherent in the process related to patient diagnosis and care, record keeping, claims processing and other aspects of the patient service and reimbursement processes, and the errors and disagreements those subjectivities can produce. An adverse review, audit or investigation could result in:

•	an obligation to refund amounts previously paid to us pursuant to the Medicare or Medicaid programs or from private payors, in amounts that could be material to our business;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	loss of our right to participate in the Medicare or Medicaid programs or one or more private payor networks;

•	an increase in private litigation against us; and

•	damage to our reputation in various markets.

All findings of overpayment from CMS contractors are eligible for appeal through the CMS defined continuum. With the exception of rare findings of overpayment related to objective errors in Medicare payment methodology or claims processing, we utilize all defenses reasonably available to us to demonstrate that the services provided meet all clinical and regulatory requirements for reimbursement.

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If the government or court were to conclude that such errors and deficiencies constituted criminal violations, or were to conclude that such errors and deficiencies resulted in the submission of false claims to federal healthcare programs, or if it were to discover other problems in addition to the ones identified by the probe reviews that rose to actionable levels, we and certain of our officers might face potential criminal charges and/or civil claims, administrative sanctions and penalties for amounts that could be material to our business, results of operations and financial condition. In addition, we and/or some of the key personnel of our operating subsidiaries could be temporarily or permanently excluded from future participation in state and federal healthcare reimbursement programs such as Medicaid and Medicare. In any event, it is likely that a governmental investigation alone, regardless of its outcome, would divert material time, resources and attention from our management team and our staff, and could have a materially detrimental impact on our results of operations during and after any such investigation or proceedings.

In cases where claim and documentation review by any CMS contractor results in repeated poor performance, an operation can be subjected to protracted oversight. This oversight may include repeat education and re-probe, extended pre-payment review, referral to recovery audit or integrity contractors, or extrapolation of an error rate to other reimbursement outside of specifically reviewed claims. Sustained failure to demonstrate improvement towards meeting all claim filing and documentation requirements could ultimately lead to Medicare decertification. As of December 31, 2017, four of our independent operating subsidiaries had Reviews scheduled, on appeal, or in a dispute resolution process, both pre- and post-payment.

Public and government calls for increased survey and enforcement efforts toward the home health, hospice and senior living industries could result in increased scrutiny by state and federal survey agencies. In addition, potential sanctions and remedies based upon alleged regulatory deficiencies could negatively affect our financial condition and results of operations.

Our home health, hospice and senior living operating subsidiaries are subject to regulation and licensing by federal, state and local regulatory authorities. The regulatory environment for our businesses continues to change and CMS and several states have undertaken several initiatives to increase or intensify Medicaid and Medicare survey and enforcement activities, including federal oversight of state actions. CMS is taking steps to focus more survey and enforcement efforts on operations with findings of substandard care or repeat violations of Medicaid and Medicare standards, and to identify providers with patterns of noncompliance. CMS is also increasing its oversight of state survey agencies and requiring state agencies to use enforcement sanctions and remedies more promptly when substandard care or repeat violations are identified, to investigate complaints more promptly, and to survey operations more consistently. The intensified and evolving enforcement environment impacts providers like us because of the increase in the scope or number of inspections or surveys by governmental authorities and the severity of consequent citations for alleged failure to comply with regulatory requirements. We also divert personnel resources to respond to federal and state investigations, audits and other enforcement actions. The diversion of these resources, including our management team, clinical and compliance staff, and others, take away from the time and energy that these individuals could otherwise spend on routine operations. As noted, from time to time in the ordinary course of business, we receive deficiency reports from state and federal regulatory bodies resulting from such inspections or surveys. The focus of these deficiency reports tends to vary from year to year and state to state. Although most inspection deficiencies are resolved through an agreed-upon plan of corrective action, the reviewing agency typically has the authority to take further action against a licensed or certified agency or facility, which could result in the imposition of fines, imposition of a provisional or conditional license, suspension or revocation of a license, suspension of new admission or denial of payment for new admissions, loss of certification as a provider under state or federal healthcare programs, or imposition of other sanctions, including criminal penalties. In the past, we have experienced inspection deficiencies that have resulted in the imposition of a provisional license and could experience these results in the future.

Furthermore, in some states, citations in one operation can impact other operations in the state. Revocation of a license or decertification at a given operation could therefore impair our ability to obtain new

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licenses or to renew existing licenses at other operations, which may also trigger defaults or cross-defaults under our leases and our credit arrangements, or adversely affect our ability to operate or obtain financing in the future. If state or federal regulators were to determine, formally or otherwise, that one operation’s regulatory history ought to impact another of our existing or prospective communities, this could also increase costs, result in increased scrutiny by state and federal survey agencies, and even impact our expansion plans. Therefore, our failure to comply with applicable legal and regulatory requirements in any single operation could negatively impact our financial condition and results of operations as a whole.

Depending on the type of operation and state regulation, unannounced surveys or inspections may occur annually, every other year, or every third year and following a regulator’s receipt of a complaint from a patient, resident or employee of an affiliated operation. During such surveys or inspections, operations may be found to be deficient under Medicare, Medicaid or state licensing standards. Most deficiencies can be resolved through a written plan of corrective action, but the reviewing agency may also have authority to impose additional sanctions on a provider, including civil monetary penalties or other fines, provisional or conditional license, the suspension or revocation of a license, or a suspension of new admissions or denial of payment for new Medicare and Medicaid admissions, focused state and federal oversight and even loss of eligibility for Medicaid and Medicare participation or state licensure. Sanctions such as denial of payment for new admissions often are scheduled to go into effect before surveyors return to verify compliance. Generally, if the surveyors confirm that the operation is in compliance upon their return, the sanctions never take effect. However, if they determine that the operation is not in compliance, the denial of payment goes into effect retroactive to the date given in the original notice. This possibility sometimes leaves affected operators, including us, with the difficult task of deciding whether to continue accepting patients after the potential denial of payment date, thus risking the retroactive denial of revenue associated with those patients’ care if the operators are later found to be out of compliance, or simply refusing admissions from the potential denial of payment date until the operation is actually found to be in compliance. In the past, some of our affiliated operations have been in denial of payment status due to findings of continued regulatory deficiencies, resulting in an actual loss of the revenue. In addition, from time to time, we have opted to voluntarily stop accepting new patients pending completion of a new state survey, in order to avoid possible denial of payment for new admissions during the deficiency cure period, or simply to avoid straining staff and other resources while retraining staff, upgrading operating systems or making other operational improvements. If we elect to voluntarily close any operations in the future or to opt to stop accepting new patients pending completion of a state or federal survey, it could negatively impact our financial condition and results of operation.

Operations with otherwise acceptable regulatory histories generally are given an opportunity to correct deficiencies and continue their participation in the Medicare and Medicaid programs by a certain date, usually within nine months, although where denial of payment remedies are asserted, such interim remedies go into effect much sooner. Operations with deficiencies that immediately jeopardize patient health and safety and those that experience repeat survey findings, however, are not always given an opportunity to correct their deficiencies prior to the imposition of remedies and other enforcement actions. Accordingly, operations that have poor regulatory histories before we acquire them and that develop new deficiencies after we acquire them are more likely to have sanctions imposed upon them by CMS or state regulators. The imposition of such sanctions could negatively impact our financial condition and results of operation.

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Our hospice operating subsidiaries are subject to annual Medicare caps calculated by Medicare. If such caps were to be exceeded by any of our hospice providers, our business and combined financial condition, results of operations and cash flows could be materially adversely affected.

With respect to our hospice operating subsidiaries, overall payments made by Medicare to each provider number are subject to an inpatient cap amount and an overall payment cap, which are calculated and published by the Medicare fiscal intermediary on an annual basis covering the period from October 1 through September 30. The caps are detailed below:

The inpatient cap limits hospice care provided on an inpatient basis. This cap limits the number of days that are paid at the higher inpatient care rate to 20% of the total number of days of hospice care that are provided to all Medicare beneficiaries served by a provider. The daily rate for all days exceeding the cap is the standard Medicare hospice daily rate, and the provider must reimburse Medicare for any payments in excess of that amount.

The overall payment cap is calculated by the Medicare fiscal intermediary at the end of each hospice cap period to determine the maximum allowable payments to a hospice provider during the period. We estimate our potential cap exposure by using available information to compare our actual reimbursement for all hospice services provided during the period to the number of beneficiaries we served multiplied by the statutory per beneficiary cap amount.

If payments received by any one of our hospice provider numbers exceeds either of these caps, we are required to reimburse Medicare for payments received in excess of the caps, which could have a material adverse effect on our business and combined financial condition, results of operations and cash flows.

Failure to comply with quality reporting requirements may negatively impact reimbursement to our home health and hospice operating subsidiaries.

The ACA mandated the establishment of quality reporting requirements for home health and hospice providers. Beginning in fiscal year 2014, CMS mandated that failure to submit required quality data would result in a 2 percentage point reduction to the hospice provider’s market basket percentage increase for that fiscal year. For 2019, hospices are required to submit 12 months of data to the CAHPS Hospice Survey Data Warehouse. The participation requirements for calendar year 2019 will affect the fiscal year 2021 annual payment update. Participation requirements for subsequent years will impact subsequent annual payment updates. The HQRP is currently “pay-for-reporting,” meaning it is the act of submitting timely and complete data that determines compliance with the requirements.

In the calendar year 2015 Home Health Final Rule, CMS proposed to establish a new “Pay-for-Reporting Performance Requirement” with which provider compliance with quality reporting program requirements can be measured. Home health providers that do not submit quality reporting data to CMS are subject to a 2.0% reduction in their annual home health payment update percentage. Home health providers are required to report prescribed quality assessment data for a minimum of 90.0% of all patients with episodes of care that occur on or after July 1, 2017.

Should our operating subsidiaries fail to meet quality reporting requirements in the future, it may result in one or more of our operations seeing a reduction in its Medicare reimbursements. We have incurred and are likely to continue to incur additional expenses in attempting to comply with these quality reporting requirements.

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We are subject to extensive and complex federal and state government laws and regulations which could change at any time and increase our cost of doing business and subject us to enforcement actions.

We, along with other companies in the healthcare industry, are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	operation and professional licensure, certificates of need, permits and other government approvals;

•	adequacy and quality of healthcare services;

•	qualifications of healthcare and support personnel;

•	quality of medical equipment;

•	confidentiality, maintenance and security issues associated with medical records and claims processing;

•	relationships with physicians and other referral sources and recipients;

•	constraints on protective contractual provisions with patients and third-party payors;

•	operating policies and procedures;

•	certification of additional providers by the Medicare or Medicaid program; and

•	payment for services.

The laws and regulations governing our operations, along with the terms of participation in various government programs, regulate how we do business, the services we offer, and our interactions with patients and other healthcare providers. These laws and regulations are subject to frequent change. We believe that such regulations may increase in the future and we cannot predict the ultimate content, timing or impact on us of any healthcare reform legislation. Changes in existing laws or regulations, or the enactment of new laws or regulations, could negatively impact our business. If we fail to comply with these applicable laws and regulations, we could suffer civil or criminal penalties and other detrimental consequences, including denial of reimbursement, imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicaid and Medicare programs, restrictions on our ability to acquire new operations or expand or operate existing operations, the loss of our licenses to operate and the loss of our ability to participate in federal and state reimbursement programs.

We are subject to federal and state laws, such as the FCA, state false claims acts, the illegal remuneration provisions of the Social Security Act, federal anti-kickback laws, state anti-kickback laws, and federal Stark laws, which govern financial and other arrangements among healthcare providers, their owners, vendors and referral sources, and that are intended to prevent healthcare fraud and abuse. Among other things, these laws prohibit kickbacks, bribes and rebates, as well as other direct and indirect payments or fee-splitting arrangements that are designed to induce the referral of patients to a particular provider for medical products or services payable by any federal healthcare program, and prohibit presenting a false or misleading claim for payment under a federal or state program. They also prohibit some physician self-referrals. Possible sanctions for violation of any of these restrictions or prohibitions include loss of eligibility to participate in federal and state reimbursement programs and civil and criminal penalties. Changes in these laws could increase our cost of doing business. If we fail to comply, even inadvertently, with any of these requirements, we could be required to alter our operations, refund payments to the government, enter into a corporate integrity agreement, deferred prosecution or similar agreements with state or federal government agencies, and become subject to significant civil and criminal penalties.

In May 2009, Congress passed FERA which made significant changes to the FCA, expanding the types of activities subject to prosecution and whistleblower liability. Following changes by FERA, healthcare providers

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face significant penalties for known retention of government overpayments, even if no false claim was involved. Healthcare providers can now be liable for knowingly and improperly avoiding or decreasing an obligation to pay money or property to the government. This includes the retention of any government overpayment. The government can argue, therefore, that a FCA violation can occur without any affirmative fraudulent action or statement, as long as it is knowingly improper. The ACA supplements FERA by imposing an affirmative obligation on healthcare providers to return an overpayment to CMS within 60 days of “identification” or the date any corresponding cost report is due, whichever is later. On August 3, 2015, the U.S. District Court for the Southern District of New York held that the 60 day clock following “identification” of an overpayment begins to run when a provider is put on notice of a potential overpayment, rather than the moment when an overpayment is conclusively ascertained. On February 12, 2016, CMS published a final rule with respect to Medicare Parts A and B clarifying that providers have an obligation to proactively exercise “reasonable diligence,” and that the 60 day clock begins to run after the reasonable diligence period has concluded, which may take at most 6 months from the from receipt of credible information, absent extraordinary circumstances. Retention of any overpayment beyond this period may result in FCA liability. In addition, FERA extended protections against retaliation for whistleblowers, including protections not only for employees, but also contractors and agents. Thus, there is no need for an employment relationship in order to qualify for protection against retaliation for whistleblowing.

We are also required to comply with state and federal laws governing the transmission, privacy and security of health information. HIPAA requires us to comply with certain standards for the use of individually identifiable health information within our company, and the disclosure and electronic transmission of such information to third parties, such as payors, business associates and patients. These include standards for common electronic healthcare transactions and information, such as claim submission, plan eligibility determination, payment information submission and the use of electronic signatures; unique identifiers for providers, employers and health plans; and the security and privacy of individually identifiable health information. In addition, some states have enacted comparable or, in some cases, more stringent privacy and security laws. If we fail to comply with these state and federal laws, we could be subject to criminal penalties and civil sanctions and be forced to modify our policies and procedures.

On January 25, 2013, HHS promulgated new HIPAA privacy, security, and enforcement regulations, which increase significantly the penalties and enforcement practices of the Department regarding HIPAA violations. In addition, any breach of individually identifiable health information can result in obligations under HIPAA and state laws to notify patients, federal and state agencies, and in some cases media outlets, regarding the breach incident. Breach incidents and violations of HIPAA or state privacy and security laws could subject us to significant penalties, and could have a significant impact on our business.

Our failure to obtain or renew required regulatory approvals or licenses or to comply with applicable regulatory requirements, the suspension or revocation of our licenses or our disqualification from participation in federal and state reimbursement programs, or the imposition of other harsh enforcement sanctions could increase our cost of doing business and expose us to potential sanctions. Furthermore, if we were to lose licenses or certifications for any of our affiliated operations as a result of regulatory action or otherwise, we could be deemed to be in default under some of our agreements, including agreements governing outstanding indebtedness and lease obligations.

Increased civil and criminal enforcement efforts of government agencies against home health and hospice agencies and senior living communities could harm our business, and could preclude us from participating in federal healthcare programs.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies. The focus of these investigations includes, among other things:

•	cost reporting and billing practices;

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•	quality of care;

•	financial relationships with referral sources; and

•	medical necessity of services provided.

If any of our affiliated operations is decertified or loses its licenses, our revenue, financial condition or results of operations would be adversely affected. In addition, the report of such issues at any of our affiliated operations could harm our reputation for quality care and lead to a reduction in the patient referrals of our operating subsidiaries and ultimately a reduction in census at these operations. Also, responding to enforcement efforts would divert material time, resources and attention from our management team and our staff, and could have a materially detrimental impact on our results of operations during and after any such investigation or proceedings, regardless of whether we prevail on the underlying claim.

Federal law provides that practitioners, providers and related persons may not participate in most federal healthcare programs, including the Medicaid and Medicare programs, if the individual or entity has been convicted of a criminal offense related to the delivery of a product or service under these programs or if the individual or entity has been convicted under state or federal law of a criminal offense relating to neglect or abuse of patients in connection with the delivery of a healthcare product or service. Other individuals or entities may be, but are not required to be, excluded from such programs under certain circumstances, including, but not limited to, the following:

•	medical necessity of services provided;

•	conviction related to fraud;

•	conviction relating to obstruction of an investigation;

•	conviction relating to a controlled substance;

•	licensure revocation or suspension;

•	exclusion or suspension from state or other federal healthcare programs;

•	filing claims for excessive charges or unnecessary services or failure to furnish medically necessary services;

•

ownership or control of an entity by an individual who has been excluded from the Medicaid or Medicare programs, against whom a civil monetary penalty related to the Medicaid or Medicare programs has been assessed or who has been convicted of a criminal offense under federal healthcare programs; and

•

the transfer of ownership or control interest in an entity to an immediate family or household member in anticipation of, or following, a conviction, assessment or exclusion from the Medicare or Medicaid programs.

The OIG, among other priorities, is responsible for identifying and eliminating fraud, abuse and waste in certain federal healthcare programs. The OIG has implemented a nationwide program of audits, inspections and investigations and from time to time issues “fraud alerts” to segments of the healthcare industry on particular practices that are vulnerable to abuse. The fraud alerts inform healthcare providers of potentially abusive practices or transactions that are subject to criminal activity and reportable to the OIG. An increasing level of resources has been devoted to the investigation of allegations of fraud and abuse in the Medicaid and Medicare programs, and federal and state regulatory authorities are taking an increasingly strict view of the requirements imposed on healthcare providers by the Social Security Act and Medicaid and Medicare programs. Although we have created a corporate compliance program that we believe is consistent with the OIG guidelines, the OIG may modify its guidelines or interpret its guidelines in a manner inconsistent with our interpretation or the OIG may ultimately determine that our corporate compliance program is insufficient.

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In some circumstances, if one operation is convicted of abusive or fraudulent behavior, then other operations under common control or ownership may be decertified from participating in Medicaid or Medicare programs. Federal regulations prohibit any corporation or operation from participating in federal contracts if it or its principals have been barred, suspended or declared ineligible from participating in federal contracts. In addition, some state regulations provide that all operations under common control or ownership licensed within a state may be de-licensed if one or more of the operations are de-licensed. If any of our operating subsidiaries were decertified or excluded from participating in Medicaid or Medicare programs, our revenue would be adversely affected.

The OIG or other regulatory authorities may choose to more closely scrutinize billing practices in areas where we operate or propose to expand, which could result in an increase in regulatory monitoring and oversight, decreased reimbursement rates, or otherwise adversely affect our business, financial condition and results of operations.

In March 2016, the OIG released a report entitled “Hospices Inappropriately Billed Medicare Over $250 Million for General Inpatient Care.” The report analyzed the results of a medical record review of 2012 hospice general inpatient care stays to estimate the percentage of such stays that were billed inappropriately, and found that hospices billed one-third of general inpatient stays inappropriately, costing Medicare $268 million in 2012. Consequently, the OIG recommended, and CMS concurred with such recommendations, that CMS (1) increase its oversight of hospice general inpatient stay claims and review Part D payments for drugs for hospice beneficiaries; (2) ensure that a physician is involved in the decision to use general inpatient care; (3) conduct prepayment reviews for lengthy general inpatient care stays; (4) increase surveyor efforts to ensure that hospices meet care planning requirements; (5) establish additional enforcement remedies for poor hospice performance; and (6) follow up on inappropriate general inpatient care stays.

In January 2015, the OIG released a report entitled “Medicare Hospices Have Financial Incentives to Provide Care in Assisted Living Facilities.” The report analyzed all Medicare hospices claims from 2007 through 2012, and raised concerns about the financial incentives created by the current payment system and the potential for hospices-especially for-profit hospices-to target beneficiaries in senior living facilities because they may offer the hospices the greatest financial gain. Accordingly, the report recommended that CMS reform payments to reduce the incentive for hospices to target beneficiaries with certain diagnoses and those likely to have long stays, target certain hospices for review, develop and adopt claims-based measures of quality, make hospice data publicly available for the beneficiaries, and provide additional information to hospices to educate them about how they compare to their peers. CMS concurred with all five recommendations.

In August 2012, the OIG released a report entitled “Inappropriate and Questionable Billing for Medicare Home Health Agencies.” The report analyzed data from home health, inpatient hospital, and skilled nursing facilities claims from 2010 to identify inappropriate home health payments. The report found that in 2010, Medicare made overpayments largely in connection with three specific errors: overlapping with claims for inpatient hospital stays, overlapping with claims for skilled nursing facility stays, or billing for services on dates after beneficiaries’ deaths. The report also concluded that home health agencies with questionable billing were located mostly in Texas, Florida, California, and Michigan. The report recommended that CMS implement claims processing edits or improve existing edits to prevent inappropriate payments for the three specific errors referenced above, increase monitoring of billing for home health services, enforce and consider lowering the ten percent cap on the total outlier payments a home health agency may receive annually, consider imposing a temporary moratorium on new home health agency enrollments in Florida and Texas, and take appropriate action regarding the inappropriate payments identified and home health agencies with questionable billing. CMS concurred with all five recommendations.

Moratoria were subsequently put in place effective January 29, 2016, extended on July 29, 2016, again on January 9, 2017, again on July 28, 2017 and then again on January 29, 2018. These moratoria on enrollment of new home health agencies were extended in states or various counties in Florida, Michigan, Texas, Illinois,

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Pennsylvania and New Jersey. Effective February 1, 2019, all moratoria have been lifted, and there are no active Medicare provider enrollment moratoria in the United States.

Additionally, following recommendations made by the OIG in an April 2014 report entitled “Limited Compliance with Medicare’s Home Health Face-to-Face Documentation Requirements,” CMS committed to implement a plan for oversight of home health agencies through Supplemental Medical Review Contractor audits of every home health agency in the country. In addition, in many of its recent OIG Work Plans, it indicated that it will review compliance with various aspects which impact reimbursement to home health or hospice providers, including the documentation in support of the claims paid by Medicare. The recent OIG Work Plans provides that the OIG will review documentation to determine if it meets the requirements for certain billing documentation related to Medicare payments for hospice and home health services to ensure they were made in accordance with Medicare requirements.

Efforts by officials and others to make or advocate for any increase in regulatory monitoring and oversight, reduce payment rates, revise methodologies for assessing and treating patients, conduct more frequent or intense reviews of our treatment and billing practices, or implement moratoria in areas where we operate or propose to expand, could reduce our reimbursement, increase our costs of doing business and otherwise adversely affect our business, financial condition and results of operations.

State efforts to regulate or deregulate the healthcare services industry or the construction or expansion of the number of home health, hospice or senior living operations could impair our ability to expand, or result in increased competition.

Some states require healthcare providers, including home health, hospice, and senior living operators to obtain prior approval, known as a certificate of need, for:

•	the purchase, construction or expansion of home health, hospice, or senior living operations;

•	capital expenditures exceeding a prescribed amount; and

•	changes in services or unit capacity.

In addition, other states that do not require certificates of need have effectively barred the expansion of existing operations and the establishment of new ones by placing partial or complete moratoria on the number of new providers they will certify in certain areas or in the entire state. Other states have established such stringent development standards and approval procedures for constructing new healthcare communities that the construction of new facilities, or the expansion or renovation of existing communities, may become cost-prohibitive or extremely time-consuming.

Our ability to acquire or establish new home health, hospice or senior living operations or expand or provide new services at existing operations would be adversely affected if we are unable to obtain the necessary approvals, if there are changes in the standards applicable to those approvals, or if we experience delays and increased expenses associated with obtaining those approvals. We may not be able to obtain licensure, certificate of need approval, Medicare or Medicaid certification, Attorney General approval or other necessary approvals for future expansion projects.

Conversely, and specific to the highly competitive industry of senior living, the elimination or reduction of state regulations that limit the construction, expansion or renovation of new or existing communities could result in increased competition to us. In general, regulatory and other barriers to entry into the senior living industry are not prohibitive. Over the last several years there has been a significant increase in the construction of new senior living communities, including in many of the states where we provide services. This new construction has resulted in increased competition in many of our markets. Such new competition may limit our ability to attract new residents, raise rents or otherwise expand our senior living business, which could have a material adverse effect on our revenues, results of operations and cash flow.

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Pursuant to 17 C.F.R. Section 200.83

Changes in federal and state employment-related laws and regulations could increase our cost of doing business.

Our operating subsidiaries are subject to a variety of federal and state employment-related laws and regulations, including, but not limited to, the U.S. Fair Labor Standards Act which governs such matters as minimum wages, overtime and other working conditions, the Americans with Disabilities Act (the “ADA”) and similar state laws that provide civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, the National Labor Relations Act, regulations of the Equal Employment Opportunity Commission, regulations of the Office of Civil Rights, regulations of state Attorneys General, family leave mandates and a variety of similar laws enacted by the federal and state governments that govern these and other employment law matters. Because labor represents such a large portion of our operating costs, changes in federal and state employment-related laws and regulations could increase our cost of doing business.

The compliance costs associated with these laws and evolving regulations could be substantial. For example, all of our affiliated operations are required to comply with the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial properties,” but generally requires that buildings be made accessible to people with disabilities. Compliance with ADA requirements could require removal of access barriers and non-compliance could result in imposition of government fines or an award of damages to private litigants. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons. In addition, federal proposals to introduce a system of mandated health insurance and flexible work time and other similar initiatives could, if implemented, adversely affect our operations. We also may be subject to employee-related claims such as wrongful discharge, discrimination or violation of equal employment law. While we are insured for these types of claims, we could experience damages that are not covered by our insurance policies or that exceed our insurance limits, and we may be required to pay such damages directly, which would negatively impact our cash flow from operations.

Required regulatory approvals could delay or prohibit transfers of our healthcare operations, which could result in periods in which we are unable to receive reimbursement for such properties.

The operations of our operating subsidiaries must be licensed under applicable state law and, depending upon the type of operation, certified or approved as providers under the Medicare and/or Medicaid programs. In the process of acquiring or transferring operating assets, including in connection with the spin-off, our operations must receive change of ownership approvals from state licensing agencies, Medicare and Medicaid as well as third party payors. If there are any delays in receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability to receive such approvals, such delays could result in delayed or lost reimbursement related to periods of service prior to the receipt of such approvals.

Compliance with federal and state fair housing, fire, safety and other regulations may require us to make unanticipated expenditures, which could be costly to us.

We must comply with the federal Fair Housing Act and similar state laws, which prohibit us from discriminating against individuals if it would cause such individuals to face barriers in gaining residency in any of our affiliated communities. Additionally, the Fair Housing Act and other similar state laws require that we advertise our services in such a way that we promote diversity and not limit it. We may be required, among other things, to change our marketing techniques to comply with these requirements.

In addition, we are required to operate our affiliated communities in compliance with applicable fire and safety regulations, building codes and other land use regulations and food licensing or certification requirements as they may be adopted by governmental agencies and bodies from time to time. Surveys occur on a regular (often annual or biannual) schedule, and special surveys may result from a specific complaint filed by a patient, a family member or one of our competitors. We may be required to make substantial capital expenditures to comply with these requirements.

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Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

We depend largely upon reimbursement from Medicare, Medicaid, and other third-party payors, and our revenue, financial condition and results of operations could be negatively impacted by any changes in the acuity mix of patients in our affiliated operations as well as payor mix and payment methodologies.

Our revenue is determined in part by the acuity of home health and hospice patients and senior living residents. Changes in the acuity level of patients we attract, as well as our payor mix among Medicaid, Medicare, private payors and managed care companies, significantly affect our profitability because we generally receive higher reimbursement rates for high acuity patients and because the payors reimburse us at different rates. For the year ended December 31, 2017, 50.5% of our revenue was provided by government payors that reimburse us at predetermined rates. If our labor or other operating costs increase, we will be unable to recover such increased costs from government payors. Accordingly, if we fail to maintain our proportion of high acuity patients or if there is any significant increase in the percentage of the patients of our operating subsidiaries for whom we receive Medicaid reimbursement, our results of operations may be adversely affected.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs may adversely affect our business. Among other initiatives, these payors attempt to control healthcare costs by contracting with healthcare providers to obtain services on a discounted basis. We believe that this trend will continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments were to reduce the amounts they pay for services, we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

Compliance with state and federal employment, immigration, licensing and other laws could increase our cost of doing business.

Our operating subsidiaries have hired personnel, including nurses and therapists, from outside the United States. If immigration laws are changed, or if new and more restrictive government regulations proposed by the Department of Homeland Security are enacted, our access to qualified and skilled personnel may be limited.

Our subsidiaries operate in at least one state that requires them to verify employment eligibility using procedures and standards that exceed those required under federal Form I-9 and the statutes and regulations related thereto. Proposed federal regulations would extend similar requirements to all of the states in which our affiliated operations operate. To the extent that such proposed regulations or similar measures become effective, and our subsidiaries are required by state or federal authorities to verify work authorization or legal residence for current and prospective employees beyond existing Form I-9 requirements and other statutes and regulations currently in effect, it may make it more difficult for our subsidiaries to recruit, hire and/or retain qualified employees, may increase our risk of non-compliance with state and federal employment, immigration, licensing and other laws and regulations and could increase our cost of doing business.

We are subject to litigation that could result in significant legal costs and large settlement amounts or damage awards.

Our business involves a significant risk of liability given the age and health of the patients and residents of our operating subsidiaries and the services we provide. We and others in our industry are subject to a large and increasing number of claims and lawsuits, including professional liability claims, alleging that our services have resulted in personal injury, elder abuse, wrongful death or other related claims. The defense of these lawsuits has in the past, and may in the future, result in significant legal costs, regardless of the outcome, and can result in large settlement amounts or damage awards. Plaintiffs tend to sue every healthcare provider who may have been involved in the patient’s care and, accordingly, we respond to multiple lawsuits and claims every year.

In addition, plaintiffs’ attorneys have become increasingly more aggressive in their pursuit of claims against healthcare providers, including home health, hospice and senior living providers, and have employed a

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Pursuant to 17 C.F.R. Section 200.83

wide variety of advertising and publicity strategies. Among other things, these strategies include establishing their own Internet websites, paying for premium advertising space on other websites, paying Internet search engines to optimize their plaintiff solicitation advertising so that it appears in advantageous positions on Internet search results, using newspaper, magazine and television ads targeted at customers of the healthcare industry generally, as well as at customers of large for-profit providers such as us. These advertising and solicitation activities could result in more claims and litigation, which could increase our liability exposure and legal expenses, divert the time and attention of the personnel from day-to-day business operations, and materially and adversely affect our financial condition and results of operations. Furthermore, to the extent the frequency and/or severity of losses from such claims and suits increases, our liability insurance premiums could increase and/or available insurance coverage levels could decline, which could materially and adversely affect our financial condition and results of operations.

Healthcare litigation (including class action litigation) is common and is filed based upon a wide variety of claims and theories, and we are routinely subjected to varying types of claims. Future claims could be brought that may materially affect our business, financial condition and results of operations. Other claims and suits, including class actions, could be filed against us and other companies in our industry. For example, there has been an increase in the number of wage and hour class action claims filed in several of the jurisdictions where we are present. Allegations typically include claimed failures to permit or properly compensate for meal and rest periods, or failure to pay for time worked. If there were a significant increase in the number of these claims or an increase in amounts owing should plaintiffs be successful in their prosecution of these claims, this could have a material adverse effect to our business, financial condition, results of operations and cash flows. In addition, we contract with a variety of landlords, lenders, vendors, suppliers, consultants and other individuals and businesses. These contracts typically contain covenants and default provisions. If the other party to one or more of our contracts were to allege that we have violated the contract terms, we could be subject to civil liabilities which could have a material adverse effect on our financial condition and results of operations.

Were litigation to be instituted against one or more of our subsidiaries, a successful plaintiff might attempt to hold us or another subsidiary liable for the alleged wrongdoing of the subsidiary principally targeted by the litigation. If a court in such litigation decided to disregard the corporate form, the resulting judgment could increase our liability and adversely affect our financial condition and results of operations.

As our operating subsidiaries were previously affiliated with Ensign, we are subject to Ensign’s Corporate Integrity Agreement with the United States Department of Justice, which could adversely affect our operations and financial condition.

In October 2013, Ensign entered into a settlement agreement with the Department of Justice pertaining to an investigation of certain of its skilled nursing operating subsidiaries. In connection with the settlement and effective as of October 1, 2013, Ensign entered into a five-year corporate integrity agreement (the “CIA”) with the Office of Inspector General-HHS. We maintain a robust compliance program, which is in accord with the OIG’s guidance related to an effective compliance program, and is designed to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other federal healthcare programs. We are also required to notify the Office of Inspector General-HHS in writing, of, among other things: (i) any ongoing government investigation or legal proceeding involving an allegation that we have committed a crime or have engaged in fraudulent activities; (ii) any other matter that a reasonable person would consider a probable violation of applicable criminal, civil, or administrative laws related to compliance with federal healthcare programs; and (iii) any change in location, sale, closing, purchase, or establishment of a new business unit or location related to items or services that may be reimbursed by federal healthcare programs.

Our participation in federal healthcare programs is not currently affected by the settlement agreement or the CIA. In the event of an uncured material breach of the CIA, we could be excluded from participation in federal healthcare programs and/or subject to prosecution. We expect to be bound by the terms and conditions of the CIA until such time as we and/or Ensign is released.

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Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

If any additional litigation or government enforcement actions were to proceed in the future, and we are subjected to, alleged to be liable for, or agree to a settlement of, claims or obligations under federal Medicare statutes, the FCA, or similar state and federal statutes and related regulations, our business, financial condition and results of operations and cash flows could be materially and adversely affected and our stock price could be adversely impacted. Among other things, any settlement or litigation could involve the payment of substantial sums to settle any alleged civil violations, and may also include our assumption of specific procedural and financial obligations going forward under a corporate integrity agreement and/or other arrangement with the government.

We conduct regular internal investigations into the care delivery, recordkeeping and billing processes of our operating subsidiaries. These reviews sometimes detect instances of noncompliance which we attempt to correct, which can decrease our revenue.

As an operator of healthcare operations, we have a program to help us comply with various requirements of federal and private healthcare programs. Our compliance program includes, among other things, (1) policies and procedures modeled after applicable laws, regulations, government manuals and industry practices and customs that govern the clinical, reimbursement and operational aspects of our subsidiaries, (2) training about our compliance process for all of the employees of our operating subsidiaries, our directors and officers, and training about Medicare and Medicaid laws, fraud and abuse prevention, clinical standards and practices, and claim submission and reimbursement policies and procedures for appropriate employees, and (3) internal controls that monitor, for example, the accuracy of claims, reimbursement submissions, cost reports and source documents, provision of patient care, services, and supplies as required by applicable standards and laws, accuracy of clinical assessment and treatment documentation, and implementation of judicial and regulatory requirements (i.e., background checks, licensing and training).

From time to time our systems and controls highlight potential compliance issues, which we investigate as they arise. Historically, we have, and would continue to do so in the future, initiated internal inquiries into possible recordkeeping and related irregularities. Through these internal inquiries, we have identified potential deficiencies in the assessment of and recordkeeping for small subsets of patients. We have also identified and, at the conclusion of such investigations, assisted in implementing, targeted improvements in the assessment and recordkeeping practices to make them consistent with the existing standards and policies. We continue to monitor the measures implemented for effectiveness, and perform follow-up reviews to ensure compliance. Consistent with healthcare industry accounting practices, we record any charge for refunded payments against revenue in the period in which the claim adjustment becomes known.

If additional reviews result in identification and quantification of additional amounts to be refunded, we would accrue additional liabilities for claim costs and interest, and repay any amounts due in normal course. Furthermore, failure to refund overpayments within required time frames (as described in greater detail above) could result in FCA liability. If future investigations ultimately result in findings of significant billing and reimbursement noncompliance which could require us to record significant additional provisions or remit payments, our business, financial condition and results of operations could be materially and adversely affected and our stock price could decline.

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Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

We may be unable to complete future acquisitions at attractive prices or at all, which may adversely affect our revenue; we may also elect to dispose of underperforming or non-strategic operating subsidiaries, which would also decrease our revenue.

To date, our revenue growth has been significantly impacted by our acquisition of new operations. Subject to general market conditions and the availability of essential resources and leadership within our company, we continue to seek both home health, hospice and senior living acquisition opportunities that are consistent with our geographic, financial and operating objectives.

We face competition for the acquisition of operations and businesses and expect this competition to increase. Based upon factors such as our ability to identify suitable acquisition candidates, the purchase price of the operations, prevailing market conditions, the availability of leadership to manage new operations and our own willingness to take on new operations, the rate at which we have historically acquired home health, hospice and senior living operations has fluctuated significantly. In the future, we anticipate the rate at which we may acquire these operations will continue to fluctuate, which may affect our revenue.

We have also historically acquired a few operations, either because they were included in larger, indivisible groups of operations or under other circumstances, which were or have proven to be non-strategic or less desirable, and we may consider disposing of such operations or exchanging them for operations which are more desirable. To the extent we dispose of such an operation without simultaneously acquiring an operation in exchange, our revenues might decrease.

We may not be able to successfully integrate acquired operations, and we may not achieve the benefits we expect from our acquisitions.

We may not be able to successfully or efficiently integrate new acquisitions with our existing operating subsidiaries, culture and systems. The process of integrating acquisitions into our existing operations may result in unforeseen operating difficulties, divert management’s attention from existing operations, or require an unexpected commitment of staff and financial resources, and may ultimately be unsuccessful. Existing operations available for acquisition frequently serve or target different markets than those that we currently serve. We also may determine that renovations of acquired operations and changes in staff and operating management personnel are necessary to successfully integrate those acquisitions into our existing operations. We may not be able to recover the costs incurred to reposition or renovate newly operating subsidiaries. The financial benefits we expect to realize from many of our acquisitions are largely dependent upon our ability to improve clinical performance, overcome regulatory deficiencies, rehabilitate or improve the reputation of the operations in the community, increase and maintain census, control costs, and in some cases change the patient acuity mix. If we are unable to accomplish any of these objectives at the operating subsidiaries we acquire, we will not realize the anticipated benefits and we may experience lower than anticipated profits, or even losses.

During the year ended December 31, 2017, we expanded our operations through a number of acquisitions, with the addition of seven stand-alone senior living operations, three home health agencies, three hospice agencies and one home care agency. This growth has placed and will continue to place significant demands on our current management resources. Our ability to manage our growth effectively and to successfully integrate new acquisitions into our existing business will require us to continue to expand our operational, financial and management information systems and to continue to retain, attract, train, motivate and manage key employees, including facility-level leaders and our local directors of nursing. We may not be successful in attracting qualified individuals necessary for future acquisitions to be successful, and our management team may expend significant time and energy working to attract qualified personnel to manage operations we may acquire in the future. Also, the newly acquired operations may require us to spend significant time improving services that have historically been substandard, and if we are unable to improve such operations quickly enough, we may be subject to litigation and/or loss of licensure or certification. If we are not able to successfully overcome these and other integration challenges, we may not achieve the benefits we expect from any of our acquisitions, and our business may suffer.

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Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

In undertaking acquisitions, we may be adversely impacted by costs, liabilities and regulatory issues that may adversely affect our operations.

In undertaking acquisitions, we also may be adversely impacted by unforeseen liabilities attributable to the prior providers who operated the acquired operations, against whom we may have little or no recourse. Many operations we have historically acquired were underperforming financially and had clinical and regulatory issues prior to and at the time of acquisition. Even where we have improved operating subsidiaries and patient care at affiliated operations that we have acquired, we still may face post-acquisition regulatory issues related to pre-acquisition events. These may include, without limitation, payment recoupment related to our predecessors’ prior noncompliance, the imposition of fines, penalties, operational restrictions or special regulatory status. Further, we may incur post-acquisition compliance risk due to the difficulty or impossibility of immediately or quickly bringing non-compliant operations into full compliance. Diligence materials pertaining to acquisition targets, especially the underperforming operations that often represent the greatest opportunity for return, are often inadequate, inaccurate or impossible to obtain, sometimes requiring us to make acquisition decisions with incomplete information. Despite our due diligence procedures, operations that we have acquired or may acquire in the future may generate unexpectedly low returns, may cause us to incur substantial losses, may require unexpected levels of management time, expenditures or other resources, or may otherwise not meet a risk profile that our investors find acceptable. For example, in April 2010, one of our affiliated operating subsidiaries acquired a home health agency that had a history of intermittent noncompliance. Although the agency rapidly improved its compliance after acquisition, the review continued for a significant period of time and resulted in the expenditure of significant agency resources. The affiliated operation has successfully graduated from the targeted medical review and has developed a reputation for quality clinical care.

In addition, we might encounter unanticipated difficulties and expenditures relating to any of the acquired operations, including contingent liabilities. When we acquire an operation we generally assume its existing Medicare provider number for purposes of billing Medicare for services. If CMS later determines that the prior operator had received overpayments from Medicare for the period of time during which it operated, or had incurred fines in connection with service provided prior to our acquisition of the operation, CMS could hold us liable for repayment of the overpayments or fines. For example, one of our operating subsidiaries acquired a home health agency that had a history of intermittent noncompliance. In October 2012, a ZPIC reopened claims at the agency for home health services provided prior to our period of ownership. In March 2014, the ZPIC completed its review and notified the agency of its findings, including a finding that the agency would be required to repay a significant amount of its Medicare reimbursement. While in this instance our operating subsidiary was indemnified for its losses by the prior operator, in future situations where the prior operator is defunct or otherwise unable to reimburse us, we may be unable to recover these funds. We may be unable to improve every operation that we acquire. In addition, these operations may divert management time and attention from other operations and priorities, negatively impact cash flows, result in adverse or unanticipated accounting charges, or otherwise damage other areas of our company if they are not timely and adequately improved.

We also incur regulatory risk in acquiring certain operations due to the licensing, certification and other regulatory requirements affecting our right to operate the acquired operations. For example, in order to acquire operations on a predictable schedule, or to acquire declining operations quickly to prevent further pre-acquisition declines, we frequently acquire such operations prior to receiving license approval or provider certification. We operate as the interim manager for the outgoing licensee, assuming financial responsibility, among other obligations, for the operation. To the extent that we may be unable or delayed in obtaining a license, we may need to operate under a management agreement with the prior operator. Any inability in obtaining consent from the prior operator of a target acquisition to utilizing its license in this manner could impact our ability to acquire additional operations. If we were subsequently denied licensure or certification for any reason, we might not realize the expected benefits of the acquisition and would likely incur unanticipated costs and other challenges which could cause our business to suffer.

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Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Termination of our residency agreements and the resulting vacancies in our affiliated senior living operations could cause revenue at our affiliated operations to decline.

Most state regulations governing senior living communities require written residency agreements with each resident. Several of these regulations also require that each resident have the right to terminate the residency agreement for any reason and without prior notice. Consistent with these regulations, all of our senior living resident agreements allow residents to terminate their agreements upon thirty days’ notice. Residents terminate their agreements from time to time for a variety of reasons, causing some fluctuations in our overall census as residents are admitted and discharged in normal course. If an unusual number of residents elected to terminate their agreements within a short time, census levels at our affiliated operations could decline. As a result, units may be unoccupied for a period of time, which would have a negative impact on our revenue, financial condition and results of operations.

We face significant competition from other healthcare providers and may not be successful in attracting patients and residents to our affiliated operations.

The home health, hospice and senior living industries are highly competitive, and we expect that these industries may become increasingly competitive in the future. Increased competition could limit our ability to attract and retain patients, attract and retain skilled personnel, maintain or increase private pay and managed care rates or expand our business.

We may not be successful in attracting patients to our operating subsidiaries, particularly Medicare, managed care, and private pay patients who generally come to us at higher reimbursement rates. Some of our competitors have greater financial and other resources than us, may have greater brand recognition and may be more established in their respective communities than we are. Competing companies may also offer newer communities or different programs or services than we do and may thereby attract current or potential patients. Other competitors may have lower expenses or other competitive advantages, and, therefore, present significant price competition for managed care and private pay patients. In addition, some of our competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are available to us.

If we do not achieve and maintain competitive quality of care or if the frequency of CMS surveys and enforcement sanctions increases, our business may be negatively affected.

Providing quality patient care is the cornerstone of our business. We believe that hospitals, physicians and other referral sources refer patients to us in large part because of our reputation for delivering quality care. Clinical quality is becoming increasingly important within our industry. Effective October 2012, Medicare began to impose a financial penalty upon hospitals that have excessive rates of patient readmissions within 30 days from hospital discharge. We believe this regulation provides a competitive advantage to home health providers who can differentiate themselves based upon quality, particularly by achieving low patient acute care hospitalization readmission rates and by implementing disease management programs designed to be responsive to the needs of patients served by referring hospitals. We are focused intently upon improving our patient outcomes, particularly our patient acute care hospitalization readmission rates. If we should fail to attain our goals regarding acute care hospitalization readmission rates and other quality metrics, we expect our ability to generate referrals would be adversely impacted, which could have a material adverse effect upon our business and combined financial condition, results of operations and cash flows.

Medicare has established consumer-facing websites, Home Health Compare and Hospice Compare that present data regarding our performance on certain quality measures compared to state and national averages. If we should fail to achieve or exceed these averages, it may affect our ability to generate referrals, which could have a material adverse effect upon our business and combined financial condition, results of operations and cash flows.

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CMS has undertaken an initiative to increase Medicaid and Medicare survey and enforcement activities, to focus more survey and enforcement efforts on facilities with findings of condition level deficiencies or repeat violations of Medicaid and Medicare standards, and to require state agencies to use enforcement sanctions and remedies more promptly when substandard care or repeat violations are identified.

On July 17, 2015, CMS announced Home Health Star Ratings for home health agencies. All Medicare-certified home health agencies are potentially eligible to receive a Quality of Patient Care Star Rating. The Star rating includes assessments of quality of patient care based on Medicare claims data and patient experience of care. The Star rating may impact patient choice of home health agencies and reimbursement from home health agencies, as a higher Star rating indicates better patient care than a lower Star rating. A low Star rating may decrease the number of patients for Medicare reimbursement. On December 14, 2017, CMS announced that the influenza vaccination measure would be removed from consideration in the Quality of Patient Care Star Rating beginning with the April 2018 Home Health Compare refresh, reducing the number of quality measures used from nine to eight.

In addition, CMS announced proposals to adopt new standards that home health agencies must comply with in order to participate in the Medicare program, including the strengthening of patient rights and communication requirements that focus on patient well-being.

If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, our business may be adversely affected.

It may become more difficult and costly for us to obtain coverage for patient care liabilities and other risks, including property and casualty insurance. For example, the following circumstances may adversely affect our ability to obtain insurance at favorable rates:

•	we experience higher-than-expected professional liability, property and casualty, or other types of claims or losses;

•	we receive survey deficiencies or citations of higher-than-normal scope or severity;

•	we acquire especially troubled operations that present unattractive risks to current or prospective insurers;

•	insurers tighten underwriting standards applicable to us or our industry; or

•	insurers or reinsurers are unable or unwilling to insure us or the industry at historical premiums and coverage levels.

If any of these potential circumstances were to occur, our insurance carriers may require us to pay substantially higher premiums for the same or reduced coverage for insurance, including workers compensation, property and casualty, automobile, employment practices liability, directors and officers liability, employee healthcare and general and professional liability coverages.

In some states, the law prohibits or limits insurance coverage for the risk of punitive damages arising from professional liability and general liability claims or litigation. Coverage for punitive damages is also excluded under some insurance policies. As a result, we may be liable for punitive damage awards in these states that either are not covered or are in excess of our insurance policy limits. Claims against us, regardless of their merit or eventual outcome, also could inhibit our ability to attract patients or expand our business, and could require our management to devote time to matters unrelated to the day-to-day operation of our business.

With few exceptions, workers’ compensation and employee health insurance costs have also increased markedly in recent years. To partially offset these increases, our insurance deductibles in connection with general and professional liability and auto claims also increased. We also have implemented a self-insurance program for

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workers compensation in all states, except Washington and Texas, and elected non-subscriber status for workers’ compensation in Texas. In Washington, the insurance coverage is financed through premiums paid by the employers and employees. If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, or if the coverage levels we can economically obtain decline, our business may be adversely affected.

The actions of a national labor union that has pursued a negative publicity campaign criticizing our business in the past or unionization of our workers may adversely affect our revenue and our profitability.

We maintain our right to inform the employees of our operating subsidiaries about our views of the potential impact of unionization upon the workplace generally and upon individual employees. With one exception, to our knowledge the staffs at our affiliated operations that have been approached to unionize have uniformly rejected union organizing efforts. If employees decide to unionize, our cost of doing business could increase, and we could experience contract delays, difficulty in adapting to a changing regulatory and economic environment, cultural conflicts between unionized and non-unionized employees, strikes and work stoppages, and we may conclude that affected operations would be uneconomical to continue operating.

Because we lease all of our affiliated senior living communities, we could experience risks associated with leased property, including risks relating to lease termination, lease extensions and special charges, which could adversely affect our business, financial position or results of operations.

As of December 31, 2017, we leased all of our senior living communities and administrative offices. Most of our leases are triple-net leases, which means that, in addition to rent, we are required to pay for the costs related to the property (including property taxes, insurance, and maintenance and repair costs). We are responsible for paying these costs notwithstanding the fact that some of the benefits associated with paying these costs accrue to the landlords as owners of the associated facilities.

Specifically, as of December 31, 2017, our operating subsidiaries leased 24 operations from subsidiaries of Ensign pursuant to certain “triple-net” lease agreements between our operating subsidiaries and subsidiaries of Ensign for the lease of certain senior living properties, which we anticipate will be amended, restated or replaced in connection with the spin-off. The Ensign Leases are generally for terms of 15 years. Twelve of our affiliated senior living communities, excluding those operated under the Ensign Leases, are operated under two separate master lease arrangements. Under these master leases, a breach at a single community could subject one or more of the other communities covered by the same master lease to the same default risk. Failure to comply with provider requirements is a default under several of the leases and master lease agreements. In addition, other potential defaults related to an individual community may cause a default of an entire master lease portfolio and could trigger cross-default provisions in our outstanding debt arrangements and other leases. With an indivisible lease, it is difficult to restructure the composition of the portfolio or economic terms of the lease without the consent of the landlord.

Each lease provides that the landlord may terminate the lease for a number of reasons, including, subject to applicable cure periods, the default in any payment of rent, taxes or other payment obligations or the breach of any other covenant or agreement in the lease. Any default under the Ensign Leases or the other master lease agreements could be declared an event of default under such agreements, which could result in an acceleration of our indebtedness and the potential loss of certain of our communities. Any such occurrence would have a material adverse effect on our business, financial condition, results of operations, cash flows and profitability. There can be no assurance that we will be able to comply with all of our obligations under the leases in the future.

A housing downturn could decrease demand for assisted living services.

Seniors often use the proceeds of home sales to fund their admission to assisted living facilities. A downturn in the housing markets could adversely affect seniors’ ability to afford our resident fees and entrance

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fees. If national or local housing markets enter a persistent decline, our occupancy rates, revenues, results of operations and cash flow could be negatively impacted.

If our referral sources fail to view us as an attractive provider, or if our referral sources otherwise refer fewer patients, our patient base may decrease.

We rely significantly on appropriate referrals from physicians, hospitals and other healthcare providers in the communities in which we deliver our services to attract appropriate residents and patients to our affiliated operations. Our referral sources are not obligated to refer business to us and may refer business to other healthcare providers. We believe many of our referral sources refer business to us as a result of the quality of our patient care and our efforts to establish and build a relationship with our referral sources. If we lose, or fail to maintain, existing relationships with our referral resources, fail to develop new relationships, or if we are perceived by our referral sources as not providing high quality patient care, our census and the quality of our patient mix could suffer. In addition, if any of our referral sources have a reduction in patients whom they can refer due to a decrease in their business, our census and the quality of our patient mix could suffer.

Our systems are subject to security breaches and other cyber-security incidents.

Our business is dependent on the proper functioning and availability of our computer systems and networks. While we have taken steps to protect the safety and security of our information systems and the patient health information and other data maintained within those systems, we cannot assure you that our safety and security measures and disaster recovery plan will prevent damage, interruption or breach of our information systems and operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect, we may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the security of our information systems. Unauthorized parties may attempt to gain access to our systems or operations, or those of third parties with whom we do business, through fraud or other forms of deceiving our employees or contractors.

On occasion, we have acquired additional information systems through our business acquisitions. We have upgraded and expanded our information system capabilities and have committed significant resources to maintain, protect, enhance existing systems and develop new systems to keep pace with continuing changes in technology, evolving industry and regulatory standards, and changing customer preferences.

We license certain third party software to support our operations and information systems. Our inability, or the inability of third party software providers, to continue to maintain and upgrade our information systems and software could disrupt or reduce the efficiency of our operations. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems also could disrupt or reduce the efficiency of our operations.

A cyber-security attack or other incident that bypasses our information systems security could cause a security breach which may lead to a material disruption to our information systems infrastructure or business and may involve a significant loss of business or patient health information. If a cyber-security attack or other unauthorized attempt to access our systems or operations were to be successful, it could result in the theft, destructions, loss, misappropriation or release of confidential information or intellectual property, and could cause operational or business delays that may materially impact our ability to provide various healthcare services. Any successful cyber-security attack or other unauthorized attempt to access our systems or operations also could result in negative publicity which could damage our reputation or brand with our patients, referral sources, payors or other third parties and could subject us to substantial penalties under HIPAA and other federal and state privacy laws, in addition to private litigation with those affected.

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Failure to maintain the security and functionality of our information systems and related software, or a failure to defend a cyber-security attack or other attempt to gain unauthorized access to our systems, operations or patient health information could expose us to a number of adverse consequences, the vast majority of which are not insurable, including but not limited to disruptions in our operations, regulatory and other civil and criminal penalties, fines, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the OIG or state attorneys general), fines, private litigation with those affected by the data breach, loss of customers, disputes with payors and increased operating expense, which either individually or in the aggregate could have a material adverse effect on our business, financial position, results of operations and liquidity.

Failure to generate sufficient cash flow to cover required payments or meet operating covenants under our long-term debt, including debt entered into in connection with the spin-off and long-term operating leases, could result in defaults under such agreements and cross-defaults under other debt or operating lease arrangements, which could harm our operating subsidiaries and cause us to lose facilities or experience foreclosures.

We have significant future operating lease obligations. We intend to continue financing our operations through long-term operating leases, mortgage financing and other types of financing, including borrowings under our lines of credit and future credit facilities we may obtain. We may not generate sufficient cash flow from operations to cover required interest, principal and lease payments.

Our ability to make payments of principal and interest on our indebtedness and to make lease payments on our operating leases depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our business, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt or to make lease payments on our operating leases, we may be required, among other things, to seek additional financing in the debt or equity markets, refinance or restructure all or a portion of our indebtedness, sell selected assets, reduce or delay planned capital expenditures or delay or abandon desirable acquisitions. Such measures might not be sufficient to enable us to service our debt or to make lease payments on our operating leases. The failure to make required payments on our debt or operating leases or the delay or abandonment of our planned growth strategy could result in an adverse effect on our future ability to generate revenue and sustain profitability. In addition, any such financing, refinancing or sale of assets might not be available on terms that are economically favorable to us, or at all.

Additionally, in connection with the spin-off, we expect to incur indebtedness, and we will be responsible for servicing our own indebtedness and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. Our financing arrangements may contain restrictions, covenants and events of default that, among other things, could limit our ability to respond to market conditions, provide for capital investment needs or take advantage of business opportunities by restricting our ability to incur or guarantee additional indebtedness or requiring us to offer to repurchase such indebtedness in the event of a change of control or a change of control triggering event; pay dividends or make distributions; make investments or acquisitions; sell, transfer or otherwise dispose of certain assets; create liens; consolidate or merge; enter into transactions with affiliates; and prepay and repurchase or redeem certain indebtedness. In addition, our financing costs may be higher than they were prior to the spin-off from Ensign.

We may need additional capital to finance our growth, and we may not be able to obtain it on terms acceptable to us, or at all, which may limit our ability to grow.

Our ability to maintain and enhance our operating subsidiaries and equipment in a suitable condition to meet regulatory standards, operate efficiently and remain competitive in our markets requires us to commit substantial resources to continued investment in our affiliated operations. We are sometimes more aggressive than our competitors in capital spending to address issues that arise in connection with aging and obsolete

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facilities and equipment. In addition, continued expansion of our business through the acquisition of existing facilities, expansion of our existing facilities and construction of new facilities may require additional capital, particularly if we were to accelerate our acquisition and expansion plans. Financing may not be available to us or may be available to us only on terms that are not favorable. In addition, some of our long-term leases restrict, among other things, our ability to incur additional debt. If we are unable to raise additional funds or obtain additional funds on terms acceptable to us, we may have to delay or abandon some or all of our growth strategies. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our stockholders would be diluted. Any newly issued equity securities may have rights, preferences or privileges senior to those of our common stock.

The condition of the financial markets, including volatility and deterioration in the capital and credit markets, could limit the availability of debt and equity financing sources to fund the capital and liquidity requirements of our business, as well as negatively impact or impair the value of our current portfolio of cash, cash equivalents and investments.

Financial markets experienced significant disruptions from 2008 through 2010. These disruptions impacted liquidity in the debt markets, making financing terms for borrowers less attractive and, in certain cases, significantly reducing the availability of certain types of debt financing. As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to borrowers.

Further, our cash, cash equivalents and investments are held in a variety of interest-bearing instruments. As a result of the uncertain domestic and global political, credit and financial market conditions, investments in these types of instruments pose risks arising from liquidity and credit concerns.

Though we anticipate that the cash amounts generated internally, together with amounts available under our future debt instruments, will be sufficient to implement our business plan for the foreseeable future, we may need additional capital if a substantial acquisition or other growth opportunity becomes available or if unexpected events occur or opportunities arise. We cannot assure you that additional capital will be available or available on terms favorable to us. If capital is not available, we may not be able to fund internal or external business expansion or respond to competitive pressures or other market conditions.

Delays in reimbursement may cause liquidity problems.

If we experience problems with our billing information systems or if issues arise with Medicare, Medicaid or other payors, we may encounter delays in our payment cycle. From time to time, we have experienced such delays as a result of government payors instituting planned reimbursement delays for budget balancing purposes or as a result of prepayment reviews.

In August 2016, CMS initiated its implementation of a three year Medicare pre-claim review demonstration for home health services provided to beneficiaries in the state of Illinois. As of December 10, 2018 this demonstration was set to expand to other states including Ohio, North Carolina, Florida and Texas; however, CMS suspended the program indefinitely, but can restart the demonstration in the announced states after providing 30 days’ notice. If the program were to restart, this process could result in increased administrative costs or delays in reimbursement for home health services in states subject to the demonstration. Our operating subsidiaries currently provide home health services in the state of Texas and would be impacted by the expansion of the demonstration in that state.

Compliance with the regulations of the Department of Housing and Urban Development may require us to make unanticipated expenditures which could increase our costs.

Seventeen of our affiliated senior living facilities are currently subject to regulatory agreements with HUD that give the Commissioner of HUD broad authority to require us to be replaced as the operator of those

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facilities in the event that the Commissioner determines there are operational deficiencies at such facilities under HUD regulations. Compliance with HUD’s requirements can often be difficult because these requirements are not always consistent with the requirements of other federal and state agencies. Appealing a failed inspection can be costly and time-consuming and, if we do not successfully remediate the failed inspection, we could be precluded from obtaining HUD financing in the future or we may encounter limitations or prohibitions on our operation of HUD-insured facilities.

Failure to comply with existing environmental laws could result in increased expenditures, litigation and potential loss to our business and in our asset value.

Our operating subsidiaries are subject to regulations under various federal, state and local environmental laws, primarily those relating to the handling, storage, transportation, treatment and disposal of medical waste; the identification and warning of the presence of asbestos-containing materials in buildings, as well as the encapsulation or removal of such materials; and the presence of other substances in the indoor environment.

Our affiliated operations generate infectious or other hazardous medical waste due to the illness or physical condition of the patients. Each of our affiliated operations has an agreement with a waste management company for the proper disposal of all infectious medical waste, but the use of a waste management company does not immunize us from alleged violations of such laws for operating subsidiaries for which we are responsible even if carried out by a third party, nor does it immunize us from third-party claims for the cost to cleanup disposal sites at which such wastes have been disposed.

Some of the affiliated senior living facilities we lease or may acquire may have asbestos-containing materials. Federal regulations require building owners and those exercising control over a building’s management to identify and warn their employees and other employers operating in the building of potential hazards posed by workplace exposure to installed asbestos-containing materials and potential asbestos-containing materials in their buildings. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potential asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release into the environment of asbestos- containing materials and potential asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potential asbestos-containing materials. The presence of asbestos-containing materials, or the failure to properly dispose of or remediate such materials, also may adversely affect our ability to attract and retain patients and staff, to borrow when using such property as collateral or to make improvements to such property.

The presence of mold, lead-based paint, underground storage tanks, contaminants in drinking water, radon and/or other substances at any of the affiliated senior living facilities we lease, own or may acquire may lead to the incurrence of costs for remediation, mitigation or the implementation of an operations and maintenance plan and may result in third party litigation for personal injury or property damage. Furthermore, in some circumstances, areas affected by mold may be unusable for periods of time for repairs, and even after successful remediation, the known prior presence of extensive mold could adversely affect the ability of a facility to retain or attract patients and staff and could adversely affect a facility’s market value and ultimately could lead to the temporary or permanent closure of the facility.

If we fail to comply with applicable environmental laws, we would face increased expenditures in terms of fines and remediation of the underlying problems, potential litigation relating to exposure to such materials, and a potential decrease in value to our business and in the value of our underlying assets.

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In addition, because environmental laws vary from state to state, expansion of our operating subsidiaries to states where we do not currently operate may subject us to additional restrictions in the conduct and management of our affiliated operations.

We are a holding company with no operations and rely upon our multiple independent operating subsidiaries to provide us with the funds necessary to meet our financial obligations. Liabilities of any one or more of our subsidiaries could be imposed upon us or our other subsidiaries.

We are a holding company with no direct operating assets, employees or revenues. Each of our affiliated operations is operated through a separate, independent subsidiary, which has its own management, employees and assets. Our principal assets are the equity interests we directly or indirectly hold in our multiple operating subsidiaries. As a result, we are dependent upon distributions from our subsidiaries to generate the funds necessary to meet our financial obligations and pay dividends. Our subsidiaries are legally distinct from us and have no obligation to make funds available to us. The ability of our subsidiaries to make distributions to us will depend substantially on their respective operating results and will be subject to restrictions under, among other things, the laws of their jurisdiction of organization, which may limit the amount of funds available for distribution to investors or stockholders, agreements of those subsidiaries, the terms of our financing arrangements and the terms of any future financing arrangements of our subsidiaries.

Changes in federal and state income tax laws and regulations could adversely affect our provision for income taxes and estimated income tax liabilities.

We are subject to both state and federal income taxes. Our effective tax rate could be adversely affected by changes in the mix of earnings in states with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations, changes in our interpretations of tax laws, including pending tax law changes. In addition, in certain cases more than one state in which we operate has indicated an intent to attempt to tax the same assets and activities, which could result in double taxation if successful. Unanticipated changes in our tax rates or exposure to additional income tax liabilities could affect our profitability.

The Tax Act was approved by Congress and signed into law in December 2017. This legislation made significant changes to the Code. Such changes include a reduction in the corporate tax rate and limitations on certain corporate deductions and credits, among other changes. Certain of these changes could have a negative impact on our business. In addition, further legislative action could be taken to address questions or issues caused by the Tax Act or the interpretations or guidance thereunder. State governments may also enact tax laws in response to the Tax Act that could result in further changes to our tax obligations and adversely impact our business, results of operations and financial condition.

The U.S. Treasury Department, the Internal Revenue Service, and other standard-setting bodies could interpret or issue additional guidance on how provisions of the Tax Act or other provisions of the Code will be applied or otherwise administered that is different from our interpretations. As we continue our ongoing analysis of the Tax Act and recent regulations promulgated thereunder and the related interpretations, collect and prepare necessary data, and interpret any additional guidance, we may be required to make adjustments to amounts and positions that we have, or intend to, record that may adversely impact our business, results of operations and financial condition.

We may be subject to the continuous examination of our income tax returns by the Internal Revenue Service and other local, state and foreign tax authorities. We regularly assess the likelihood of outcomes resulting from these examinations to determine the adequacy of our estimated income tax liabilities. The outcomes from these continuous examinations could adversely affect our provision for income taxes and estimated income tax liabilities.

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Risks Related to the Spin-Off

The distribution may not be completed on the terms or timeline currently contemplated, if at all.

While we are actively engaged in planning for the distribution, unanticipated developments could delay or negatively affect the distribution, including those related to the filing and effectiveness of appropriate filings with the SEC, the listing of our common stock on a trading market and receiving any required regulatory approvals. In addition, until the distribution has occurred, the Ensign board of directors has the right to not proceed with the distribution, even if all of the conditions are satisfied. Therefore, the distribution may not be completed on the terms or timeline currently contemplated, if at all.

We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Ensign.

We believe that as a standalone, independent public company, our results will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, allowing us to focus our financial resources wholly on our own operations and implement and maintain a capital structure designed to meet our own specific needs. However, by separating from Ensign, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Ensign. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our results of operations and financial condition could be materially adversely affected.

We have no operating history as a separate public company; our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a separate publicly traded company and may not be a reliable indicator of our future results; we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and as a result, we may experience increased costs.

Prior to the spin-off, Ensign performed various corporate functions for us, including executive management, accounting, human resources, information technology, legal, payroll, insurance, tax, treasury, and other general and administrative items. Our historical and pro forma financial results reflect allocations of corporate expenses from Ensign for these and similar functions that may be less than the comparable expenses we would have incurred had we operated as a separate publicly traded company. Prior to the spin-off, we shared economies of scope and scale in costs, employees, vendor relationships and relationships with our partners. While we expect to enter into short-term transition agreements and certain other longer-term agreements that will govern certain commercial and other relationships between us and Ensign, those arrangements may not capture the benefits our business has enjoyed as a result of being integrated with the other affiliates of Ensign.

Generally, our working capital requirements, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Ensign. Following the completion of the spin-off, Ensign will not be providing us with funds to finance our working capital or other cash requirements, and we may need to obtain financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We may be unable to replace in a timely manner or on comparable terms and costs the services or other benefits that Ensign previously provided to us.

The loss of the benefits from being a part of Ensign could have an adverse effect on our business, results of operations and financial condition following the completion of the spin-off. Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Ensign.

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We may have received better terms from unaffiliated third parties than the terms we received in our agreements with Ensign entered into in connection with the spin-off.

The agreements related to the spin-off from Ensign were negotiated in the context of the spin-off from Ensign while we were still part of Ensign. Although these agreements are intended to be on an arm’s-length basis, they may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements being negotiated in the context of the separation are related to, among other things, allocations of assets and liabilities, rights and indemnification and other obligations between us and Ensign. To the extent that certain terms of those agreements provide for rights and obligations that could have been procured from third parties, we may have received better terms from third parties because third parties may have competed with each other to win our business. See “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off.”

Our accounting and other management systems and resources may not meet the financial reporting and other requirements to which we will be subject following the spin-off, and failure to achieve and maintain effective internal controls could have a material adverse effect on our business and the price of our common stock.

As a result of the spin-off, we will be directly subject to reporting and other obligations under U.S. securities laws and will be required to comply with internal controls and reporting requirements thereunder. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources and may require us to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we are unable to obtain or maintain adequate financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies under U.S. securities laws may be impaired. We expect to incur additional annual expenses for the purpose of addressing these requirements that may be significant.

The spin-off and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

While we will receive a solvency opinion from an investment bank confirming that we and Ensign will be adequately capitalized immediately after the spin-off, the spin-off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor could claim that Ensign did not receive fair consideration or reasonably equivalent value in the spin-off, and that the spin-off left Ensign insolvent or with unreasonably small capital or that Ensign intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the spin-off as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or your shares in our company to Ensign or providing Ensign with a claim for money damages against us in an amount equal to the difference between the consideration received by Ensign and the fair market value of our company at the time of the spin-off.

Our success will depend in part on our ongoing relationship with Ensign after the spin-off.

In connection with the spin-off, we will enter into a number of agreements with Ensign that will govern the ongoing relationships between Ensign and us after the spin-off. Our success will depend, in part, on the maintenance of these ongoing relationships with Ensign, Ensign’s performance of its obligations under these agreements. If we are unable to maintain a good relationship with Ensign, or if Ensign does not perform its obligations under these agreements or does not renew such agreements following their expiration, our profitability and revenues could decrease and our growth potential may be adversely affected.

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Certain of our directors will continue to serve as directors of the Ensign board of directors, and ownership of shares of Ensign common stock or equity awards of Ensign by our directors and executive officers may create conflicts of interest or the appearance of conflicts of interest.

Certain of our directors who serve on our board of directors will continue to serve on the Ensign board of directors. This could create, or appear to create, potential conflicts of interest when our or Ensign’s management and directors face decisions that could have different implications for us and Ensign, including the resolution of any dispute regarding the terms of the agreements governing the spin-off and the relationship between us and Ensign after the spin-off, any commercial agreements entered into in the future between us and Ensign and the allocation of such directors’ time between us and Ensign.

Because of their current or former positions with Ensign, substantially all of our executive officers and some of our non-employee directors will own shares of Ensign common stock. The continued ownership of Ensign common stock by Pennant’s directors and executive officers following the spin-off creates or may create the appearance of conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for us and Ensign.

If the distribution, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, then our stockholders, we and Ensign might be required to pay substantial U.S. federal income taxes (including as a result of indemnification under the tax matters agreement).

The distribution is conditioned upon Ensign’s receipt of an opinion of Kirkland & Ellis LLP to the effect that, subject to the assumptions and limitations described therein, the distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code in which no gain or loss is recognized by Ensign or its stockholders. The opinion of Kirkland & Ellis LLP will be based on, among other things, certain assumptions as well as on the continuing accuracy of certain factual representations and statements that we and Ensign make to Kirkland & Ellis LLP. In rendering its opinion, Kirkland & Ellis LLP will also rely on certain covenants that we and Ensign enter into. If any of the representations or statements that we or Ensign make are or become inaccurate or incomplete, or if we or Ensign breach any of our covenants, the distribution and such related transactions might not qualify for such tax treatment. The opinion of Kirkland & Ellis LLP is not binding on the Internal Revenue Service or a court, and there can be no assurance that the Internal Revenue Service will not challenge the validity of the distribution and such related transactions as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code eligible for tax-free treatment, or that any such challenge ultimately will not prevail.

If the spin-off or any other related transaction does not qualify as a tax-free transaction for any reason, including as a result of a breach of a representation or covenant, Ensign or other members of its affiliated group would recognize a substantial gain attributable to us for U.S. federal income tax purposes. In such case, under U.S. Treasury regulations, each member of the Ensign consolidated group at the time of the spin-off would be jointly and severally liable for the entire resulting amount of any U.S. federal income tax liability. Additionally, if the distribution of our common stock does not qualify as tax-free under Section 355 of the Code, Ensign stockholders will be treated as having received a taxable distribution equal to the value of our stock distributed, treated as a taxable dividend to the extent of Ensign’s current and accumulated earnings and profits, and then would have a tax-free basis recovery up to the amount of their tax basis in their shares, and then would have taxable gain from the sale or exchange of the shares to the extent of any excess.

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We may not be able to engage in desirable strategic transactions and equity issuances following the spin-off because of certain restrictions related to preserving the tax-free treatment of the spin-off. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

Our ability to engage in significant strategic transactions and equity issuances may be limited or restricted after the spin-off in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the spin-off. Even if the spin-off otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, it may result in corporate level taxable gain to Ensign under Section 355(e) of the Code if 50% or more, by vote or value, of shares of our stock or Ensign’s stock are acquired or issued as part of a plan or series of related transactions that includes the spin-off. The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Any acquisitions or issuances of our stock or Ensign stock within a two-year period after the spin-off generally are presumed to be part of such a plan, although we or Ensign, as applicable, may be able to rebut that presumption.

Under the tax matters agreement that we will enter into with Ensign, we also will generally be responsible for any taxes imposed on Ensign that arise from the failure of the spin-off to qualify as tax-free for U.S. federal income tax purposes, within the meaning of Sections 368(a)(1)(D) and 355 of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or any covenants made by us in the tax matters agreement or the representation letter provided to counsel in connection with the tax opinion of Kirkland & Ellis LLP.

Risks Related to Ownership of Our Common Stock

There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock, which could limit your ability to sell your shares of our common stock at an attractive price, or at all.

There is currently no public market for our common stock and an active trading market for our common stock may not develop as a result of the distribution or be sustained in the future. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our common stock or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the consummation of the spin-off. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic transactions by using our shares of common stock as consideration.

We are an “emerging growth company” under the JOBS Act, and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the distribution; (ii) the last day of the first fiscal year during which our total annual gross revenue is $1.07 billion or more; (iii) the date on which we have,

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during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on exemptions from certain disclosure requirements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

In addition, as our business grows, we may cease to satisfy the conditions of an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We are currently evaluating and monitoring developments with respect to these new rules, and we may not be able to take advantage of all of the benefits from the JOBS Act.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to sell your shares at an attractive price or at all.

After consummation of the spin-off, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	quarterly variations in our operating results compared to market expectations;

•	public reactions to our press releases, public announcements and/or filings with the SEC;

•	speculation in the press or investment community;

•	size of the public float;

•	stock price performance and valuations of our competitors;

•	fluctuations in stock market prices and volumes;

•	default on our indebtedness;

•	actions by competitors;

•	changes in senior management or key personnel;

•	actions by our stockholders;

•	changes in financial estimates by securities analysts or our failure to meet any such estimates;

•	publication of research reports by securities analysts about us, our competitors or our industry;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	negative earnings or other announcements by us;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	issuances (or sales by our stockholders) of common stock;

•	changes in accounting principles;

•	litigation and governmental investigations;

•	terrorist acts, acts of war or periods of widespread civil unrest;

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•	natural disasters and other calamities;

•	general market conditions;

•	global economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any of the risks described in this section, or other risks that may materialize in the future.

For many reasons, including the risks identified in this information statement, the market price of our common stock following the spin-off may be more volatile than the market price of Ensign common stock before the consummation of the spin-off. These factors may result in short-term or long-term negative pressure on the value of our common stock. Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Your percentage ownership in Pennant may be diluted in the future because of equity awards that we expect will be issued to our directors and officers and employees of our subsidiaries and the accelerated vesting of certain equity awards with respect to our common stock.

Your percentage ownership in Pennant may be diluted in the future because of equity awards that we expect will be issued to our directors and officers and employees of our subsidiaries and the accelerated vesting of certain equity awards with respect to our common stock. We expect that up to             shares of Pennant common stock will be issued in connection with the spin-off.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the consummation of this spin-off will contain provisions that may make the merger or acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

•

would allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	creating a classified board of directors whose members serve staggered three-year terms;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings; and

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

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We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Additionally, our ability to pay dividends on our common stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions, including restrictions under the terms of any agreements governing any of our future indebtedness.

We will incur increased costs as a result of becoming a public company, particularly after we are no longer an “emerging growth company.”

As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. As a result of the spin-off, we will become obligated to file with the SEC annual and quarterly reports and other reports that are specified in Section 13 and other sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will become subject to other reporting and corporate governance requirements, including certain requirements of NASDAQ, and certain provisions of Sarbanes-Oxley and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.

The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC and NASDAQ. Any such action could harm our reputation and the confidence of investors and customers in us and could materially adversely affect our business and cause our share price to fall.

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). See “—We are an “emerging growth company” under the JOBS Act, and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.”

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Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.

Our amended and restated certificate of incorporation will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer of our company to our company or its stockholders, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws, or (4) action asserting a claim against us or any director or officer of our company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company or its directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements including in the sections titled “Summary,” “Risk Factors,” “The Spin-Off,” “Trading Market,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from the spin-off, the effects of competition and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “outlook,” “potential,” “continues,” “may,” “might,” “will,” “should,” “could,” “seeks,” “approximately,” “goals,” “future,” “projects,” “predicts,” “guidance,” “target,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	federal and state changes to, or delays receiving, reimbursement and other aspects of Medicaid and Medicare;

•	changes in the regulation of the healthcare services industry;

•	increased competition for, or a shortage of, skilled personnel;

•	government reviews, audits and investigations of our business;

•	changes in federal and state employment related laws;

•	compliance with state and federal employment, immigration, licensing and other laws;

•	competition from other healthcare providers;

•	actions of national labor unions;

•	the leases of our affiliated senior living facilities;

•	inability to complete future facility or business acquisitions and failure to successfully integrate acquired facilities and businesses into our operations;

•	general economic conditions;

•	security breaches and other cyber security incidents;

•	the performance of the financial and credit markets;

•	uncertainties that may delay or negatively impact the spin-off or cause the spin-off to not occur at all;

•	uncertainties related to our ability to realize the anticipated benefits of the spin-off;

•

uncertainties related to our ability to successfully complete the spin-off on a tax-free basis within the expected time frame or at all, unanticipated developments that delay or otherwise negatively affect the spin-off; and

•	uncertainties related to our ability to obtain financing or the terms of such financing.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any forward-looking statements in this information statement. We do not have any obligation to update forward-looking statements after we distribute this information statement except as required by law.

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THE SPIN-OFF

Background

On            , 2019, Ensign announced its intention to implement the spin-off of Pennant from Ensign, following which The Pennant Group, Inc. will be an independent, publicly traded company, and Ensign will have no continuing stock ownership interest in Pennant. As part of the spin-off, Ensign will effect an internal reorganization to properly align the appropriate businesses within each of Pennant and Ensign whereby, among other things: (i) the assets and liabilities associated with Ensign’s home health and hospice agencies and substantially all of its senior living and ancillary service businesses, subject to certain exceptions, will be transferred to Pennant; and (ii) all other assets and liabilities of Ensign, subject to certain exceptions, will be retained by Ensign. See “—Manner of Effecting the Spin-Off—Internal Reorganization.”

To complete the spin-off, Ensign will, following the internal reorganization, distribute to Ensign stockholders substantially all of the outstanding shares of Pennant common stock. The distribution will occur on the distribution date, which is expected to be            , 2019. Each holder of Ensign common stock will receive             shares of our common stock for each share of Ensign common stock held at            , Eastern time, on            , 2019, the record date. After completion of the spin-off:

•

The Pennant Group, Inc. will be an independent, publicly traded company (NASDAQ:PNTG), and through its subsidiaries will own Ensign’s home health and hospice agencies and substantially all of Ensign’s senior living and ancillary service businesses; and

•

The Ensign Group, Inc. will continue to be an independent, publicly traded company (NASDAQ:ENSG) and through its subsidiaries will continue to own and operate its post-acute businesses, including its skilled nursing, assisted and independent living and other ancillary operations.

Each holder of Ensign common stock will continue to hold his, her or its shares in Ensign. No vote of Ensign stockholders is required or is being sought in connection with the spin-off, including the internal reorganization, and Ensign stockholders will not have any appraisal rights in connection with the spin-off.

The distribution is subject to the satisfaction or waiver of certain conditions. In addition, until the distribution has occurred, the Ensign board of directors has the right to not proceed with the distribution, even if all of the conditions are satisfied. See “—Conditions to the Distribution.”

Reasons for the Spin-Off

The Ensign board of directors believes that the spin-off is in the best interests of Ensign and Ensign stockholders because the spin-off is expected to provide various benefits, including the following:

Amplification of Ensign’s Operating and Accountability Model. Our innovative operating model is built upon the balance between providing locally-driven healthcare services with the backing of a diversified and consolidated balance sheet that helps our local leaders maintain focus on becoming the provider of choice in the healthcare communities they serve. An essential ingredient of our model is our mentality of shared ownership and peer accountability. Our leaders and resources feel a collective sense of ownership for the clinical, financial and cultural success of our affiliated operations and hold each other accountable for successes and failures in an environment that fosters transparency and improvement. A spin-off of our businesses expands that model and provides our local leaders even more transparency, accountability and support from world class data systems and industry-specific service centers.

Creation of Additional Leadership Opportunities within Pennant and Ensign. We believe the spin-off will create more opportunities for leadership and growth within our talented pool of existing leaders. We also

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believe our position as a separate company following the spin-off will be a powerful recruiting tool that will attract strong leaders from both within and outside the post-acute care continuum looking for opportunities to grow and develop meaningful careers.

Enhanced Ability to Continue Our Growth Strategy. We plan to continue to take advantage of the fragmented home health, hospice and senior living industries by acquiring strategic and underperforming operations within both our existing and new geographic markets. With experienced leaders in place at the local level in each of these industries and demonstrated success in significantly improving operating conditions at acquired businesses, we will be well equipped to successfully expand our footprint. We believe a spin-off will generate even more opportunities for off-market strategic acquisitions as we increase understanding of our innovative operating model, patient-centered approach to care, and emphasis on healthy culture in the home health, hospice and senior living markets.

Increased Ability to Raise Funds Through Capital Market Offerings. Following the spin-off, we will have the ability to tap public markets for capital as we execute on our strategic and organic growth objectives, which in many ways overlap but in other ways diverge from Ensign’s, resulting in different capital needs and pressures. Following the spin-off, we will be able to raise capital in ways and at times that Ensign may not. Relatedly, the public market appetite for investments (both debt and equity) in the skilled nursing space stands in contrast to the appetite for similar investments in home health, hospice and senior living businesses, which may attract better equity valuations and more favorable debt financing via certain offerings.

Improved Opportunities for Partnership Outside of Ensign. Some organizations unaffiliated with Ensign may hesitate to refer patients to Ensign-affiliated ancillary service providers despite superior service and clinical outcomes, for no apparent reason other than their affiliation with a competitor. A separation of our home health and hospice and senior living operating subsidiaries allows us freedom to provide services to a broader base of payors, patients and other providers in the acute and post-acute care continuum. Simultaneously, since Ensign-affiliated companies are not, and never have been, obligated to contract with each other or with our businesses, existing partnerships between Ensign’s SNFs and our operations are built on a foundation of quality clinical outcomes, effective care coordination and transparent communication. These partnerships will continue to model the deep community relationships that are necessary for success in today’s integrated care delivery models.

Pennant’s Diversified Payor Mix. We will be well positioned amongst publicly-traded peers in the post-acute care marketplace because the relative size of our portfolio companies results in a well diversified mix between government and private sources. While home health and hospice agencies primarily rely on Medicare for reimbursement of services, with a moderate amount of revenue coming from private and commercial payors, our senior living communities receive a majority of their revenue from private pay sources, with a smaller amount from Medicaid and other state-specific programs. Together, these companies will share a balance sheet that we believe will position us well to weather reimbursement changes, market downturns, labor shortages, and a number of other macroeconomic changes.

Equity Compensation Awards More Closely Tied to Value Creation. An important component of a successful personnel recruiting and retention program is an active equity compensation plan that supports our service-minded leaders with opportunities to participate in the financial upside they help create by becoming the provider of choice in the healthcare communities they serve. An appropriate stock incentive plan helps reward leaders and employees that focus on improving the clinical, cultural and financial outcomes of their organizations. An equity plan that allows leaders and employees of our subsidiaries to share in ownership of Pennant helps better align the value created by those leaders and employees with the value of Pennant’s common stock.

Improved Investor Understanding. While home health and hospice services and senior living services are disclosed as separate businesses on many of Ensign’s public financial disclosures, we believe a spin-off of

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Pennant’s businesses will foster better understanding by public stockholders, analysts and other stakeholders about how the application of Ensign’s core operating principles to these lines of business has the ability to produce extraordinary clinical, cultural and financial results. More education about and visibility into these uniquely situated operations will create better understanding of the value that we believe remains somewhat hidden and overshadowed by the market’s perception of the skilled nursing industry at large.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off will be set forth in the master separation agreement between The Pennant Group, Inc. and The Ensign Group, Inc.

Internal Reorganization

The Pennant Group, Inc. was incorporated as a Delaware corporation on January 24, 2019 for the purpose of holding Ensign’s home health and hospice agencies and substantially all of its senior living and ancillary service businesses. As part of the spin-off, Ensign will effect an internal reorganization, pursuant to which, among other things: (i) the assets and liabilities associated with Ensign’s home health and hospice agencies and substantially all of its senior living and ancillary service businesses, subject to certain exceptions, will be transferred to Pennant; and (ii) all other assets and liabilities of Ensign, subject to certain exceptions, will be retained by Ensign.

Distribution of Shares of Our Common Stock

Under the master separation agreement, the distribution will be effective as of            , Eastern time, on            , 2019, the distribution date. As a result of the spin-off, on the distribution date, each holder of Ensign common stock will receive            shares of our common stock for each share of Ensign common stock that he, she or it owns as of            , Eastern time, on            , 2019, the record date. The actual number of shares to be distributed will be determined based on the number of shares of Ensign common stock expected to be outstanding as of the record date. The actual number of shares of Pennant common stock to be distributed will be calculated as of the record date. The shares of Pennant common stock to be distributed by The Ensign Group, Inc. will constitute substantially all of the issued and outstanding shares of Pennant common stock immediately prior to the distribution.

On the distribution date, The Ensign Group, Inc. will release the shares of our common stock to our distribution agent to distribute to Ensign stockholders. Our distribution agent will credit the shares of our common stock to the book-entry accounts of Ensign stockholders established to hold their shares of our common stock. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own Ensign common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders’ accounts by the broker or other nominee. It may take the distribution agent up to two weeks to distribute shares of our common stock to Ensign stockholders or to their bank or brokerage firm electronically by way of direct registration in book-entry form. Trading of our stock will not be affected by this delay in distribution by the distribution agent.

Ensign stockholders will not be required to make any payment or surrender or exchange their shares of Ensign common stock or take any other action to receive their shares of our common stock. No vote of Ensign stockholders is required or sought in connection with the spin-off, including the internal reorganization, and Ensign stockholders have no appraisal rights in connection with the spin-off.

Transaction and Separation Costs

One-time separation costs related to the spin-off are expected to be approximately $            , consisting of estimated transaction costs, including debt issuance costs, legal, accounting, capital markets fees and

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expenses, investment banking, transaction bonuses, modifications to incentive equity awards, and other costs relating to the internal reorganization. Pursuant to the master separation agreement, these separation costs and expenses are to be borne by Ensign, which amount we estimated to be approximately $            million, with a portion of such costs being borne by Pennant, which are estimated to be $            million.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the material U.S. federal income tax consequences to the holders of shares of Ensign common stock in connection with the distribution and certain related transactions. This summary is based on the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement, and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the spin-off will be consummated in accordance with the master separation agreement and as described in this information statement.

This summary is limited to holders of shares of Ensign common stock that are U.S. Holders, as defined immediately below. For purposes of this summary, a U.S. Holder is a beneficial owner of Ensign common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) with respect to which a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

This summary does not discuss all tax considerations that may be relevant to Ensign stockholders in light of their particular circumstances, nor does it address the consequences to Ensign stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	persons acting as nominees or otherwise not as beneficial owners;

•	dealers or traders in securities or currencies;

•	broker-dealers;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	tax-exempt entities;

•	cooperatives;

•	banks, trusts, financial institutions or insurance companies;

•	persons who acquired shares of Ensign common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of The Ensign Group, Inc. equity;

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•

holders owning Ensign common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	former citizens or former long-term residents of the United States or entities subject to Section 7874 of the Code;

•	holders who are subject to the alternative minimum tax;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes); or

•	persons that own Ensign common stock through partnerships or other pass-through entities, including any persons subject to Section 1061 of the Code.

This summary does not address the U.S. federal income tax consequences to Ensign stockholders who do not hold shares of Ensign common stock as a capital asset. Moreover, this summary does not address any state, local or non-U.S. tax consequences, or any federal tax other than U.S. federal income tax consequences (such as estate or gift tax consequences or the Medicare tax on certain investment income).

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Ensign common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Such a partner or partnership is urged to consult its tax advisor as to the tax consequences of the spin-off.

WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE SPIN-OFF IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Treatment of the Spin-Off

The distribution is conditioned upon Ensign’s receipt of the opinion of Kirkland & Ellis LLP to the effect that, subject to the assumptions and limitations described therein, the distribution of our common stock and certain related transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code in which no gain or loss is recognized by The Ensign Group, Inc. and its stockholders. Assuming the distribution of our common stock qualifies for such treatment, for U.S. federal income tax purposes:

•

no gain or loss will be recognized by Ensign as a result of the spin-off (except possible gain or loss arising out of certain internal reorganization transactions undertaken in connection with the spin-off);

•	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder solely as a result of the receipt of our common stock in the spin-off;

•

the aggregate tax basis of the shares of Ensign common stock and shares of our common stock in the hands of each U.S. Holder immediately after the distribution will be the same as the aggregate tax basis of the shares of Ensign common stock held by such holder immediately before the distribution, allocated between the shares of Ensign common stock and shares of our common stock in proportion to their relative fair market values immediately following the distribution; and

•

the holding period with respect to shares of our common stock received by U.S. Holders will include the holding period of their shares of Ensign common stock, provided that such shares of Ensign common stock are held as capital assets immediately following the spin-off.

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U.S. Holders that have acquired different blocks of Ensign common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our common stock and Ensign common stock.

The opinion of Kirkland & Ellis LLP will not address any U.S. state or local or non-U.S. consequences of the spin-off. The opinion will assume that the distribution and certain related transactions will be completed according to the terms of the master separation agreement, and will rely on the facts as stated in the master separation agreement, the tax matters agreement, the other ancillary agreements, this information statement and a number of other documents. The opinion will also be based on, among other things, current law and certain assumptions and representations as to factual matters made by Ensign and us. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by Kirkland & Ellis LLP in the opinion. The opinion will be expressed as of the date issued and does not cover subsequent periods. The opinion will represent Kirkland & Ellis LLP’s best legal judgment based on current law. The opinion of Kirkland & Ellis LLP will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions expressed in the opinion. We cannot assure you that the IRS will agree with the conclusions set forth in the opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions or undertakings described or made in connection with the opinion are not correct, are incomplete or have been violated, our ability to rely on the opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions included in the opinion, it is ultimately determined that the spin-off of our common stock or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, then Ensign would recognize taxable gain or loss in an amount equal to the difference, if any, of the fair market value of the shares of our common stock over its tax basis in such shares, or other amounts including such that are recognized by certain subsidiaries of Ensign. In addition, if the distribution of our common stock does not qualify as tax-free under Section 355 of the Code, each Ensign stockholder that receives shares of our common stock in the spin-off would be treated as receiving a distribution in an amount equal to the fair market value of our common stock that was distributed to the stockholder, which would generally be taxed as a dividend to the extent of the stockholder’s pro rata share of The Ensign Group, Inc.’s current and accumulated earnings and profits, including The Ensign Group, Inc.’s taxable gain, if any, on the spin-off, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the Ensign stock and thereafter treated as capital gain from the sale or exchange of Ensign common stock.

Under current U.S. federal income tax law, certain non-corporation citizens or residents of the United States (including individuals) currently are subject to U.S. federal income tax on dividends (assuming certain holding period requirements are met) and long-term capital gains (i.e., capital gains on assets held for more than one year) at reduced rates.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the spin-off may result in corporate level taxable gain to Ensign under Section 355(e) of the Code if 50% or more, by vote or value, of the Ensign stock or our stock is treated as directly or indirectly acquired or issued as part of a plan or series of related transactions that includes the distribution (including as a result of transactions occurring before the spin-off). The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case, and any such acquisitions may not be within our or Ensign’s control. For this purpose, any acquisitions or issuances of Ensign stock within two years before the day of the distribution, and any acquisitions or issuances of our stock or Ensign stock within two years after the day of the distribution generally are presumed to be part of such a plan (subject to certain exceptions and safe harbors), although we or Ensign, as applicable, may be able to rebut that presumption. If an acquisition or issuance of our stock or Ensign stock

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triggers the application Section 355(e) of the Code, Ensign or we could incur significant U.S. federal income tax liabilities attributable to the distribution and certain related transactions, but the distribution would generally be tax-free to each of Ensign stockholders, as described above.

Treasury regulations require each U.S. Holder that owns immediately before the distribution at least 5% of the total outstanding Ensign common stock to attach to their U.S. federal income tax returns for the year in which the spin-off occurs a statement setting forth certain information with respect to the transaction. U.S. Holders are urged to consult their tax advisors to determine whether they are required to provide the foregoing statement and the contents thereof.

Results of the Spin-Off

After the spin-off, we will be an independent, publicly traded company. Immediately following the spin-off, we expect to have approximately            record holders of shares of our common stock and approximately            shares of our common stock outstanding, based on the number of stockholders and outstanding shares of Ensign common stock on            , 2019 and assuming each holder of Ensign common stock will receive            shares of Pennant common stock for each share of Ensign common stock. The actual number of shares to be distributed will be determined as of the record date and will reflect any repurchases of shares of Ensign common stock and issuances of shares of Ensign common stock in respect of awards under The Ensign Group, Inc. equity-based incentive plans between the date the Ensign board of directors declares the dividend for the distribution and the record date for the distribution.

We are in the process of determining the treatment of Ensign equity awards in connection with the spin-off. The treatment of equity awards will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part. For information regarding the treatment of equity awards of directors and executive officers of The Pennant Group, Inc. after the distribution, see “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off—Employee Matters Agreement” and “Management.”

We are in the process of determining the treatment of bonuses in connection with the spin-off, in respect of (i) the current performance year, (ii) any pre-existing awards that have been earned but that remain unpaid, and (iii) any go-forward bonus programs and/or arrangements. The treatment of bonuses will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part.

Before the spin-off, we will enter into several agreements with Ensign to effect the spin-off and provide a framework for our relationship with Ensign after the spin-off. These agreements will govern the relationship between us and Ensign after completion of the spin-off and provide for the allocation between us and Ensign of the assets, liabilities, rights and obligations of Ensign. See “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off.”

Trading Prior to the Distribution Date

Beginning shortly before the record date and continuing up to and including the distribution date, we expect that a limited market, commonly known as a “when-issued” trading market, will develop in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to Ensign stockholders on the distribution date. If you own shares of Ensign common stock at            , Eastern time, as of the record date, you will be entitled to shares of Pennant common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of Pennant common stock, without

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trading the shares of Ensign common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end and “regular-way” trading will begin. See “Trading Market.”

Following the distribution date, we expect shares of our common stock to be listed on NASDAQ, under the ticker symbol “PNTG.” We will announce the when-issued ticker symbol if and when it becomes available.

It is also anticipated that, beginning shortly before the record date and continuing up to and including the distribution date, we expect that there will be two markets in Ensign common stock: a “due-bills” market and an “ex-distribution” market. Shares of Ensign common stock that trade on the “due-bills” market will trade with an entitlement to shares of Pennant common stock distributed pursuant to the spin-off. Shares that trade on the “ex-distribution” market will trade without an entitlement to shares of our common stock distributed pursuant to the spin-off. Therefore, if you own shares of Ensign common stock at the close of business on the record date and sell those shares on the “due-bills” market before the distribution date, you will be selling your right to receive shares of our common stock in connection with the spin-off. If you own shares of Ensign common stock at the close of business on the record date and sell those shares on the “ex-distribution” market before the distribution date, you will still receive the shares of our common stock that you would be entitled to receive pursuant to your ownership of the shares of Ensign common stock on the record date. However, if Ensign stockholders own shares of Ensign common stock as of            , Eastern time, as of the record date and sell those shares on the ex-distribution market up to and including the distribution date, the selling stockholders will still receive the shares of our common stock that they would otherwise receive pursuant to the distribution. See “Trading Market.”

Financing Transactions

We expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. Subject to market conditions, we expect to complete one or more financing transactions on or prior to the completion of the spin-off. As a result of these financing transactions, we expect to have total indebtedness of between $            million and $            million. The financing transactions may include bank debt, a revolving credit facility and long-term financing. We have not yet identified the specific sources of funds, and any financing transactions may not be completed in the timeframe or size indicated, or at all.

We expect that we will transfer approximately $            million of the proceeds from the financing transactions to Ensign in connection with the contribution of assets to us by Ensign prior to the spin-off. We expect that Ensign would use the funds received from us to repay certain outstanding third-party bank debt and other indebtedness and/or pay dividends to its stockholders. After the spin-off, we expect that we will use borrowings under our financing arrangements for working capital purposes, to fund acquisitions and for general corporate purposes. The financing transactions will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part. For a more detailed description of the financing transactions, see “Description of Certain Indebtedness.”

Conditions to the Distribution

We expect that the distribution will be effective as of            , Eastern time, on            , 2019, the distribution date.

The distribution is subject to the satisfaction, or waiver by The Ensign Group, Inc., of the following conditions:

•	the final approval of the distribution by the Ensign board of directors, which approval may be given or withheld in its absolute and sole discretion;

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•

our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and a notice of internet availability of this information statement shall have been mailed to Ensign stockholders;

•	the mailing by Ensign of this information statement (or notice of internet availability thereof) to record holders of Ensign common stock as of the record date;

•	Pennant common stock shall have been approved for listing on NASDAQ, subject to official notice of distribution;

•

Ensign shall have obtained an opinion from Kirkland & Ellis LLP, in form and substance satisfactory to Ensign, to the effect that, subject to the assumptions and limitations described therein, the distribution of Pennant common stock and certain related transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, in which no gain or loss is recognized by The Ensign Group, Inc. or its stockholders;

•

Ensign shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to Ensign, with respect to (i) the capital adequacy and solvency of both Ensign and Pennant after giving effect to the spin-off and (ii) the adequate surplus of Ensign to declare the applicable dividend;

•	any required material governmental approvals and other consents necessary to consummate the distribution or any portion thereof shall have been obtained and be in full force and effect;

•

the absence of any events or developments having occurred prior to the spin-off that, in the judgment of the Ensign board of directors, would result in the spin-off having a material adverse effect on Ensign or its stockholders;

•

the adoption by Pennant of its amended and restated certificate of incorporation and amended and restated bylaws filed by Pennant with the SEC as exhibits to the Registration Statement on Form 10, of which this information statement forms a part;

•

no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the distribution;

•	the internal reorganization shall have been completed, except for such steps as Ensign in its sole discretion shall have determined may be completed after the distribution date;

•

each of the master separation agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, the Ensign Leases and the other ancillary agreements shall have been executed and delivered by each party thereto and be in full force and effect; and

•	the financing transactions described herein shall have been completed on or prior to the distribution date.

We are not aware of any material federal, foreign or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with SEC and OIG rules and regulations, approval for listing on NASDAQ and the declaration of effectiveness of the Registration Statement on Form 10, of which this information statement forms a part, by the SEC, in connection with the distribution. Some of these conditions may not be met and The Ensign Group, Inc. may waive any of the conditions to the distribution. In addition, until the distribution has occurred, the Ensign board of directors has the right to not proceed with the distribution, even if all of the conditions are satisfied. In the event the Ensign board of directors determines to waive a material condition to the distribution, to modify a material term of the distribution or not to proceed with the distribution, Ensign intends to promptly issue a press release or other public announcement and file a Current Report on Form 8-K to report such event.

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Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Ensign stockholders that are entitled to receive shares of Pennant common stock in the spin-off. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or any securities of Ensign. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Ensign nor we undertake any obligation to update the information.

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TRADING MARKET

Market for Our Common Stock

There is currently no public market for our common stock and an active trading market may not develop or may not be sustained. Beginning shortly before the record date and continuing up to and including the distribution date, we expect that a limited market, commonly known as a “when-issued” trading market, will develop in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to Ensign stockholders on the distribution date. If you own shares of Ensign common stock at            , Eastern time, as of the record date, you will be entitled to shares of Pennant common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of Pennant common stock, without trading the shares of Ensign common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end and “regular-way” trading will begin. We intend to list our common stock on NASDAQ under the ticker symbol “PNTG.” We will announce our when-issued trading symbol when and if it becomes available.

It is also anticipated that, beginning shortly before the record date and continuing up to and including the distribution date, there will be two markets in Ensign common stock: a “due-bills” market and an “ex-distribution” market. Shares of Ensign common stock that trade on the “due-bills” market will trade with an entitlement to shares of Pennant common stock distributed pursuant to the spin-off. Shares that trade on the “ex-distribution” market will trade without an entitlement to shares of our common stock distributed pursuant to the spin-off. Therefore, if you own shares of Ensign common stock at the close of business on the record date and sell those shares on the “due-bills” market before the distribution date, you will be selling your right to receive shares of our common stock in connection with the spin-off. If you own shares of Ensign common stock at the close of business on the record date and sell those shares on the “ex-distribution” market before the distribution date, you will still receive the shares of our common stock that you would be entitled to receive pursuant to your ownership of the shares of Ensign common stock on the record date. However, if Ensign stockholders own shares of Ensign common stock at            , Eastern time, as of the record date and sell those shares on the ex-distribution market up to and including the distribution date, the selling stockholders will still receive the shares of our common stock that they would otherwise receive pursuant to the distribution.

We cannot predict the prices at which our common stock may trade before the spin-off on a “when-issued” basis or after the spin-off. Those prices will be determined by the marketplace. Prices at which trading in our common stock occurs may fluctuate significantly. Those prices may be influenced by many factors, including anticipated or actual fluctuations in our operating results or those of other companies in our industry, investor perception of Pennant and the home health, hospice and senior living industry, market fluctuations and general economic conditions. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the performance of many stocks and that have often been unrelated or disproportionate to the operating performance of these companies. These are just some factors that may adversely affect the market price of our common stock. See “Risk Factors—Risks Related to Our Common Stock” for further discussion of risks relating to the trading prices of our common stock.

Transferability of Shares of Our Common Stock

On            , 2019, The Ensign Group, Inc. had approximately            million shares of its common stock issued and outstanding. Based on this number, we expect that upon completion of the spin-off, we will have approximately            million shares of common stock issued and outstanding. The shares of our common stock that you will receive in the distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act. Persons who can be considered our affiliates after the spin-off generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are

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controlled by, or are under common control with, us, and may include certain of our officers and directors. As of the distribution date, we estimate that our directors and officers will beneficially own in the aggregate less than            percent of our shares. In addition, individuals who are affiliates of Ensign on the distribution date may be deemed to be affiliates of ours. Our affiliates may sell shares of our common stock received in the distribution only:

•	under a registration statement that the SEC has declared effective under the Securities Act; or

•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period commencing 90 days after the date that the registration statement of which this information statement is a part is declared effective, a number of shares of our common stock that does not exceed the greater of:

•	1.0 percent of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to restrictions relating to manner of sale and the availability of current public information about us.

In the future, we expect to adopt new equity-based compensation plans and issue stock-based awards. We currently expect to file a registration statement under the Securities Act to register shares to be issued under these equity plans. Shares issued pursuant to awards after the effective date of that registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Except for our common stock distributed in the distribution and employee-based equity awards, we will have no equity securities outstanding immediately after the spin-off.

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DIVIDEND POLICY

We do not intend to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our future earnings will be retained to support our operations and to finance the growth and development of our business. As a result, you will need to sell your shares of common stock to receive any income or realize a return on your investment. You may not be able to sell your shares at or above the price you paid for them. Any decision to declare and pay dividends will be made at the sole discretion of our board of directors and will depend on a number of factors, including:

•	our historic and projected financial condition, liquidity and results of operations;

•	our capital levels and needs;

•	tax considerations;

•	any acquisitions or potential acquisitions that we may consider;

•	statutory and regulatory prohibitions and other limitations;

•	the terms of any credit agreements or other borrowing arrangements that restrict our ability to pay cash dividends;

•	general economic conditions; and

•	other factors deemed relevant by our board of directors.

As a Delaware corporation, we will be subject to certain restrictions on dividends under DGCL. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

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CAPITALIZATION

The following table presents our unaudited cash and capitalization as of December 31, 2017 on a historical basis, and on a pro forma basis to give effect to the spin-off as if it occurred on December 31, 2017. You can find an explanation of the pro forma adjustments, including our financing transaction, made to the historical combined financial statements under “Unaudited Pro Forma Combined Financial Statements.” The capitalization table below should be read together with “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Audited Combined Financial Statements and accompanying notes included in the “Index to Financial Statements” section of this information statement.

We are providing the capitalization table below for informational purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operated as a stand-alone public company at that date and is not necessarily indicative of our future capitalization or financial condition.

	As of December 31, 2017
		Pro Forma
($ in thousands, except share data)	Actual	(Unaudited)
Cash and cash equivalents	$5,192

Debt:
Short-term borrowings and current maturities of long-term debt	—
Revolving credit facility	—
Term loan facility	—

Total debt	—

Equity
Common stock, $0.001 par value	—
Additional paid-in capital	—
Net Parent investment	70,126
Non-controlling interest	7,330

Total equity	$77,456

Total capitalization	$77,456

We have not yet finalized our post-separation capitalization, however, we currently expect to incur indebtedness in the amount of $            and to have approximately $            of cash on hand at the time of the spin-off. We intend to update and include pro forma financial information reflecting our post-separation capitalization in an amendment to this information statement.

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SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following selected historical combined statement of income data for the years ended December 31, 2017 and 2016 and the historical balance sheet data as of December 31, 2017 are derived from the Audited Combined Financial Statements included elsewhere in this information statement.

This selected historical financial data is not necessarily indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the spin-off from Ensign. For example, the historical combined financial statements of New Ventures include allocations of expenses for certain functions and services provided by Ensign subsidiaries, including executive management, accounting, human resources, information technology, legal, payroll, insurance, tax, treasury, and other general and administrative items. These costs may not be representative of the future costs we will incur as an independent, public company.

The selected historical combined financial data below should be read together with the Audited Combined Financial Statements, including the notes thereto, and the sections titled “Capitalization,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” appearing elsewhere in this information statement.

	Year Ended December 31,
	2017	2016
	(in thousands)
Statement of Income Data:
Revenue	$266,407	$228,969
Total expenses	250,577	215,507
Income from operations	15,830	13,462
Provision for income taxes	5,235	5,197

Net income	10,595	8,265
Less: net income attributable to noncontrolling interests	335	213

Net income attributable to New Ventures	$10,260	$8,052

As of December 31, 2017
(in thousands)
Balance Sheet Data:
Total assets	$107,373
Total liabilities	$29,917
Total equity	$77,456

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UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are derived from the Audited Combined Financial Statements of New Ventures, which are included elsewhere in this information statement.

The following unaudited pro forma combined financial statements give effect to the spin-off and the related transactions, including: the distribution of approximately             million shares of Pennant common stock by Ensign to Ensign stockholders and the financing transactions, resulting in expected total indebtedness of between $            million and $            million. The unaudited pro forma combined statement of income presented for the year ended December 31, 2018 assume the spin-off and the related transactions occurred on January 1, 2018. The unaudited pro forma combined balance sheet assumes the spin-off and the related transactions occurred on December 31, 2018. The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to our separation from Ensign, and for purposes of the statement of income, are expected to have a continuing impact on us.

The historical financial data has been adjusted to give pro forma effect to events that are directly attributable to the transactions described above, have an ongoing effect on our statement of income and are factually supportable. Our unaudited pro forma combined financial statements and explanatory notes present how our financial statements may have appeared had our capital structure reflected the above transactions as of the dates noted above.

Our unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to our unaudited pro forma combined financial statements. The following unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the above transactions been completed on January 1, 2018 or as of December 31, 2018, as the case may be. Our unaudited pro forma combined financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

The unaudited pro forma combined financial statements of New Ventures are derived from and should be read in conjunction with the Audited Combined Financial Statements of New Ventures and accompanying notes included elsewhere in this information statement.

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NEW VENTURES

UNAUDITED PRO FORMA

COMBINED BALANCE SHEET

	December 31, 2018
	Historical	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Current assets:
Cash and cash equivalents	$	$		$
Accounts receivable—less allowance for doubtful accounts of $
Prepaid expenses and other current assets

Total current assets
Property and equipment, net
Restricted and other assets
Intangible assets, net
Goodwill
Other indefinite-lived intangibles

Total assets	$	$		$

Liabilities and equity:
Current liabilities:
Accounts payable, accrued wages, and related liabilities	$	$		$
Other accrued liabilities
Current maturities of long-term debt			(1)

Total current liabilities
Other long-term liabilities
Long-term debt-less current maturities			(1)

Total liabilities

Commitments and contingencies
Equity:
Common stock, $0.001 par value			(3)
Additional paid-in capital			(3)
Net parent investment			(3)
Non-controlling interest			(4)

Total equity

Total liabilities and equity	$	$		$

See accompanying notes to unaudited pro forma combined financial statements.

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NEW VENTURES

UNAUDITED PRO FORMA

COMBINED STATEMENT OF INCOME

	Year Ended December 31, 2018
	Historical	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share amounts)
Revenue	$	$		$
Expense
Cost of services
Rent—cost of services			(5)
General and administrative expense
Depreciation and amortization

Total expenses
Income from operations
Provision for income taxes

Net income	$	$		$
Less: net income attributable to noncontrolling interests

Net income attributable to New Ventures	$	$		$

Earnings per share:
Basic earnings per share	$		$(2)	$
Diluted earnings per share	$		$(2)	$
Weighted average number of shares outstanding:
Basic			(2)
Diluted			(2)

See accompanying notes to unaudited pro forma combined financial statements.

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Pro Forma Adjustments

(1)

In connection with the spin-off, we expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. As a result of these financing transactions, we reflect the total indebtedness of $            million. The amount reflects proceeds from issuance, net of approximately $             million in estimated financing costs.

(2)

Our pro forma earnings per share is based upon the distribution of            shares of our common stock for each share of Ensign common stock. Pro forma weighted average diluted shares outstanding reflect potential common shares from Ensign’s equity plans, in which our employees participate, based on the distribution ratio. While the actual impact going forward will depend on various factors, we believe the estimate provides a reasonable approximation of the future dilutive impact of our equity plans.

(3)

Reflects the pro forma recapitalization of our equity. As of the distribution date, The Ensign Group, Inc.’s net investment in our business will be exchanged to reflect the distribution of the shares of The Pennant Group, Inc., common stock to Ensign’s stockholders. Ensign’s stockholders will receive shares of The Pennant Group, Inc., common stock based on an expected distribution ratio of             share of The Pennant Group, Inc., common stock for every             share of The Ensign Group, Inc., common stock.

(4)	Reflects the pro forma recapitalization of our partially owned subsidiaries.

(5)	Reflects changes in rent charges resulting from the removal of intercompany rental charges and replacement of such in accordance with the Ensign Leases.

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OUR BUSINESS

Our Company

We are a leading provider of high quality healthcare services to the growing senior population in the United States. We strive to be the provider of choice in the communities we serve through our innovative operating model. We operate in multiple lines of business including home health, hospice and senior living across Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington and Wisconsin.

We believe our key differentiators are (i) our innovative operating model focused on empowering and developing strong local leaders, (ii) our disciplined growth strategy, and (iii) our ability to achieve quality care outcomes in lower cost settings. In our experience, healthcare is a local endeavor, largely dependent upon personal and professional relationships, community reputation and an ability to adapt to the changing needs of patients, partners and communities. As our operational leaders build strong relationships with key partners in their local healthcare communities, they are empowered to make informed and critical operational decisions that produce quality care outcomes and more effectively meet the needs of our patients.

In our home health and hospice business, we are able to achieve quality outcomes—as measured by many industry and value-based metrics such as hospital readmission rates—in a lower cost setting. In our senior living business, we believe we are able to offer our residents a better quality of life experience at an affordable cost, thus appealing to a broader population. With our platform of diversified service offerings, we believe that we are well-positioned to take advantage of favorable demographic shifts as well as industry trends that reward providers offering quality care in lower cost settings.

As of December 31, 2017, we provided home health and hospice services through 46 agencies. Our home health services generally consist of providing some combination of clinical services including nursing, speech, occupational and physical therapy, medical social work and home health aide services. Home health is often a cost-effective solution for patients and can also increase their quality of life by allowing them to receive excellent clinical services in the comfort and convenience of a familiar setting. Approximately two-thirds of our home health agencies are rated 4- or 5-stars by the Centers for Medicare and Medicaid Services. Our hospice services focus on the physical, spiritual and psychosocial needs of terminally ill patients and their families and consist primarily of clinical care, education and counseling. During the fiscal year ended December 31, 2017, we generated approximately 69% of our home health and hospice revenue from Medicare.

As of December 31, 2017, we provided senior living services at 43 communities with 3,434 total units in our assisted living, independent living and memory care business. Our senior living operations provide a variety of services based on residents’ needs including residential accommodations, activities, meals, housekeeping and assistance in the activities of daily living to seniors who are independent or who require some support, but not the level of clinical care provided in a skilled nursing facility. We generate revenue at these communities primarily from private pay and other sources, with a portion earned from Medicaid. Through December 31, 2017, approximately 82% of our senior living revenue was derived from private pay sources.

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Payor Mix for the Year Ended December 31, 2017

Combined	Home Health and Hospice	Senior Living

Our Innovative Operating Model

Our leadership focus is the foundation of our superior performance and success. Our unique organizational structure empowers our highly dedicated leaders and staff at the local level to make key operational decisions, supported by cutting-edge systems and industry-specific “Service Centers,” each with a team of subject matter expert resources that advise on their respective fields of information technology, human resources, accounting, payroll, legal, risk management, education and other services. Leaders and staff are trained and motivated to pursue outstanding patient and family satisfaction, clinical outcomes, operating efficiencies and financial performance at their operations.

We encourage and empower our leaders and staff to make their operations the “provider of choice” in the community they serve. With assistance from our expert resources, our leaders and staff identify unique patient needs and priorities and create superior service offerings tailored to those needs. We believe that our localized approach leads prospective patients and referral sources to choose or recommend our operations. Our leaders are motivated to help local operations within a defined “cluster,” which is a group of geographically-proximate operations that provide support and accountability amongst peer leaders. Our operating model and shared systems create incentives for our leaders to share best practices and real-time data and benchmark clinical and financial performance against their cluster partners. This data-sharing creates increased accountability, improves clinical care, enhances patient satisfaction and promotes operational efficiencies.

We believe our operations are the “employer of choice” in the communities they serve. We have been successful in attracting, training and retaining outstanding business and clinical leaders to lead our independent operating subsidiaries. These talented leaders and their staff of caregivers are empowered to quickly and proactively meet the needs of those they serve, without waiting for permission to act or being bound to a “one-size-fits-all” corporate strategy. A culture of shared ownership and accountability permeate our entire organization. With strong employee satisfaction across the organization, we believe we will continue to attract and retain the best talent in our industry.

Partner of Choice in Local Healthcare Communities

We view healthcare services primarily as a local business driven by personal relationships, reputation and the ability to identify and address unmet community needs. We believe our success is largely a result of our ability to build strong relationships within local healthcare communities based on a solid foundation of reliably superior care.

We believe we are a partner of choice to payors, providers, patients and employees in the healthcare communities we serve. As a partner, we focus on improving care outcomes and the quality of life of our patients in home or home-like settings. Our local leadership approach facilitates the development of strong professional relationships, allowing us to better understand and meet the needs of our partners. We believe our emphasis on

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working closely with other providers, payors and patients yields unique, customized solutions and programs to meet local market needs and improve clinical outcomes, which in turn accelerates revenue growth and profitability.

We are a trusted partner to, and work closely with, payors and other acute and post-acute providers to deliver innovative healthcare solutions in lower cost settings. In the markets we serve, we have developed formal and informal preferred provider relationships with key referral sources and transitional care programs that result in better coordination within the care continuum. These partnerships have resulted in significant benefits to payors, patients and other providers including reduced hospital readmission rates, appropriate transitions within the care continuum, overall cost savings, increased patient satisfaction and improved quality outcomes. Positive, repeated interactions and data-sharing result in strong local relationships and encourage referrals from our acute and post-acute care partners. As we continue to strengthen these formal and informal relationships and expand our referral base, we believe it will continue to drive revenue growth and operational results.

Company History

The Pennant Group, Inc. was incorporated as a Delaware corporation on January 24, 2019, for the purpose of holding the home health and hospice agencies and substantially all of the senior living and ancillary service businesses of The Ensign Group, Inc. (NASDAQ: ENSG), which was formed in 1999 with the goal of establishing a new level of quality care within the skilled nursing industry. The name “Ensign” is synonymous with a “flag” or a “standard,” and refers to Ensign’s goal of setting the standard by which all others in its industry are measured. The name “Pennant” draws on similar imagery and themes to represent our mission of becoming the “Ensign” to the home health, hospice and senior living industries. We believe that through our innovative operating model, we can foster a new level of patient care and professional competence at our independent operating subsidiaries and set a new industry standard for quality home health and hospice and senior living services.

On            , 2019, Ensign announced its intention to implement the spin-off of Pennant from Ensign, following which The Pennant Group, Inc. will be an independent, publicly traded company, and Ensign will have no continuing stock ownership interest in Pennant. As part of the spin-off, Ensign will effect an internal reorganization to properly align the appropriate businesses within each of Pennant and Ensign whereby, among other things: (i) the assets and liabilities associated with Ensign’s home health and hospice agencies and substantially all of its senior living and ancillary service businesses, subject to certain exceptions, will be transferred to Pennant; and (ii) all other assets and liabilities of Ensign, subject to certain exceptions, will be retained by Ensign.

Our independent operating subsidiaries are organized into industry-specific portfolio companies, which we believe has enabled us to maintain a local, field-driven organizational structure, to attract qualified leaders and expert resources, and to effectively identify, acquire, and improve operations. Each of our portfolio companies has its own leader. These experienced and proven leaders are generally taken from the ranks of operational leaders to serve as resources to independent operating subsidiaries within their own portfolio companies and have the primary responsibility for recruiting qualified talent, finding potential acquisition targets, and identifying other strategic and organic growth opportunities. We believe this decentralized organizational structure will continue to improve the quality of our recruiting and facilitate successful acquisitions.

We have two reportable segments: (1) home health and hospice services, which includes our home health, hospice and home care businesses, and (2) senior living services, which includes our assisted living, independent living and memory care businesses. We also report an “all other” category that includes revenue from our mobile diagnostics and laboratory services operations. Our mobile diagnostics and laboratory services businesses are neither significant individually nor in the aggregate and therefore do not constitute a reportable segment. Our reporting segments are business units that offer different services and that are managed separately

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to provide greater visibility into those operations. For more information about our operating segments, as well as financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 6, Business Segments, to the Audited Combined Financial Statements.

Our Segments

Home Health and Hospice

As of December 31, 2017, we provided home health and hospice services through 46 agencies. Our home health services generally consist of providing some combination of clinical care services including nursing, speech, occupational and physical therapy, medical social work and home health aide services. Home health is often a cost-effective solution for patients and can also increase their quality of life by allowing them to receive quality clinical services in the comfort and convenience of a familiar setting. Approximately two-thirds of our home health agencies are rated 4- or 5-stars by CMS. Our hospice services focus on the physical, spiritual and psychosocial needs of terminally ill individuals and their families and consist primarily of palliative care, education and counseling. During the fiscal year ended December 31, 2017, we generated approximately 69% of our home health and hospice revenue from Medicare.

Senior Living

As of December 31, 2017, we provided assisted living, independent living and memory care services at 43 communities with 3,434 total units located across Arizona, California, Nevada, Texas, Washington and Wisconsin. Our senior living operations provide a variety of services based on residents’ needs, including residential accommodations, activities, meals, housekeeping and assistance in the activities of daily living to seniors who are independent or who require some support, but not the level of clinical care provided in a skilled nursing operation. We generate revenue at these units primarily from private pay sources, with a portion earned from Medicaid or other state-specific programs. Through December 31, 2017, approximately 82% of our senior living revenue was derived from private pay sources.

Other

As of December 31, 2017, we held a majority membership interest of a business that consists of mobile diagnostic services (including digital x-ray, ultrasound, and electrocardiograms) and laboratory services. This business has operations in Arizona, California, Colorado and Utah and, as of December 31, 2017, was not a meaningful contributor to our operating results. We will continue to evaluate and pursue opportunities to invest in new business lines that are complementary to our existing home health and hospice and senior living operations.

Our Competitive Strengths

We believe that we are well-positioned to benefit from the ongoing changes within the home health, hospice and senior living industries. We believe that we will achieve clinical, financial and cultural success as a direct result of the following key competitive strengths:

•

Innovative Operating Model. We believe healthcare services is primarily a local business. Our local leadership-centered operating model encourages our leaders to make key operational decisions that meet the individualized needs of their patients and community partners. Recognizing the local nature of our business, our leaders develop each operation’s reputation at the local level, rather than being bound by a traditional organization-wide branding strategy. In addition, our local leaders work closely with their cluster partners to share data and improve clinical and financial outcomes. Moreover, we do not maintain a traditional corporate headquarters, but rather operate industry-specific Service Centers that accelerate operational results by developing world-class systems and by providing expertise in fields such as information technology, human resources, accounting, legal and education. This enables

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individual operations to function with the strength, synergies and economies of scale found in larger organizations without the disadvantages of a top-down management structure or corporate hierarchy. We believe this approach is unique within our industries and allows us to preserve the “one-operation-at-a-time” focus and culture that has contributed to our success.

•

Proven Track Record of Successful Acquisitions. We adhere to a disciplined acquisition strategy focused on sourcing and selectively acquiring operations within our target markets. Local leaders are heavily involved in the acquisition process and are recognized and rewarded as these acquired operations become the provider of choice in the communities they serve. Through our innovative operating model and disciplined approach to strategic growth, we have completed and successfully transitioned dozens of value-add operations. Our expertise in acquiring and transforming strategic and underperforming operations allows us to consider a broad range of potential acquisition targets and will be a key element of our future success.

•

Superior Clinical Outcomes and Quality Care. We will continue to achieve success by delivering high quality home health, hospice and senior living services. Our locally-driven, patient-centered approach to clinical care allows us to meet the unique needs of our patients, resulting in improved clinical outcomes, including reduced hospital readmission rates. These improved outcomes are driven by both our talented local clinicians and our data-driven analytical approach to patient care and risk stratification. We believe that our achievement of high quality clinical outcomes positions us as a solution to patients and referral sources, leading to census growth and improved profitability.

•

Diversified Portfolio by Payor and Services. As of December 31, 2017, we operated 46 home health and hospice agencies and 43 senior living communities across 12 states. Because of this diversified portfolio, our blended payor mix was approximately 39% Medicare, 12% Medicaid, 9% managed care and 40% private pay as of December 31, 2017. Our balanced payor mix provides business stability through economic cycles and generally insulates us from volatility arising from government-driven reimbursement changes. As of December 31, 2017, we generated approximately 53% of our revenue from home health and hospice services, 41% of our revenue from senior living services, and 6% of our revenue from other ancillary services. This diversified service portfolio allows us to opportunistically execute on our acquisition strategy as valuations fluctuate over industry cycles.

•

Proven Track Record of Talent Recruitment, Development and Retention. We have been successful in attracting, developing and retaining outstanding business and clinical leaders to lead our operating subsidiaries. Our unique operating model, which emphasizes local decision-making and team building, supported by our platform of expert resources and best-in-class systems, attracts a highly talented and entrepreneurial group of leaders. Our operational leaders are committed to ongoing training and participate in regular leadership development and educational programs. We believe that our commitment to professional development strengthens the quality of our operational leaders and staff and will continue to differentiate us from our competitors.

Our Strategy

We believe that the following strategies are primarily responsible for our growth to date and will continue to drive the growth of our business:

•

Grow Talent Base and Develop Future Leaders. Our growth strategy is focused on expanding our talent base and developing future leaders. A key component of our organizational culture is our belief that strong local leadership is a primary ingredient to operational success. We use a multi-faceted strategy to identify and recruit proven business leaders from various industries and backgrounds. To develop these leaders, we have a rigorous “CEO-in-Training Program” that includes significant in-person instruction on leadership, clinical and operational topics as well as extensive on-the-ground training and active learning with key leaders from across the organization. After placement in a local operation, our leaders continue to receive training and regular feedback and support from operational

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and resource peers as they seek to achieve great results. We believe our model of empowering local leaders and providing them a platform of support from expert resources and systems will continue to attract and retain highly talented and entrepreneurial leaders.

•

Focus on Organic Growth. We believe that we have a significant opportunity to drive organic growth within our current portfolio and recently acquired operations. As we improve clinical outcomes, quality of care and operational results at each of our existing and newly acquired operations, we become a provider of choice in the communities we serve, which leads to census growth. As we expand our service offerings, we believe we will continue to translate revenue growth into bottom line success with rigorous adherence to our core operating principles. By effectively using data systems and analytics and embracing a culture of transparency and accountability, our local leaders have a track record of steadily improving operational results. We believe our unique operating model will continue to cultivate steady and consistent organic growth in the future.

•

Pursue Disciplined Acquisition Strategy. The disciplined acquisition and integration of strategic and underperforming operations is a key element of our past success and future growth. We have proven the ability to successfully transition both turnaround and stable acquisitions, transforming them into top-quality operations preferred by referral sources, thus creating a strong return on investment. We plan to continue to take advantage of the fragmented home health, hospice and senior living industries by acquiring strategic and underperforming operations within both our existing and new geographic markets. With experienced leaders in place at the local level and demonstrated success in significantly improving operating conditions at acquired businesses, we believe we are well positioned to continue successfully expanding our footprint.

•

Leverage Our Operational Capabilities to Expand Partnerships. We have a unique and proven operating model with a track record of becoming the provider of choice through deep local payor and provider relationships. Our local leadership approach enables us to adapt to and efficiently meet the needs of our partners in the communities we serve. Our clinical and data analytics capabilities foster solutions and allow us to optimize clinical outcomes. We use this data to communicate with key partners in an effort to reduce overall cost of care and drive improved clinical outcomes. We will continue to expand formal and informal partnerships throughout the healthcare continuum by strategically investing in programs and data analytics that help us and our partners improve care transitions, achieve better outcomes and reduce costs.

•

Strategically Invest In and Integrate Other Post-Acute Healthcare Businesses. Another important element to our growth strategy includes in-house development and acquisition of other post-acute care businesses that are adjacent to our existing service offerings. These businesses either directly or indirectly benefit our patients, help us collaborate more effectively with our partners, and allow us to compete more effectively in the rapidly-changing healthcare environment. Our leadership development programs facilitate these investments, and we have supported local leaders in exploring new business opportunities. An example of such strategic investment is the acquisition of our mobile diagnostics and laboratory services business that was sourced from our leaders exploring new opportunities in the local community. We expect to continue to selectively incubate other ancillary solutions in a disciplined manner that incentivizes our local leaders and bolsters the depth and breadth of services we offer within the post-acute care continuum.

Growth and Acquisition History

Much of our historical growth can be attributed to our expertise in acquiring strategic and underperforming operations and transforming them into market leaders in clinical quality, staff competency, employee loyalty and financial performance. Our local leaders are trained to identify these opportunities for organic growth as we strive to become the provider of choice in our local communities. Accordingly, we plan to continue to drive organic growth and acquire additional operations in existing and new markets in a disciplined manner.

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From 2013 to 2017, we grew our home health and hospice services and senior living services revenue by approximately 277%.

Revenue Growth Since 2013 (Dollars in Millions)

From 2013 to 2017, we grew the number of our home health and hospice agencies and senior living units by approximately 188% and 173%, respectively.

Agency and Unit Growth Since 2013

Home Health and Hospice Agencies Growth	Senior Living Units Growth

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We aim to continue to grow our revenue and earnings by continuing to acquire additional operations in existing and new markets and expanding and renovating our existing operations.

	December 31,
	2011	2012	2013	2014	2015	2016	2017
Cumulative number of home health and hospice agencies	7	10	16	25	32	39	46
Cumulative number of senior living communities	8	10	12	15	36	36	43
Cumulative number of senior living units	887	1,034	1,256	1,587	3,184	3,184	3,434
Total number of home health, hospice and senior living operations	15	20	28	40	68	75	89

Industry Trends

The healthcare sector is one of the largest and fastest-growing sectors of the U.S. economy. According to the Centers for Medicare and Medicaid Services, national healthcare spending increased from 8.9% of U.S. GDP, or $255 billion, in 1980 to an estimated 18.0% of GDP, or $3.5 trillion, in 2017. CMS projects national healthcare spending will grow by an average of 5.6% annually from 2018 through 2026, accounting for approximately 19.7% of U.S. GDP in 2026.

The home health, hospice and senior living segments are growing within the overall healthcare landscape in the United States. The home health market is estimated at approximately $90 billion and is growing at an estimated CAGR of 7%. The hospice industry is estimated at approximately $35 billion and is growing at an estimated CAGR of 5%. The senior living market is estimated at approximately $53 billion and growing at an estimated CAGR of 5%. We believe that the industries in which we operate will continue to benefit from several macroeconomic and regulatory trends highlighted below:

•

Increased Demand Driven by Aging Populations. As seniors account for an increasing percentage of the total U.S. population, we believe the demand for home health and hospice and senior living services will continue to increase. According to the census projection released by the U.S. Census Bureau in early 2018, between 2010 and 2030, the number of individuals over 65 years old is projected to nearly double from approximately 39 million to 73 million, a growth rate nearly five times faster than the 17% increase expected for the total population. The Bureau estimates this group to be one of the fastest growing segments of the United States population and expects it to grow from 13% to 21% of the population by 2030. Furthermore, the generation currently retiring has accumulated less savings than in the past, creating demand for more affordable senior housing and in-home care options. As a high quality provider in lower cost settings, we believe we are well-positioned to benefit from this trend.

•

Shift of Patient Care to Lower Cost Alternatives. The growth of the senior population in the U.S. continues to increase healthcare costs, often faster than the available funding from government-sponsored healthcare programs. In response, government payors have adopted measures that encourage the treatment of patients in their homes and other cost-effective settings where the staffing requirements and associated costs are often significantly lower than the alternatives. With our emphasis on the home health, hospice and senior living industries, which are among the lowest cost settings within the post-acute care continuum, we expect this shift to continue to drive our growth.

•

Transition to Value-Based Payment Models. In response to rising healthcare spending, commercial, government and other payors are generally shifting away from fee-for-service payment models toward value-based models, including risk-based payment models that tie financial incentives to quality, efficiency and coordination of care. We believe that payors will continue to emphasize reimbursement models driven by value and that our clinical outcomes combined with our services in lower cost settings will be increasingly rewarded. Many of our home health agencies already receive value-based payments and we are well-positioned to capitalize on this growth.

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•

Significant Acquisition and Consolidation Opportunities. The home health, hospice and senior living industries are highly fragmented markets with thousands of small and regional providers and only a handful of large national players. There are over 12,300 Medicare-certified home health agencies, with the top ten largest operators accounting for about 21% of the market. There are approximately 4,200 hospice agencies in the U.S. with the top five largest operators accounting for about 14% of the total market share. As with the home health and hospice industries, there are approximately 17,000 providers of senior housing operations in the U.S. with a significant amount of industry fragmentation. We believe that our strategy of acquiring strategic and underperforming operations in these highly fragmented markets will be an instrumental piece of our future growth.

•

Changing Regulatory Framework. Regulations and reimbursement change frequently in our industries. Our model is designed to successfully navigate these regulatory and reimbursement changes. For instance, in January 2017, CMS announced its intent to significantly modify the home health conditions of participation. Prior to the effective date in January 2018, our resources and operators worked together with local teams to formulate systems, policies and procedures to meet the new regulatory requirements at each operation, resulting in strong outcomes at our home health operations that have been surveyed. Similarly, CMS has proposed changes to the home health prospective payment system with the proposed implementation of PDGM. This new reimbursement structure involves case mix calculation methodology refinements, changes to LUPA thresholds, the elimination of therapy thresholds, and a change to the unit of payment from a 60-day episode to a 30-day episode. Just as we have navigated other major reimbursement and regulatory changes, we believe that our unique operating model will mitigate the negative impacts of PDGM as local operations and clinical leaders, supported by our expert resources, effectively adapt to the new reimbursement environment.

Effects of Changing Prices

Medicare reimbursement rates and procedures are subject to change from time to time, which could materially impact our revenue. Our Medicare reimbursement rates and procedures for our home health and hospice operations are based on the severity of the patient’s condition, his or her service needs and other factors relating to the cost of providing services and supplies.

Various healthcare reform provisions became law upon enactment of the ACA. The reforms contained in the ACA have affected our operating subsidiaries in some manner and are directed in large part at increased quality and cost reductions. Several of the reforms are very significant and could ultimately change the nature of our services, the methods of payment for our services and the underlying regulatory environment. These reforms include modifications to the conditions of qualification for payment, bundling of payments to cover both acute and post-acute care and the imposition of enrollment limitations on new providers. Elections in the United States could result in significant changes in, and uncertainty with respect to, legislation, regulation, implementation of Medicare and/or Medicaid, and government policy that could significantly impact our business and the healthcare industry. We continually monitor these developments in an effort to respond to the changing regulatory environment impacting our business.

On February 12, 2018, the President rolled out a new White House budget for fiscal year 2019, which froze the Medicare market basket rate at 2.4%. As a result, the Congressional Budget Office has estimated a $1.9 billion reduction in Medicare spending over the next decade. The 2019 fiscal year began on October 1, 2018.

Home Health

On November 13, 2018, CMS published a final rule which updates HH PPS rates, including the conversion factor and case-mix weights for calendar years 2019 and 2020. This rule finalizes the definition

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of remote patient monitoring which will be allowed as an administrative expense on the home health agency’s cost report. Further, effective January 1, 2020, CMS will implement PDGM, as mandated by the Bipartisan Budget Act of 2018. Under PDGM, the initial certification of patient eligibility, plan of care, and comprehensive assessment will remain valid for 60-day episodes of care, but payments for home health services will be made based upon 30-day payment periods. PDGM refines case mix calculation methodology by removing therapy thresholds and calculating reimbursement based on clinical characteristics including clinical group coding, comorbidity coding, and achievement of LUPA thresholds. This rule also finalizes changes to the HHVBP model. These changes focus on providing value over volume of services to patients. Once the changes are implemented, health payments will no longer be based on the number of visits provided, but rather the patient’s medical condition and care needs. CMS estimates that in calendar year 2019 there will be an estimated increase of 2.2% in reimbursement to home health agencies based on the agency’s finalized policies.

On November 1, 2017, CMS issued a final rule that became effective on January 1, 2018 and updated the calendar year 2018 Medicare payment rates and the wage index for home health agencies serving Medicare beneficiaries. The rule also finalized proposals for the HHVBP model and the HHQRP. Under the final rule, Medicare payments will be reduced by 0.4%. This decrease reflects the effects of a 1.0% home health payment update, a 0.9% adjustment to the national, standardized 60-day episode payment rate to account for nominal case-mix growth, and a 0.5% adjustment in payments due to the sunset of the rural add-on provision.

On January 13, 2017, CMS issued a final rule that modernized CoPs. This rule is a continuation of CMS’s effort to improve quality of care while streamlining provider requirements to reduce unnecessary procedural requirements. The rule makes significant revisions to the conditions currently in place, including (1) adding new conditions of participation related to quality assurance and performance improvement programs and infection control; and (2) expanding or revising requirements related to patient rights, comprehensive evaluations, coordination and care planning, home health aide training and supervision, and discharge and transfer summary and time frames. The new CoPs became effective on January 13, 2018.

On October 31, 2016, CMS issued final payment changes to HH PPS for calendar year 2017. Under this rule, Medicare payments were reduced by 0.7%. This decrease reflects a negative 0.97% adjustment to the national, standardized 60-day episode payment rate to account for nominal case-mix growth from 2012 through 2014; a 2.3% reduction in payments due to the final year of the four-year phase-in of the rebasing adjustments to the national, standardized 60-day episode payment rate, the national per-visit payment rates and the non-routine medical supplies (“NRS”) conversion factor; and the effects of the revised fixed-dollar loss ratio used in determining outlier payments; partially offset by the home health payment update percentage of 2.5%.

On November 5, 2015, CMS issued final payment changes to HH PPS for calendar year 2016. Under this rule, Medicare payments were reduced by 1.4%. This decrease reflects a 1.9% home health payment update percentage; a 0.9% decrease in payments due to the 0.97% payment reduction to the national, standardized 60-day episode payment rate to account for nominal case-mix growth from 2012 through 2014; and a 2.4% decrease in payments due to the third year of the four-year phase-in of the rebasing adjustments to the national, standardized 60-day episode payment rate, the national per-visit payment rates, and the NRS conversion factor. Along with the payment update, CMS is revising the International Classification of Diseases 10 (“ICD-10”) CM translation list and adding certain initial encounter codes to the HH PPS Grouper based upon revised ICD-10-CM coding guidance.

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Pursuant to the rule, CMS also implemented a HHVBP model effective for calendar year 2016, in which all Medicare-certified home health agencies in selected states are required to participate. The model applied a reduction or increase to Medicare payments depending on quality performance, for all agencies delivering services within nine randomly-selected states. Payment adjustments are applied on an annual basis, beginning at 3.0% in the first payment adjustment year, 5.0% in the second payment adjustment year, 6.0% in the third payment adjustment year and 8.0% in the final two payment adjustment years.

Lastly, CMS implemented a standardized cross-setting measure for calendar year 2016. The CoPs require home health agencies to submit OASIS assessments within 30 days of completing the assessment of the beneficiary, as a condition of payment and also for quality measurement purposes. Commencing on April 3, 2017, if the OASIS assessment is not found in the quality system upon receipt of a final claim for a home health episode and the receipt date of the claim is more than 30 days after the assessment completion date, Medicare systems will deny the claim. Home health agencies that do not submit quality measure data to CMS incur a 2.0% reduction in their annual home health payment update percentage. Under the rule, all home health agencies are required to timely submit both Start of Care (initial assessment) or Resumption of Care OASIS assessment and a Transfer or Discharge OASIS assessment for a minimum of 70.0% of all patients with episodes of care occurring during the annual reporting period starting July 1, 2015 and ending June 30, 2016, 80% of all patients with episodes occurring during the reporting period starting July 1, 2016 and ending June 30, 2017, and 90% for all episodes beginning on or after July 1, 2017.

Hospice

On August 1, 2018, CMS issued its final rule outlining the fiscal year 2019 Medicare payment rates, wage index, and cap amount for hospices serving Medicare beneficiaries. Under the final rule, the hospice payment update is 1.8%, which reflects a market basket update of 2.9%, reduced by 0.8% for the MFP adjustment and an additional 0.3% as mandated under the ACA. For hospices that do not submit required quality data, the hospice payment update percentage will be reduced by an additional 2.0%, for a net negative 0.2%. The final rule also specifies that the hospice cap will be updated using the hospice payment update rather than the consumer price index. Accordingly, it is anticipated that there will be a 1.8% increase in aggregate cap payments made to hospices annually. The final rule also includes language that reflects the change in the Bipartisan Budget Act of 2018 which recognizes physician assistants as attending physicians for Medicare hospice beneficiaries effective January 1, 2019. Physician assistants will be reimbursed for their services at 85% of the fee schedule amount for designated attending physicians. Additionally, the rule finalizes changes to HQRP, also effective January 1, 2019, including changes to the data review and correction timeline for data submitted using the Hospice Item Set.

On August 1, 2017, CMS issued its final rule outlining the fiscal year 2018 Medicare payment rates, wage index and cap amount for hospices serving Medicare beneficiaries. The final rule uses a net market basket percentage increase of 1.0% to update the federal rates, as mandated by section 411(d) of the MACRA. Although, if a hospice fails to comply with quality reporting program requirements, there will be a 2.0% reduction to the market basket update for the fiscal year involved. The hospice cap amount for fiscal year 2018 was increased by 1.0%, which is equal to the 2017 cap amount updated by the fiscal year 2018 hospice payment update percentage of 1.0%. In addition, this rule discusses changes to the HQRP, including changes to CAHPS hospice survey measures and plans for sharing HQRP data in fiscal year 2017.

On July 29, 2016, CMS issued its final rule outlining fiscal year 2017 Medicare payment rates, wage index and cap amount for hospices serving Medicare beneficiaries. Under the final rule, there was a net 2.1% increase in hospice payments effective October 1, 2016. The hospice payment increase was the net result of 2.7% inpatient hospital market basket update, reduced by a 0.3% productivity adjustment and by a 0.3% adjustment set by the ACA. The hospice cap amount for fiscal year 2017 increased by 2.1%, which is equal to the 2016 cap

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amount updated by the fiscal year 2017 hospice payment update percentage of 2.1%. In addition, this rule changes the HQRP requirements, including care surveys and two new quality measures that assess hospice staff visits to patients and caregivers in the last three and seven days of life and the percentage of hospice patients who received care processes consistent with guidelines.

On July 31, 2015, CMS issued its final rule outlining fiscal year 2016 Medicare payment rates and the wage index for hospices serving Medicare beneficiaries. Under the final rule, there was a net 1.1% increase in payments effective October 1, 2015. The hospice payment increase was the net result of a hospice payment update to the hospice per diem rates of 2.1% (a “hospital market basket” increase of 2.4% minus 0.3% for reductions required by law) and 1.2% decrease in payments to hospices due to updated wage data and the phase-out of its wage index budget neutrality adjustment factor, offset by the newly announced Core Based Statistical Areas delineation impact of 0.2%. The rule also created two different payment rates for routine home care (“RHC”) that resulted in a higher base payment rate for the first 60 days of hospice care and a reduced base payment rate for 61 or more days of hospice care and a Service Intensity Add-On (“SIA”) Payment for fiscal year 2016 and beyond in conjunction with the proposed RHC rates.

Medicare Coverage Settlement Agreement. A proposed federal class action settlement was filed in federal district court on October 16, 2012 that would end the Medicare coverage standard for skilled nursing, home health and outpatient therapy services that a beneficiary’s condition must be expected to improve. The settlement was approved on January 24, 2013, which tasked CMS with revising its Medicare Benefit Manual and numerous other policies, guidelines and instructions to ensure that Medicare coverage is available for skilled maintenance services in the home health, skilled nursing and outpatient settings. CMS was also required to develop and implement a nationwide education campaign for all who make Medicare determinations to ensure that beneficiaries with chronic conditions are not denied coverage for critical services because their underlying conditions will not improve, after which the members of the class were given the opportunity for re-review of their claims. The major provisions of this settlement agreement have been implemented by CMS, which could favorably impact Medicare coverage reimbursement for our services. However, healthcare providers may be subject to liability in the event they fail to appropriately adapt to the newly clarified reimbursement rules and consequently overbill state Medicaid programs in connection with services rendered to dual-eligible Medicare patients (i.e., by not maximizing Medicare coverage before billing Medicaid).

Historically, adjustments to reimbursement under Medicare have had a significant effect on our revenue. For a discussion of historic adjustments and recent changes to the Medicare program and related reimbursement rates, see “Risk Factors” under the headings “Risks Related to Our Business and Industry—Our revenue could be impacted by federal and state changes to reimbursement and other aspects of Medicaid and Medicare,” “—Our future revenue, financial condition and results of operations could be impacted by continued cost containment pressures on Medicaid spending,” and “—Reforms to the U.S. healthcare system could impose new requirements upon us and may lower our reimbursements.” The federal government and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. We are not able to predict the outcome of the legislative process. We also cannot predict the extent to which proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals and existing new legislation will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue and could adversely affect our business, financial condition and results of operations.

Payor Sources

We derive revenue primarily from the Medicare and Medicaid programs, private pay patients and residents and managed care payors.

Medicare. Medicare is a federal program that provides healthcare benefits to individuals who are 65 years of age or older or are disabled. The Medicare home health benefit is available both for patients who

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need care following discharge from a hospital and patients who suffer from chronic conditions that require ongoing but intermittent care. As a condition of participation under Medicare, beneficiaries must be homebound (meaning that the beneficiary is unable to leave his/her home without a considerable and taxing effort), require intermittent skilled nursing, physical therapy or speech therapy services, and receive treatment under a plan of care established and periodically reviewed by a physician. Medicare rates are based on the severity of the patient’s condition, his or her service needs and other factors relating to the cost of providing services and supplies, bundled into 60-day episodes of care. There is no limit to the number of episodes a patient may receive as long as he or she remains Medicare eligible.

The Medicare hospice benefit is also available to Medicare-eligible patients with terminal illnesses, certified by a physician, where life expectancy is six months or less. Medicare rates are based on standard prospective rates for delivering care over a base 90-day or 60-day period (90-day episodes of care for the first two episodes and 60-day episodes of care for any subsequent episodes). Payments are based on daily rates for each day a beneficiary is enrolled in the hospice benefit. Rates are set based on specific levels of care, are adjusted by a wage index to reflect healthcare labor costs across the country and are established annually through Federal legislation. Medicare payments are subject to two fixed annual caps, which are assessed on a provider number basis. The annual caps per patient, known as hospice caps, are calculated and published by the Medicare fiscal intermediary on an annual basis and cover the twelve month period from November 1 through October 31. The caps can be subject to annual and retroactive adjustments, which can cause providers to owe money back to Medicare if such caps are exceeded.

Medicaid. Medicaid is a state-administered program financed by state funds and matching federal funds. Medicaid programs are administered by the states and their political subdivisions, and often go by state-specific names, such as Medi-Cal in California and the Arizona Healthcare Cost Containment System in Arizona. Medicaid programs generally provide health benefits for qualifying individuals, and may supplement Medicare benefits for financially needy persons aged 65 and older. Medicaid reimbursement formulas are established by each state with the approval of the federal government in accordance with federal guidelines.

Medicaid reimburses home health and hospice providers, senior living facilities, physicians, and certain other healthcare providers for care provided to certain low income patients. Reimbursement varies from state to state and is based upon a number of different systems, including cost-based, prospective payment and negotiated rate systems. Rates are subject to statutory and regulatory changes and interpretations and rulings by individual state agencies.

Managed Care and Private Insurance. Managed care patients consist of individuals who are insured by certain third-party entities, or who are Medicare beneficiaries who have assigned their Medicare benefits to a senior managed care organization plan. Another type of insurance, long-term care insurance, is also becoming more widely available to consumers, but is not expected to contribute significantly to industry revenues in the near term.

Private and Other Payors. Private and other payors consist primarily of individuals, family members or other third parties who directly pay for the services we provide.

Billing and Reimbursement. Our revenue from government payors, including Medicare and state Medicaid agencies, is subject to retroactive adjustments in the form of claimed overpayments and underpayments based on rate adjustments, audits or asserted billing and reimbursement errors. We believe billing and reimbursement errors, disagreements, overpayments and underpayments are common in our industries, and we are regularly engaged with government payors and their contractors in reviews, audits and appeals of our claims for reimbursement due to the subjectivity inherent in the processes related to patient diagnosis and care, recordkeeping, claims processing and other aspects of the patient service and reimbursement processes, and the errors or disagreements those subjectivities can produce.

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We take seriously our responsibility to act appropriately under applicable laws and regulations, including Medicare and Medicaid billing and reimbursement laws and regulations. Accordingly, our subsidiaries employ accounting, reimbursement and compliance specialists who train, mentor and assist our clerical and clinical staffs in the preparation of claims and supporting documentation, regularly monitor billing and reimbursement practices within our operating subsidiaries, and assist with the appeal of overpayment and recoupment claims generated by Medicare contractors and other auditors and reviewers. In addition, due to the potentially serious consequences that could arise from any impropriety in our billing and reimbursement processes, we investigate allegations of impropriety or irregularity relative thereto, and sometimes do so with the aid of outside auditors (other than our independent registered public accounting firm), attorneys and other professionals.

Whether information about our billing and reimbursement processes is obtained from external sources or activities such as Medicare and Medicaid audits or probe reviews, internal investigations, or our regular day-to-day monitoring and training activities, we collect and utilize such information to improve our billing and reimbursement functions and the various processes related thereto. While, like other operators in our industry, we experience billing and reimbursement errors, disagreements and other effects of the inherent subjectivities in reimbursement processes on a regular basis, we believe that we are in substantial compliance with applicable Medicare and Medicaid reimbursement requirements. We continually strive to improve the efficiency and accuracy of all of our operational and business functions, including our billing and reimbursement processes.

The following table sets forth our total revenue by payor source generated by each of our reportable segments and our “All Other” category and as a percentage of total revenue for the periods indicated (dollars in thousands):

	Year Ended December 31, 2017
	Home Health and Hospice Services
	Home Health Services	Hospice Services	Senior Living Services	All Other	Total Revenue	Revenue%
Medicare	$36,592	$61,422	$—	$4,429	$102,443	38.5%
Medicaid	4,398	6,832	19,813	941	31,984	12.0

Subtotal	40,990	68,254	19,813	5,370	134,427	50.5
Managed care	21,058	765	—	3,125	24,948	9.3
Private and other (1)	10,997	339	88,775	6,921	107,032	40.2

Total revenue	$73,045	$69,358	$108,588	$15,416	$266,407	100.0%

(1)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in our home care operations.

	Year Ended December 31, 2016
	Home Health and Hospice Services
	Home Health Services	Hospice Services	Senior Living Services	All Other	Total Revenue	Revenue%
Medicare	$32,376	$48,124	$—	$3,265	$83,765	36.6%
Medicaid	4,131	6,367	16,708	923	28,129	12.3

Subtotal	36,507	54,491	16,708	4,188	111,894	48.9
Managed care	16,913	751	—	2,874	20,538	9.0
Private and other (1)	6,906	245	84,704	4,682	96,537	42.1

Total revenue	$60,326	$55,487	$101,412	$11,744	$228,969	100.0%

(1)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in our home care operations.

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Reimbursement for Specific Services

Reimbursement for Home Health Services. Our home health business derives substantially all of its revenue from Medicare and managed care sources. Our home health services generally consist of providing some combination of the services of registered nurses, speech, occupational and physical therapists, medical social workers and certified home health aides. Home health is often a cost-effective solution for patients, and can also increase their quality of life and allow them to receive quality medical care in the comfort and convenience of a familiar setting.

We receive a standard prospective Medicare payment for delivering care over a 60-day episode. There is no limit to the number of episodes a beneficiary may receive as long as he or she remains eligible. The base episode payment is a flat rate that is adjusted upward or downward based upon differences in the expected resource needs of individual patients as indicated by clinical severity, functional severity and service utilization. The magnitude of the adjustment is determined by each patient’s categorization into one of 153 payment groups, known as Home Health Resource Groups and the costliness of care for patients in each group relative to the average patient. Payment is further adjusted for differences in local labor costs using the hospital wage index. We bill and are reimbursed for services in two stages: an initial request for advance payment when the episode commences and a final claim when the episode is completed. We submit all Medicare claims through the Medicare Administrative Contractors for the federal government. We receive 60% of the estimated payment for a patient’s initial episode up-front (after the initial assessment is completed and upon initial billing) and the remaining 40% upon completion of the episode and after all final treatment orders are signed by the physician. In the event of subsequent episodes, reimbursement timing is 50% up-front and 50% upon completion of the episode. Final payments may reflect base payment adjustments for case-mix and geographic wage differences and 2% sequestration reduction. In addition, final adjustments may reflect retroactive adjustments to ensure the adequacy and effectiveness of the total reimbursement, including (a) an outlier payment if the patient’s care was unusually costly; (b) a low utilization adjustment if the number of visits was fewer than five; (c) a partial payment if the patient transferred to another provider or transferred from another provider before completing the episode; (d) a payment adjustment based upon the level of therapy services required; (e) a payment adjustment if we are unable to perform periodic therapy assessments; (f) the number of episodes of care provided to a patient, regardless of whether the same home health provider provided care for the entire series of episodes; (g) changes in the base episode payments established by the Medicare program; (h) adjustments to the base episode payments for case mix and geographic wages; and (i) recoveries of overpayments. Because such adjustments are determined upon the completion date of the episode, retroactive adjustments could impact our financial results.

Effective January 1, 2020, CMS intends to implement PDGM prospective payment system, as mandated by the Bipartisan Budget Act of 2018. Under PDGM, the initial certification of patient eligibility, plan of care, and comprehensive assessment will remain valid for 60-day episodes of care, but payments for home health services will be made based upon 30-day payment periods. PDGM refines case mix calculation methodology by removing therapy thresholds and calculating reimbursement based on clinical characteristics including clinical group coding, admission source, comorbidity coding, and achievement of LUPA thresholds. CMS proposes to implement PDGM in a budget neutral manner, but that neutrality assumes that providers will make certain coding and behavioral changes. Therefore, the rule’s ultimate impact will vary by provider based on factors including patient mix, admission source, and providers’ ability to adapt to the new reimbursement model.

In 2011, CMS finalized two provisions of the ACA that substantially impact our business. First, as a condition for Medicare payment, the ACA mandates that prior to certifying a patient’s eligibility for home health services, the certifying physician must document that he or she, or allowed non-physician practitioner, had a face-to-face encounter with the patient that relates to the condition for which the patient receives home health services. The face-to-face encounter must occur within 90 days prior to the start of care or 30 days after the start of care. Documentation regarding these encounters must be present in the patient’s home health medical record. Documentation supporting these encounters must be in the certifying physician’s or hospital medical record.

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Beginning in 2015, CMS also made important changes to therapy assessment requirements. A professional qualified therapist assessment must take place at least once every 30 days during a therapy patient’s course of treatment.

We verify a patient’s eligibility for home health benefits at the time of admission. Through the verification process we are able to determine the payor source and eligibility for reimbursement of each patient. Accordingly, we do not have material amounts of reimbursements pending approval based on the eligibility of a patient to receive reimbursement from the applicable payor program. Further, we provide only limited services to patients who are ineligible for reimbursement from a third-party payor. Therefore, we do not have any material amounts of reimbursements due from patients who are self-pay.

Home health payment rates are updated annually by the home health market basket percentage as adjusted by Congress. CMS establishes the home health market basket index, which measures inflation in the prices of an appropriate mix of goods and services included in home health services.

Reimbursement for Hospice Services. Hospice revenues are primarily derived from Medicare. We receive one of four predetermined rate categories based on the level of care we furnish to the beneficiary. This payment is designed to include all of the services needed to manage the beneficiary’s care. These rates are subject to annual adjustments based on inflation and geographic wage considerations. In its 2016 Final Rule, CMS established a two-tiered payment system for routine home care services. Effective January 1, 2016, hospices are reimbursed at a higher rate for routine home care services provided from days of service 1 through 60 and a lower rate for all subsequent days of service. CMS also provided for a Service Intensity Add-On, which increases payments for certain routine home care services provided by registered nurses and social workers to hospice patients during the final seven days of life.

We are subject to two limitations on Medicare payments for hospice services. First, we are subject to an inpatient cap. This cap limits the number of days that can be reimbursed at an inpatient care rate (both respite and general) to 20% of the total number of days of hospice care (both inpatient and in the home) that we provide to Medicare beneficiaries. Payments for days in excess of this limit are paid at the routine home care rate, and we must reimburse the government for any amounts received in excess of that rate.

Second, hospices are subject to an aggregate payment cap. This cap amount is calculated annually by multiplying the number of beneficiaries electing hospice care during the year by a statutory amount that is indexed for inflation. For cap years ended on or after October 31, 2012, and all subsequent cap years, the hospice aggregate cap is calculated using the proportional method. Under the proportional method, the hospice shall include in its number of Medicare beneficiaries only that fraction which represents the portion of a patient’s total days of care in all hospices and all years that were spent in that hospice in that cap year, using the best data available at the time of the calculation. The whole and fractional shares of Medicare beneficiaries’ time in a given cap year are then summed to compute the total number of Medicare beneficiaries served by that hospice in that cap year. The hospice’s total Medicare beneficiaries in a given cap year is multiplied by the Medicare per beneficiary cap amount, resulting in that hospice’s aggregate cap, which is the allowable amount of total Medicare payments that hospice can receive for that cap year. If a hospice exceeds its aggregate cap, then the hospice must repay the excess back to Medicare. The Medicare cap amount is reduced proportionately for patients who transferred in and out of our hospice services.

Traditionally, the hospice inpatient and aggregate caps covered revenue received and services provided from November 1 to October 31. The 2017 cap year was an 11 month transition year with cap amounts calculated for the 11 month period from November 1, 2016 to September 30, 2017. Beginning October 1, 2017, CMS has changed the hospice inpatient and aggregate cap year to coincide with the federal fiscal year (October 1 to September 30).

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Reimbursement for Senior Living Services. Assisted living, independent living and memory care facility revenue is primarily derived from private pay residents at rates we establish based upon the services we provide and market conditions in the area of operation. In addition, Medicaid or other state-specific programs in some states where we operate supplement payments for board and care services provided in assisted living and memory care facilities.

Competition

The post-acute care industry is highly competitive, and we expect that the industry will become increasingly competitive in the future. The industry is highly fragmented and characterized by numerous local and regional providers, in addition to large national providers that have achieved geographic diversity and economies of scale. Some of our operating subsidiaries also compete with skilled nursing facilities, inpatient rehabilitation facilities and long-term acute care hospitals. Competitiveness may vary significantly from location to location, depending upon factors such as the number of competing operations, availability of services, expertise of staff, and the physical appearance and amenities of senior living facilities. We believe that the primary competitive factors in the post-acute care industry are:

•	ability to attract and to retain qualified management and caregivers;

•	reputation and achievements of quality healthcare outcomes and patient and resident satisfaction;

•	attractiveness and location of senior living facilities and other physical assets;

•	the expertise and commitment of operational management teams and employees; and

•	community value, including amenities and ancillary services.

We seek to compete effectively in each market by establishing a reputation within the local community as the “operation of choice.” This means that the operation leaders are generally free to discern and address the unique needs and priorities of healthcare professionals, customers and other stakeholders in the local community or market, and then create superior service offerings for that particular community or market that are calculated to encourage prospective customers and referral sources to choose or recommend the operation.

Increased competition could limit our ability to attract and retain patients and residents, maintain or increase rates or to expand our business. Some of our competitors have greater financial and other resources than we have, may have greater brand recognition and may be more established in their respective communities than we are. Competing companies may also offer newer facilities or different programs or services than we offer, and may therefore attract individuals who are currently patients of our facilities, potential patients of our facilities, or who are otherwise receiving our healthcare services. Other competitors may have lower expenses or other competitive advantages than us and, therefore, provide services at lower prices than we offer.

There are few barriers to entry in the home health and hospice business in jurisdictions that do not require certificates of need or permits of approval. Our primary competition in these jurisdictions comes from local privately and publicly-owned and hospital-owned healthcare providers. We compete based on the availability of personnel, the quality of services, expertise of visiting staff, and, in certain instances, on the price of our services. In addition, we compete with a number of non-profit organizations that finance acquisitions and capital expenditures on a tax-exempt basis and charity-funded programs that may have strong ties to their local medical communities and receive charitable contributions that are unavailable to us.

Our other services, such as senior living and other ancillary services, also compete with local, regional, and national companies. The primary competitive factors in these businesses include reputation, cost of services, quality of clinical services, responsiveness to patient/resident needs, location and the ability to provide support in other areas such as third-party reimbursement, information management and patient recordkeeping. The market for acquiring and/or operating senior living communities is highly competitive, and some of our present and

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potential senior living competitors have, or may obtain, greater financial resources than us and may have a lower cost of capital. In addition, several publicly-traded and non-traded real estate investment trusts, or REITs, and private equity firms have similar asset acquisition objectives as we do, along with greater financial resources and/or lower costs of capital than we are able to obtain.

Labor

The operation of our home health and hospice operations and senior living communities requires a large number of highly skilled healthcare professionals and support staff. As of December 31, 2017, we had approximately 4,077 full-time equivalent employees who were employed by our Service Centers and our operating subsidiaries. For the year ended December 31, 2017, approximately 55% of our total expenses were payroll related. Periodically, market forces, which vary by region, require that we increase wages in excess of general inflation or in excess of increases in reimbursement rates we receive. We believe that we staff appropriately, focusing primarily on the acuity level and day-to-day needs of our patients and residents. We seek to manage our labor costs by improving staff retention, improving operating efficiencies, maintaining competitive wage rates and benefits and reducing reliance on overtime compensation and temporary nursing agency services.

The healthcare industry as a whole has been experiencing shortages of qualified professional clinical staff. We believe that our ability to attract and retain qualified professional clinical staff stems from our ability to offer attractive wage and benefits packages, a high level of employee training, a culture that provides incentives for individual efforts and a quality work environment.

Relationship with Ensign

Following the spin-off, we will continue to benefit from the existing relationship with Ensign, which provides, and expects to continue to provide, healthcare services across the post-acute care continuum, including its skilled nursing, assisted and independent living and other ancillary services. Under a transition services agreement, Ensign and Pennant will provide transition services to each other for, among other things, finance, information technology, human resources, payroll, tax and other services for a limited time to help ensure an orderly transition following the distribution.

For a more detailed description, see “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off.”

Seasonality

Our senior living communities have typically experienced some seasonality, which we see in certain regions more than others, due to weather patterns, geography and higher incidence and severity of illnesses during winter months. Although seasonal patterns within our senior living businesses vary from year to year, our average monthly occupancy generally begins to decline sequentially during the fourth quarter of the year, and we generally expect average monthly occupancy to begin to increase during the second quarter each year.

Properties

Our headquarters is located in a leased office at 1675 East Riverside Drive, Suite 150, Eagle, Idaho 83616, which lease expires March 31, 2026. We have two options to extend our lease term at this location for an additional 5-year term for each option.

Service Centers.

We believe our operating model is best supported with industry-specific Service Centers, where highly trained resources provide centralized accounting, payroll, human resources, information technology, legal, risk

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management and other centralized services to home health and hospice or senior living subsidiaries through contractual relationships with such subsidiaries.

In order to accommodate our home health and hospice Service Center resources, we currently lease approximately 8,065 square feet of office space located at 1675 East Riverside Drive, Suite 200, Eagle, Idaho 83616, pursuant to a lease that expires March 31, 2024. We have two options to extend our lease term at this location for an additional 5-year term for each option.

In order to accommodate our senior living Service Center resources, we currently lease 6,101 rentable square feet of office space located at 1600 West Broadway Road, Tempe, Arizona 85282, pursuant to a lease that expires September 30, 2021. We have one option to extend our lease term at this location for an additional 5-year term.

Home Health and Hospice Agencies and Senior Living Communities.

As of December 31, 2017, we had 46 home health, hospice and home care agencies in Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, and Washington.

As of December 31, 2017, we had 43 affiliated senior living communities in Arizona, California, Nevada, Texas, Washington and Wisconsin, with 3,434 operating units and the licensed capacity to serve approximately 4,374 residents. As of December 31, 2017, all of our facilities were leased through long-term lease arrangements. We currently do not manage any communities for third parties, except on a short-term basis pending receipt of new operating licenses by our operating subsidiaries.

The following table provides summary information regarding the locations of our home health and hospice agencies and our senior living communities and operational units as of December 31, 2017:

State	Home Health Services	Hospice Services	Senior Living Communities	Senior Living Units
Arizona	2	4	7	1,249
California	5	3	8	670
Colorado	1	1	—	—
Idaho	3	3	—	—
Iowa	1	1	—	—
Nevada	—	1	3	311
Oklahoma	2	1	—	—
Oregon	1	1	—	—
Texas	2	3	5	348
Utah	3	3	—	—
Washington	4	1	1	98
Wisconsin	—	—	19	758

Total	24	22	43	3,434

Government Regulation

We are highly regulated by federal, state, and local authorities. In order to operate our businesses we must comply with federal, state and local laws relating to licensure, delivery and adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting, billing and reimbursement, building codes and environmental protection. Additionally, we must also adhere to anti-kickback

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statutes, physician referral laws, and safety and health standards set by the Occupational Safety and Health Administration. Changes in the law or new interpretations of existing laws may have an adverse impact on our methods and costs of doing business.

Our operating subsidiaries are also subject to various regulations and licensing requirements promulgated by state and local health and social service agencies and other regulatory authorities. Requirements vary from state to state and these requirements can affect, among other things, personnel education and training, patient and personnel records, services, staffing levels, monitoring of patient wellness, patient furnishings, housekeeping services, dietary requirements, emergency plans and procedures, certification and licensing of staff prior to beginning employment, and patient rights. These laws and regulations could limit our ability to expand into new markets and to expand our services and facilities in existing markets.

Federal Healthcare Reform. On January 13, 2017, CMS issued a Final Rule revising the conditions of participation for home health agencies serving Medicare beneficiaries. The rule makes significant revisions to the conditions currently in place, including (1) adding new conditions of participation related to quality assurance and performance improvement programs; and (2) expanding or revising requirements related to patient rights, comprehensive evaluations, coordination and care planning, home health aide training and supervision, and discharge and transfer summary and time frames. Without any contrary action by the new administration, the new conditions were scheduled to be effective January 13, 2018.

On February 2, 2016, CMS issued its final rule concerning face-to-face requirements for Medicaid home health services. Under the rule, the Medicaid home health service definition was revised to be consistent with applicable sections of the ACA and MACRA. The rule also requires that for the initial ordering of home health services, the physician must document the occurrence of a face-to-face encounter related to the primary reason the beneficiary requires home health services occurred no more than 90 days before or 30 days after the start of services. The final rule also requires that for the initial ordering of certain medical equipment, the physician or authorized non-physician provider must document a face-to-face encounter that is related to the primary reason the beneficiary requires medical equipment which occur no more than six months prior to the start of services.

On October 30, 2015, CMS released a final rule addressing, among other things, implementation of certain provisions of MACRA, including the implementation of the new Merit-Based Incentive Payment System (“MIPS”) that streamlines multiple quality programs and Alternative Payment Models (“APMs”) that give bonus payments for participation in eligible APMs. The current Value-Based Payment Modifier program is set to expire in 2018, with the first MIPS adjustments to begin in 2019. The October 30, 2015 final rule added measures where gaps exist in the current Physician Quality Reporting System, which is used by CMS to track the quality of care provided to Medicare beneficiaries. The final rule could impact our revenue in the future.

On April 16, 2015, the President signed MACRA into law. This law included a number of provisions, including (1) providing for an increase of 3% of the payment amount otherwise made for home health services furnished in rural areas, and (2) payment updates for post-acute providers at 1% after other adjustments required by the ACA for 2018. In addition, it increased premiums for Part B and Part D of Medicare for beneficiaries with income above certain levels and made numerous other changes to Medicare and Medicaid.

The IMPACT Act, which was signed into law on October 6, 2014, requires the submission of standardized assessment data for quality improvement, payment and discharge planning purposes across the spectrum of PACs, including home health agencies. The IMPACT Act will require PACs to begin reporting: (1) standardized patient assessment data at admission and discharge by October 1, 2018 for post-acute care providers, and by January 1, 2019 for home health agencies; (2) new quality measures, including functional status, skin integrity, medication reconciliation, incidence of major falls, and patient preference regarding treatment and discharge at various intervals between October 1, 2016 and January 1, 2019; and (3) resource use

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measures, including Medicare spending per beneficiary, discharge to community, and hospitalization rates of potentially preventable readmissions by October 1, 2016 for post-acute care providers, and by January 1, 2017 for home health agencies. Failure to report such data when required would subject an agency to a 2% reduction in market basket prices then in effect.

The IMPACT Act further requires HHS and the Medicare Payment Advisory Commission, a commission chartered by Congress to advise it on Medicare payment issues, to study alternative PAC payment models, including payment based upon individual patient characteristics and not care setting, with corresponding Congressional reports required based on such analysis. The IMPACT Act also included provisions impacting Medicare-certified hospices, including: (1) increasing survey frequency for Medicare-certified hospices to once every 36 months; (2) imposing a medical review process for hospice agencies with a high percentage of stays in excess of 180 days; and (3) updating the annual aggregate Medicare payment cap.

On April 1, 2014, the President signed into law the Protecting Access to Medicare Act of 2014, which averted a 24% cut in Medicare payments to physicians and other Part B providers until March 31, 2015. In addition, this law maintains the 0.5% update for such services through December 31, 2014 and provides a 0.0% update to the 2015 Medicare Physician Fee Schedule through March 31, 2015.

On January 2, 2013, the President signed the American Taxpayer Relief Act of 2012 into law. This statute created a Commission on Long Term Care, the goal of which is to develop a plan for the establishment, implementation, and financing of a comprehensive, coordinated, and high-quality system that ensures the availability of long-term care services and support for individuals in need of such services and supports. Any implementation of recommendations from this commission may have an impact on coverage and payment for our services.

On August 2, 2011, the President signed into law the Budget Control Act of 2011 (“Budget Control Act”), which raised the debt ceiling and put into effect a series of actions for deficit reduction. The Budget Control Act created a Congressional Joint Select Committee on Deficit Reduction (the “Committee”) that was tasked with proposing additional deficit reduction of at least $1.5 trillion over ten years. As the Committee was unable to achieve its targeted savings, this regulation triggered automatic reductions in discretionary and mandatory spending, or budget sequestration, starting in 2013, including reductions of not more than 2% to payments to Medicare providers. The Budget Control Act also requires Congress to vote on an amendment to the Constitution that would require a balanced budget.

On March 23, 2010, President Obama signed the ACA into law, which contained several sweeping changes to America’s health insurance system. Among other reforms contained in ACA, many Medicare providers received reductions in their market basket updates. In addition, ACA enacted several reforms with respect to hospice organizations, including payment measures to realize significant savings of federal and state funds by deterring and prosecuting fraud and abuse in both the Medicare and Medicaid programs.

Some key provisions of ACA include (i) enhanced civil monetary penalties, (ii) face-to-face encounter requirements applicable to home health agencies and hospices, (iii) expanded authority to suspend payment if a provider is investigated for allegations or issues of fraud, (iv) a requirement that overpayments for services provided to Medicare and Medicaid beneficiaries be reported to the applicable payor within sixty days of identification of the overpayment or the date of the corresponding cost report, (v) implementation of a value-based purchasing program for home health services, (vi) implementation of a voluntary bundled payments pilot program (i.e., Bundled Payments for Care Improvement), and (vii) the creation of ACOs.

On June 28, 2012, the U.S. Supreme Court ruled that the enactment of ACA did not violate the Constitution of the United States. On June 25, 2015, the U.S. Supreme Court ruled that the tax credits described in Section 36B of ACA are available to individuals who purchase health insurance on an exchange created by the

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federal government. These rulings, taken together, permit the implementation of most of the provisions of ACA to proceed in substantially the same form contemplated after ACA’s enactment. The provisions of ACA discussed above are only examples of federal health reform provisions that we believe may have a material impact on the long-term care industry and on our business. However, the foregoing discussion is not intended to constitute, nor does it constitute, an exhaustive review and discussion of ACA. It is possible that these and other provisions of ACA may be interpreted, clarified, or applied to our affiliated operations in a way that could have a material adverse impact on the results of operations.

Regulations Regarding Our Operations. Governmental agencies and other authorities periodically inspect our operations to assess our compliance with various standards, rules and regulations. The robust regulatory and enforcement environment continues to impact healthcare providers, especially in connection with responses to any alleged noncompliance identified in periodic surveys and other inspections by governmental authorities. Unannounced surveys or inspections occur periodically, and our operations may also follow a government agency’s receipt of a complaint about an operation. We must pass these inspections to maintain our licensure under state law, to obtain or maintain certification under the Medicare and Medicaid programs, and to comply with our provider contracts with managed care clients at many operations. From time to time, we, like others in the healthcare industry, may receive notices from federal and state regulatory agencies alleging that we failed to substantially comply with applicable standards, rules or regulations. These notices may require us to take corrective action, may impose civil monetary penalties for noncompliance, and may threaten or impose other operating restrictions. If an operation fails to comply with these directives or otherwise fail to comply substantially with licensure and certification laws, rules and regulations, the operation could lose its certification as a Medicare or Medicaid provider, or lose its state license to operate.

Regulations Protecting Against Fraud. Various complex federal and state laws exist which govern a wide array of referrals, relationships and arrangements, and prohibit fraud by healthcare providers. Governmental agencies are devoting increasing attention and resources to such anti-fraud efforts. HIPAA, and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud. Additionally, in connection with our involvement with federal healthcare reimbursement programs, the government or those acting on its behalf may bring an action under the FCA, alleging that a healthcare provider has defrauded the government. These claimants may seek treble damages for false claims and payment of additional civil monetary penalties. The FCA allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government’s recovery. Due to these “whistleblower” incentives, suits have become more frequent. Many states also have a false claim prohibition that mirrors or tracks the federal FCA.

In May 2009, Congress passed FERA which made significant changes to the federal FCA, expanding the types of activities subject to prosecution and whistleblower liability. Following changes by FERA, healthcare providers face significant penalties for the knowing retention of government overpayments, even if no false claim was involved. Healthcare providers can now be liable for knowingly and improperly avoiding or decreasing an obligation to pay money or property to the government. This includes the retention of any government overpayment. The government can argue, therefore, that a FCA violation can occur without any affirmative fraudulent action or statement, as long as it is knowingly improper. In addition, FERA extended protections against retaliation for whistleblowers, including protections not only for employees, but also contractors and agents. Thus, there is no need for an employment relationship in order to qualify for protection against retaliation for whistleblowing.

On January 2, 2013 the President signed the American Taxpayer Relief Act of 2012 into law. This statute lengthened the retrospective time period for which CMS can recover overpayments from healthcare providers, from three to five years following the year in which payment was made.

Regulations Regarding Financial Arrangements. We are also subject to federal and state laws that regulate financial arrangement by healthcare providers, such as the federal and state anti-kickback laws, the Stark laws, and various state referral laws. The federal anti-kickback laws and similar state laws make it unlawful for

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any person to pay, receive, offer, or solicit any benefit, directly or indirectly, for the referral or recommendation for products or services which are eligible for payment under federal healthcare programs, including Medicare and Medicaid. For the purposes of the anti-kickback law, a “federal healthcare program” includes Medicare and Medicaid programs and any other plan or program that provides health benefits which are funded directly, in whole or in part, by the United States government.

The arrangements prohibited under these anti-kickback laws can involve nursing homes, hospitals, physicians and other healthcare providers, plans, suppliers and non-healthcare providers. These laws have been interpreted very broadly to include a number of practices and relationships between healthcare providers and sources of patient referral. The scope of prohibited payments is very broad, including anything of value, whether offered directly or indirectly, in cash or in kind. Federal “safe harbor” regulations describe certain arrangements that will not be deemed to constitute violations of the anti-kickback law. Arrangements that do not comply with all of the strict requirements of a safe harbor are not necessarily illegal, but, due to the broad language of the statute, failure to comply with a safe harbor may increase the potential that a government agency or whistleblower will seek to investigate or challenge the arrangement. The safe harbors are narrow and do not cover a wide range of economic relationships.

Violations of the federal anti-kickback laws can result in criminal penalties of up to $25,000 and five years’ imprisonment. Violations of the anti-kickback laws can also result in civil monetary penalties of up to $50,000 and an assessment of up to three times the total amount of remuneration offered, paid, solicited, or received. Violation of the anti-kickback laws may also result in an individual’s or organization’s exclusion from future participation in Medicare, Medicaid and other state and federal healthcare programs. Exclusion of us or any of our key employees from the Medicare or Medicaid program could have a material adverse impact on our operations and financial condition.

In addition to these regulations, we may face adverse consequences if we violate the federal Stark laws related to certain Medicare physician referrals. The Stark laws prohibit a physician from referring Medicare patients for certain designated health services where the physician has an ownership interest in or compensation arrangement with the provider of the services, with limited exceptions. Also, any services furnished pursuant to a prohibited referral are not eligible for payment by the Medicare programs, and the provider is prohibited from billing any third party for such services. The Stark laws provide for the imposition of a civil monetary penalty of $15,000 per prohibited claim, and up to $100,000 for knowingly entering into certain prohibited cross-referral schemes, and potential exclusion from Medicare for any person who presents or causes to be presented a bill or claim the person knows or should know is submitted in violation of the Stark laws. Such designated health services include physical therapy services; occupational therapy services; radiology services, including CT, MRI and ultrasound; durable medical equipment and services; radiation therapy services and supplies; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics and prosthetic devices and supplies; home health services; outpatient prescription drugs; inpatient and outpatient hospital services; clinical laboratory services; and diagnostic and therapeutic nuclear medical services.

Regulations Regarding Patient Record Confidentiality. We are also subject to laws and regulations enacted to protect the confidentiality of patient health information. For example, HHS has issued rules pursuant to HIPAA, which relate to the privacy of certain patient information. These rules govern our use and disclosure of protected health information. We have established policies and procedures to comply with HIPAA privacy and security requirements at our affiliated operations. We maintain a company-wide HIPAA compliance plan, which we believe complies with the HIPAA privacy and security regulations. The HIPAA privacy regulations and security regulations have and will continue to impose significant costs on our operations in order to comply with these standards. There are numerous other laws and legislative and regulatory initiatives at the federal and state levels addressing privacy and security concerns. Our operations are also subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties for privacy and security breaches.

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Antitrust Laws. We are also subject to federal and state antitrust laws. Enforcement of the antitrust laws against healthcare providers is common, and antitrust liability may arise in a wide variety of circumstances, including third party contracting, physician relations, joint venture, merger, affiliation and acquisition activities. In some respects, the application of federal and state antitrust laws to healthcare is still evolving, and enforcement activity by federal and state agencies appears to be increasing. At various times, healthcare providers and insurance and managed care organizations may be subject to an investigation by a governmental agency charged with the enforcement of antitrust laws, or may be subject to administrative or judicial action by a federal or state agency or a private party. Violators of the antitrust laws could be subject to criminal and civil enforcement by federal and state agencies, as well as by private litigants.

Environmental Matters

Our business is subject to a variety of federal, state and local environmental laws and regulations. As a healthcare provider, we face regulatory requirements in areas of air and water quality control, medical and low-level radioactive waste management and disposal, asbestos management, response to mold and lead-based paint in our senior living facilities and employee safety.

As an owner or operator of our senior living facilities, we also may be required to investigate and remediate hazardous substances that are located on and/or under the property, including any such substances that may have migrated off, or may have been discharged or transported from the property. Part of our operations involves the handling, use, storage, transportation, disposal and discharge of medical, biological, infectious, toxic, flammable and other hazardous materials, wastes, pollutants or contaminants. In addition, we are sometimes unable to determine with certainty whether prior uses of our senior living facilities and properties or surrounding properties may have produced continuing environmental contamination or noncompliance, particularly where the timing or cost of making such determinations is not deemed cost-effective. These activities, as well as the possible presence of such materials in, on and under our properties, may result in damage to individuals, property or the environment; may interrupt operations or increase costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance.

We believe that we are in material compliance with applicable environmental and occupational health and safety requirements. However, we cannot assure you that we will not encounter liabilities with respect to these regulations in the future, and such liabilities may result in material adverse consequences to our operations or financial condition. In addition, because environmental laws vary from state to state, expansion of our operations to states where we do not currently operate may subject us to additional restrictions on the manner in which we operate our communities.

Legal Proceedings

We are involved in various claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on our results of operations or financial condition. However, the results of such matters cannot be predicted with certainty and we cannot assure you that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on our business, financial condition, results of operations and cash flows. See Note 15, Commitments and Contingencies, to the Audited Combined Financial Statements for a description of claims and legal actions arising in the ordinary course of our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of New Ventures should be read in conjunction with “Summary—Summary Historical and Unaudited Pro Forma Combined Financial Data,” “Selected Historical Combined Financial Data” and the Audited Combined Financial Statements and related notes that appear elsewhere in this information statement. In addition to historical combined financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Special Note About Forward-Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this information statement, particularly in “Risk Factors.”

Following the consummation of the spin-off, The Pennant Group, Inc. (“Pennant” or the “Company”) will hold, directly or through its subsidiaries, New Ventures and will be the financial reporting entity.

Overview

We are a leading provider of high quality healthcare services to the growing senior population in the United States. We strive to be the provider of choice in the communities we serve through our innovative operating model. We operate in multiple lines of businesses including home health, hospice and senior living services across Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington and Wisconsin. As of December 31, 2017, our home health and hospice business provided home health, hospice and home care services from 46 agencies across eleven states, and our senior living business operated 43 senior living communities throughout six states.

The following table summarizes our affiliated home health and hospice agencies and senior living communities as of December 31 of each year:

	December 31,
	2011	2012	2013	2014	2015	2016	2017
Cumulative number of home health and hospice agencies	7	10	16	25	32	39	46
Cumulative number of senior living communities	8	10	12	15	36	36	43
Cumulative number of senior living units	887	1,034	1,256	1,587	3,184	3,184	3,434
Total number of home health, hospice and senior living operations	15	20	28	40	68	75	89

The Spin-Off Transactions

On            , 2019, Ensign announced its intention to implement the spin-off of Pennant from The Ensign Group, Inc. (“Ensign” or the “Parent”), following which Pennant will be an independent, publicly traded company. The distribution is subject to the satisfaction or waiver of certain conditions. In addition, until the distribution has occurred, the Ensign board of directors has the right to not proceed with the distribution, even if all of the conditions are satisfied. See “The Spin-Off—Conditions to the Distribution.” Immediately following the distribution, Ensign will not own any shares of our outstanding common stock, and we will have entered into a master separation agreement and several other agreements with Ensign related to the spin-off. These agreements, including an employee matters agreement, a tax matters agreement, a transition services agreement and the Ensign Leases, will govern the relationship between us and Ensign after completion of the spin-off and provide for the allocation between us and Ensign of various assets, liabilities, rights and obligations. These arrangements include modifications to certain agreements for properties owned by subsidiaries of Ensign and leased by our operating subsidiaries that will result in, among other things, an overall increase in rent expense following the spin-off. See “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off.”

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We will benefit from a continuing relationship with Ensign, which will continue to be a holding company comprised of various post-acute businesses, including its skilled nursing, assisted and independent living and other ancillary operations in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin.

Recent Activities

Acquisitions - During 2016 and 2017, we executed on our acquisitions strategy by acquiring 14 home health and hospice agencies and seven of senior living facilities. We expect these acquisitions will contribute to additional revenue growth in 2018 and future periods.

The Tax Act - On December 22, 2017, President Trump signed into law the Tax Act. The Tax Act provides for significant changes in the U.S. Internal Revenue Code of 1986, as amended. The Tax Act contains provisions with separate effective dates but is generally effective for taxable years beginning after December 31, 2017.

Historically, our operations have been included in Ensign’s U.S. federal and state income tax returns and all income taxes have been paid by subsidiaries of Ensign. Income tax expense and other income tax related information contained in these financial statements are presented on a separate tax return approach. The Tax Act had the following effects on our income tax expense for the year ended December 31, 2017:

•

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”), we are required to revalue any deferred tax assets or liabilities in the period of enactment of change in tax rates. The Tax Act lowers the corporate income tax rate from 35% to 21%. We have estimated the impact of the revaluation of our deferred tax assets and liabilities, which resulted in a decrease to our net deferred income tax liabilities by $0.6 million and is reflected as a decrease in our income tax expense in our results for the year ended December 31, 2017.

•

The Tax Act is effective for tax years beginning on January 1, 2018. As such, the reduction in the corporate income tax rate from 35% to 21% will be effective for the fiscal year ended December 31, 2018.

We have adopted FASB Accounting Standards Update (“ASU”) 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraph Pursuant to SEC Staff Accounting Bulletin No. 118, which allows us to record provisional amounts during the period of enactment. Any change to the provisional amounts are recorded as an adjustment to the provision for income taxes in the period the amounts are determined. In accordance with SAB 118, the Tax Act related income tax effects that were initially reported as provisional estimates were refined as additional analysis was performed.

Allocations – Our historical combined financial statements have been prepared on a stand-alone basis and are derived from Ensign’s consolidated financial statements and accounting records. Therefore these financial statements are prepared in conformity with GAAP.

Allocations have been made of costs for certain shared services provided to us by Ensign subsidiaries. Such allocations include, but are not limited to, executive management, accounting, human resources, information technology, legal, payroll, insurance, tax, treasury, and other general and administrative items. These costs were allocated to us on a basis of revenue, location, employee count, or other measures. The majority of these cost allocations are primarily reflected within general and administrative expense in the combined statements of income. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the services provided to us during the periods presented.

Trends

When we acquire additional turnaround or start-up operations, we expect to that our combined metrics may be impacted. We expect these metrics to vary from period to period based upon the maturity of the

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operations within our portfolio. We have generally experienced lower occupancy rates and census at recently acquired operations, and we generally anticipate lower overall occupancy rates, average revenue metrics and EBITDAR margins during years of growth.

Key Performance Indicators

We manage the fiscal aspects of our business by monitoring key performance indicators that affect our financial performance. These indicators and their definitions include the following:

Home Health and Hospice

•

Average Medicare revenue per completed 60-day home health episode. The average amount of revenue for each completed 60-day home health episode generated from patients who are receiving care under Medicare reimbursement programs.

•	Average daily census. The average number of patients who are receiving hospice care during any measurement period divided by number of days during such measurement period.

The following table summarizes our overall home health and hospice statistics for the periods indicated:

	Year Ended December 31,
	2017	2016
Home health services:
Average Medicare Revenue per 60-day Completed Episode	$3,028	$2,986
Hospice services:
Average Daily Census	1,102	905

Senior Living Services

•	Occupancy. The ratio of actual number of days our units are occupied during any measurement period to the number of units available for occupancy during such measurement period.

•	Average monthly revenue per occupied unit. The revenue for senior living services during any measurement period divided by actual occupied senior living units for such measurement period.

The following table summarizes our senior living statistics for the periods indicated:

	Year Ended December 31,
	2017	2016
Occupancy	79.9%	79.2%
Average monthly revenue per occupied unit	$2,979	$2,916

Segments

We have two reportable segments: (1) home health and hospice services, which includes our home health, hospice and home care businesses; and (2) senior living services, which includes the operation of assisted living, independent living and memory care facilities.

We also report an “all other” category that includes revenue and operating results from our mobile diagnostics and laboratory services operations. Our mobile diagnostics and laboratory services businesses are neither significant individually nor in the aggregate and therefore do not constitute a reportable segment. Our reporting segments are business units that offer different services and that are managed separately to provide greater visibility into those operations.

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Revenue Sources

Home Health and Hospice Services

Home Health. As of December 31, 2017, we provided home health services in Arizona, California, Colorado, Idaho, Iowa, Oklahoma, Oregon, Texas, Utah and Washington. We derive the majority of our revenue from our home health business from Medicare and managed care. The payment is adjusted for differences between estimated and actual payment amounts, an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. The home health prospective payment system provides home health agencies with payments for each 60-day episode of care for each beneficiary. If a beneficiary is still eligible for care after the end of the first episode, a second episode can begin. There are no limits to the number of episodes a beneficiary who remains eligible for the home health benefit can receive. While payment for each episode is adjusted to reflect the beneficiary’s health condition and needs, a special outlier provision exists to ensure appropriate payment for those beneficiaries that have the most expensive care needs. The payment under the Medicare program is also adjusted for certain variables including, but not limited to: (a) an outlier payment if the patient’s care was unusually costly; (b) a low utilization adjustment if the number of visits was fewer than five; (c) a partial payment if the patient transferred to another provider or transferred from another provider before completing the episode; (d) a payment adjustment based upon the level of therapy services required; (e) a payment adjustment if we are unable to perform periodic therapy assessments; (f) the number of episodes of care provided to a patient, regardless of whether the same home health provider provided care for the entire series of episodes; (g) changes in the base episode payments established by the Medicare program; (h) adjustments to the base episode payments for case mix and geographic wages; and (i) recoveries of overpayments.

Hospice. As of December 31, 2017, we provided hospice care in Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah and Washington. We derive the majority of the revenue from our hospice business from Medicare reimbursement. The estimated payment rates are daily rates for each of the levels of care we deliver. The payment is adjusted for an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. Additionally, as Medicare hospice revenue is subject to an inpatient cap and an overall payment cap, we monitor our provider numbers and estimate amounts due back to Medicare if we believe a cap has been exceeded.

Beginning January 1, 2016, CMS provided for two separate payment rates for routine care: payments for the first 60 days of care and care beyond 60 days. In addition to the two routine rates, Medicare is also reimbursing for a Service Intensity Add-on (“SIA”). The SIA is based on visits made in the last seven days of life by a registered nurse or medical social worker for patients in a routine level of care.

Senior Living Services

As of December 31, 2017, we provided assisted living, independent living and memory care services at 43 communities located across Arizona, California, Nevada, Texas, Washington and Wisconsin. Within our senior living operations, we generate revenue primarily from private pay sources, with a portion earned from Medicaid or other state-specific programs.

Other

As of December 31, 2017, we held majority membership interests in our mobile diagnostics and laboratory services operations. Payment for these services varies and is based upon the service provided. The payment is adjusted for an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk.

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Primary Components of Expense

Cost of Services (exclusive of rent and depreciation and amortization shown separately). Our cost of services represents the costs of operating our businesses, which primarily consists of payroll and related benefits, supplies, purchased services, and ancillary expenses such as the cost of pharmacy and therapy services provided to patients. Cost of services also includes the cost of general and professional liability insurance and other general cost of services with respect to our operations.

Rent - Cost of Services. Rent - cost of services consists of base minimum rent amounts payable under lease agreements to the Parent and third-party owners of real estate that our operating subsidiaries lease and operate but do not own and does not include taxes, insurance, impounds, capital reserves or other charges payable under the applicable lease agreements, which are recorded in Cost of Services.

General and Administrative Expense. General and administrative expense consists primarily of payroll and related benefits and travel expenses for our Service Center personnel, including training and other operational support. General and administrative expense also includes professional fees (including accounting and legal fees), costs relating to our information systems, stock-based compensation and rent for our Service Center offices.

Depreciation and Amortization. Property and equipment are recorded at their original historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. The following is a summary of the depreciable lives of our depreciable assets:

Leasehold improvements	Shorter of the lease term or estimated useful life, generally 5 to 15 years
Furniture and equipment	3 to 10 years

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements and related disclosures requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis we review our judgments and estimates, including but not limited to those related to revenue, allowance for doubtful accounts, income taxes, intangible assets, goodwill and impairment of long-lived assets. We base our estimates and judgments upon our historical experience, knowledge of current conditions and our belief of what could occur in the future considering available information, including assumptions that we believe to be reasonable under the circumstances. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty, and actual results could differ materially from the amounts reported. The following summarizes our critical accounting policies, defined as those policies that we believe: (a) are the most important to the portrayal of our financial condition and results of operations; and (b) require management’s most subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Cost Allocation

Allocations have been made of costs for certain shared services provided to us by Ensign subsidiaries. Such allocations include, but are not limited to, executive management, accounting, human resources, information technology, legal, payroll, insurance, tax, treasury, and other general and administrative items. These costs were allocated to us on the basis of revenue, location, employee count, or other measures. The majority of these cost allocations are primarily reflected within general and administrative expenses in the combined statements of income. The amount of general and administrative costs allocated for the years ended December 31, 2017 and 2016 were $12.7 million and $11.2 million, respectively. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the services provided to us during the periods presented.

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The Parent is partially self-insured for healthcare, general and professional liability, and workers’ compensation, and historically has allocated premium expense to all subsidiaries of Ensign in its accounting records. To reflect all of the insurance costs, quarterly actuary determined adjustments were allocated to us based on the proportional historical premium expense. No self-insurance reserves have been allocated to us as these reserves represent the obligations of the Parent.

The Parent’s external debt and related interest expense have not been allocated to us for any of the periods presented as no portion of the borrowings is being assumed by us as part of the separation.

Employees of our subsidiaries participate in The Ensign Group, Inc. equity-based incentive plans (the “Ensign Plans”) and the Cornerstone Subsidiary Equity plan (the “Subsidiary Equity Plan”). Share-based compensation includes the expense attributable to our employees participating in the Ensign Plans, as well as the allocated cost related to Ensign subsidiaries’ employees that participate in the Ensign Plans. All share-based compensation related to the Subsidiary Equity Plan was recognized in our financial statements and, therefore, no cost allocation was necessary.

Cash presented in the balance sheet represents the cash of our other ancillary businesses that do not participate in the Parent’s cash management program. With the exception of these businesses, we participate in the Parent’s cash management program. No cash was allocated to us in the financial statements because the net activity of cash due to (from) the Parent is reflected in the net Parent investment.

Revenue Recognition

We recognize revenue when the following four conditions have been met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery has occurred or service has been rendered; (iii) the price is fixed or determinable; and (iv) collection is reasonably assured. Our revenue is derived primarily from providing healthcare services to patients and is recognized on the date services are provided at amounts billable to the individual. For reimbursement arrangements with third-party payors, including Medicaid, Medicare and private insurers, revenue is recorded based on contractually agreed-upon amounts on a per patient basis.

Revenue from the Medicare and Medicaid programs accounted for 50.5% and 48.9% of our combined total revenue for the years ended December 31, 2017 and 2016, respectively. We record revenue from these governmental and managed care programs as services are performed at their expected net realizable amounts under these programs. Our revenue from governmental and managed care programs is subject to audit and retroactive adjustments by governmental and third-party agencies. Consistent with healthcare industry accounting practices, any changes to these governmental revenue estimates are recorded in the period the change or adjustment becomes known based on final settlement.

Our service specific revenue recognition policies are as follows:

Home Health Revenue

Medicare Revenue

Net service revenue is recorded under the Medicare prospective payment system based on a 60-day episode payment rate that is subject to adjustment based on certain variables including, but not limited to: (a) an outlier payment if the patient’s care was unusually costly; (b) a low utilization adjustment if the number of visits was fewer than five; (c) a partial payment if the patient transferred to another provider or transferred from another provider before completing the episode; (d) a payment adjustment based upon the level of therapy services required; (e) a payment adjustment if we are unable to perform periodic therapy assessments; (f) the number of episodes of care provided to a patient, regardless of whether the same home health provider provided care for the entire series of episodes; (g) changes in the base episode payments established by the Medicare program; (h) adjustments to the base episode payments for case mix and geographic wages; and (i) recoveries of overpayments.

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We make adjustments to Medicare revenue on completed episodes to reflect differences between estimated and actual payment amounts, an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. Therefore, we believe reported net service revenue and patient accounts receivable will be the net amounts to be realized from Medicare for services rendered.

In addition to revenue recognized on completed episodes, we also recognize a portion of revenue associated with episodes in progress. Episodes in progress are 60-day episodes of care that begin during the reporting period, but were not completed as of the end of the period. As such, we estimate revenue and recognize it on a daily basis. The primary factors underlying this estimate are the number of episodes in progress at the end of the reporting period, expected Medicare revenue per episode and our estimate of the average percentage complete based on visits performed.

Non-Medicare Revenue

Episodic Based Revenue - We recognize revenue in a similar manner as we recognize Medicare revenue for episodic-based rates that are paid by other insurance carriers, including Medicare Advantage programs; however, these rates can vary based upon the negotiated terms.

Non-episodic Based Revenue - Revenue is recorded on an accrual basis based upon the date of service at amounts equal to its established or estimated per-visit rates, as applicable.

Hospice Revenue

Revenue is recorded on an accrual basis based upon the date of service at amounts equal to the estimated payment rates. The estimated payment rates are daily rates for each of the levels of care we deliver. We make adjustments to revenue for an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. Additionally, as Medicare hospice revenue is subject to an inpatient cap limit and an overall payment cap, we monitor our provider numbers and estimate amounts due back to Medicare if a cap has been exceeded. We record these adjustments as a reduction to revenue and increases to other accrued liabilities.

Senior Living Revenue

Our revenue is recorded when services are rendered on the date services are provided at amounts billable to individual residents and consists of fees for basic housing and senior living care. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For residents under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rate on a per resident, daily basis or as services are provided. Revenue for certain ancillary charges is recognized as services are provided, and such fees are billed monthly in arrears.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist primarily of amounts due from Medicare and Medicaid programs, other government programs, managed care health plans and private payor sources. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected.

In evaluating the collectability of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type and the status of ongoing disputes with third-party payors. In order to determine the appropriate reserve rate percentages which ultimately establish the allowance, we analyze historical cash collection patterns by payor and by state and periodically refine our estimates accordingly. The percentages applied to the aged receivable balances are based on our historical experience and time limits, if any, for managed care, Medicare, Medicaid and other payors.

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Intangible Assets and Goodwill

Definite-lived intangible assets consist primarily of patient base and customer relationships. Patient base is amortized over a period of four to eight months, depending on the classification of the patients and the level of occupancy in a new acquisition when acquired. Customer relationships are amortized over a period of up to 20 years.

Our indefinite-lived intangible assets consist of trade names and licenses. We test indefinite-lived intangible assets for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is subject to annual testing for impairment. In addition, goodwill is tested for impairment if events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying amount.

Leases and Leasehold Improvements

At the inception of each lease, we perform an evaluation to determine whether the lease should be classified as an operating or capital lease. We record rent expense for operating leases that contain scheduled rent increases on a straight-line basis over the term of the lease. The lease term used for straight-line rent expense is calculated from the date we are given control of the leased premises through the end of the lease term. The lease term used for this evaluation also provides the basis for establishing depreciable lives for buildings subject to lease and leasehold improvements, as well as the period over which we record straight-line rent expense.

Business Combinations

Our acquisition strategy is to purchase or lease operations that are complementary to our current platform, accretive to our business or otherwise advance our strategy. The results of all of our operating subsidiaries are included in the accompanying combined financial statements subsequent to the date of acquisition. Acquisitions are typically paid for in cash and are accounted for using the acquisition method of accounting. We account for business combinations using the purchase method of accounting and, accordingly, the assets and liabilities of the acquired entities are recorded at their estimated fair values at the acquisition date. Goodwill represents the excess of the purchase price over the fair value of net assets, including the amount assigned to identifiable intangible assets. Given the time it takes to obtain pertinent information, the initial fair value might not be finalized at the time of the reported period. Accordingly, it is not uncommon for the initial estimates to be subsequently revised.

In accounting for business combinations, we are required to record the assets and liabilities of the acquired business at fair value. In developing estimates of fair values for long-lived assets, we utilize a variety of factors including market data, cash flows, growth rates, and replacement costs. Determining the fair value for specifically identified intangible assets involves significant judgment, estimates and projections related to the valuation to be applied to intangible assets such as favorable leases, customer relationships, Medicare and Medicaid licenses, and trade names. The subjective nature of management’s assumptions increases the risk associated with estimates surrounding the projected performance of the acquired entity. Additionally, as we amortize finite-lived acquired intangible assets over time, the purchase accounting allocation directly impacts the amortization expense recorded on the financial statements.

Income Taxes

Historically, our operations have been included in Ensign’s U.S. federal and state income tax returns and all income taxes have been paid by Ensign. Income tax expense and other income tax related information contained in these combined financial statements are presented on a separate tax return approach. Under this approach, the provision for income taxes represents income tax paid or payable for the current year plus the

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change in deferred taxes during the year calculated as if we were a stand-alone taxpayer filing hypothetical income tax returns. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, our combined financial statements may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone company during the periods presented.

Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. We generally expect to fully utilize our deferred tax assets; however, when necessary, we record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized.

In determining the need for a valuation allowance or the need for and magnitude of liabilities for uncertain tax positions, we make certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in certain fields. Due to certain risks associated with our estimates and assumptions, actual results could differ.

The Tax Act, which was enacted in December 2017, decreased our income tax expense by $0.6 million for the year ended December 31, 2017. The Tax Act will decrease the corporate income tax rate from 35% to 21% beginning on January 1, 2018. We expect meaningful benefits from this reduction to continue from its enactment in future periods. See Note 12, Income Taxes, to the Audited Combined Financial Statements included elsewhere in this information statement for further detail.

Recent Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB ASC is the sole source of authoritative GAAP literature recognized by the FASB and applicable to us. We have reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. For any new pronouncements announced, we consider whether the new pronouncements could alter previous generally accepted accounting principles and determine whether any new or modified principles will have a material impact on our reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Recent Accounting Standards Adopted by the Company

In March 2016, the FASB issued a new standard to simplify several aspects of the accounting for employee share-based payment transactions, which includes the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the combined statements of cash flows. The new standard was effective for us in the first quarter of fiscal year 2017. Under the previous guidance, excess tax benefits and deficiencies from share-based compensation arrangements were recorded in equity when the awards vested or were settled. The new guidance requires prospective recognition of excess tax benefits and deficiencies in the income statement, when applying on a separate return approach.

In addition, under the new guidance, excess income tax benefits from share-based compensation arrangements are classified as cash flow from operations, rather than as cash flow from financing activities. We have elected to apply the cash flow classification guidance prospectively.

We have also elected to continue to estimate the expected forfeitures rather than electing to account for forfeitures as they occur. Finally, the adoption of the guidance requires excess tax benefits and deficiencies to be prospectively excluded from assumed future proceeds in the calculation of diluted shares, resulting in an increase in diluted weighted average shares outstanding.

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Accounting Standards Recently Issued but Not Yet Adopted by the Company

In May 2017, the FASB issued amended authoritative guidance to provide guidance on types of changes to the terms or conditions of share-based payments awards to which an entity would be required to apply modification accounting under ASC 718. This guidance is effective for annual and interim periods beginning after December 15, 2017, which will be our fiscal year 2018, with early adoption permitted in certain cases. We subsequently adopted this standard and it did not have a material impact on the combined financial statements.

In January 2017, the FASB issued amended authoritative guidance to clarify the definition of a business and reduce diversity in practice related to the evaluation of whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new provisions provide the requirements needed for an integrated set of assets and activities (the set) to be a business and also establish a practical way to determine when a set is not a business. The ASU provides a screen to determine when an integrated set of assets and activities is not a business. The more robust framework helps entities to narrow the definition of outputs created by the set and align it with how outputs are described in the new revenue standard. This guidance is effective for annual and interim periods beginning after December 15, 2017, which will be our fiscal year 2018, with early adoption permitted in certain cases. The new guidance is required to be applied on a prospective basis. The effect of the implementation will depend upon the nature of our future acquisitions. We subsequently adopted this standard and it did not have a material impact on the combined financial statements in fiscal year 2018.

In January 2017, the FASB issued amended authoritative guidance to simplify and reduce the cost and complexity of the goodwill impairment test. The new provisions eliminate step 2 from the goodwill impairment test and shifts the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount to comparing the fair value of a reporting unit with its carrying amount. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This guidance is effective for annual periods beginning after December 15, 2019, which will be our fiscal year 2020, with early adoption permitted. The adoption of this standard is not expected to have a material impact on our combined financial statements.

In October 2016, the FASB issued amended authoritative guidance to require companies to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. The new guidance is required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The new guidance was effective for our first fiscal quarter of fiscal year 2018. We subsequently adopted this standard, and it did not have a material impact on our combined financial statements.

In February 2016, the FASB issued amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset based upon the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. This guidance applies to all entities and is effective for annual periods beginning after December 15, 2018, which will be our fiscal year 2019, with early adoption permitted. We are currently evaluating the impact this guidance will have on our combined financial statements but expect this adoption will result in a significant increase in the assets and liabilities on our combined balance sheet.

In 2014, the FASB issued their final standard on revenue from contracts with customers that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with

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customers. Under this new standard and subsequently issued amendments, revenue is recognized at the time a good or service is transferred to a customer for the amount of consideration received. Entities may apply the new standard either retrospectively to each period presented (full retrospective method) or retrospectively with the cumulative effect recognized in beginning retained earnings as of the date of adoption (modified retrospective method). We subsequently adopted the new revenue standard as of January 1, 2018 using the modified retrospective transition method. The adoption of ASC 606 did not have a material impact on the measurement, nor on the recognition of revenue of contracts, for which all revenue had not been recognized as of January 1, 2018. Therefore, there will be no cumulative adjustment made to the opening balance of retained earnings at the beginning of 2018.

Results of Operations

The following table sets forth details of our revenue, expenses and earnings as a percentage of total revenue for the periods indicated:

	Year Ended December 31,
	2017	2016
Revenue	100.0%	100.0%
Expense:
Cost of services	75.1	74.0
Rent—cost of services	11.9	12.7
General and administrative expense	5.8	5.8
Depreciation and amortization	1.3	1.6

Total expenses	94.1	94.1
Income from operations	5.9	5.9

Provision for income taxes	2.0	2.3

Net income	3.9	3.6

Less: net income attributable to noncontrolling interests	0.1	0.1

Net income attributable to New Ventures	3.8%	3.5%

	Year Ended December 31,
	2017	2016
	(In thousands)
Combined Non-GAAP Financial Measures:
Performance Metrics
EBITDA	$18,901	$16,816
Adjusted EBITDA	22,667	19,416
Valuation Metric
Adjusted EBITDAR	$54,057	$48,573

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	Year Ended December 31,
	2017	2016
	(In thousands)
Segment Non-GAAP Measures
EBITDA
Home health and hospice services	$17,617	$14,605
Senior living services	$14,645	$13,687
Adjusted EBITDA
Home health and hospice services	$19,217	$15,049
Senior living services	$14,916	$13,891
Adjusted EBITDAR
Home health and hospice services	$21,004	$16,577
Senior living services	$44,243	$41,280

The following discussion includes references to combined and segment EBITDA, Adjusted EBITDA and Adjusted EBITDAR which are non-GAAP financial measures (collectively, “Non-GAAP Financial Measures”). Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Exchange Act define and prescribe the conditions for use of certain non-GAAP financial information. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.

We believe the presentation of Non-GAAP Financial Measures are useful to investors and other external users of our combined financial statements regarding our results of operations because:

•

they are widely used by investors and analysts in our industry as a supplemental measure to evaluate the overall performance of companies in our industry without regard to items such as interest expense and depreciation and amortization, which can vary substantially from company to company depending on the book value of assets and the method by which assets were acquired; and

•	they help investors evaluate and compare the results of our operations from period to period by removing the impact of our asset base from our operating results.

We use Non-GAAP Financial Measures:

•	as measurements of our operating performance to assist us in comparing our operating performance on a consistent basis;

•	to allocate resources to enhance the financial performance of our business;

•	to assess the value of a potential acquisition;

•	to assess the value of a transformed operation’s performance;

•	to evaluate the effectiveness of our operational strategies; and

•	to compare our operating performance to that of our competitors.

We typically use Non-GAAP Financial Measures to compare the operating performance of each operation. These measures are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, which may vary from period-to-period depending upon various factors, including the method used to finance operations, the date of acquisition of a facility or business, and the tax law of the state in which a business unit operates.

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We also establish compensation programs and bonuses for our leaders that are partially based upon the achievement of Adjusted EBITDAR targets.

Despite the importance of these measures in analyzing our underlying business, designing incentive compensation and for our goal setting, Non-GAAP Financial Measures have no standardized meaning defined by GAAP. Therefore, our Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for analysis of our results as reported in accordance with GAAP. Some of these limitations are:

•	they do not reflect our current or future cash requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the net interest expense, or the cash requirements necessary to service interest or principal payments, on our future debt;

•	they do not reflect rent expenses, which are necessary to operate our leased operations, in the case of Adjusted EBITDAR;

•	they do not reflect any income tax payments we may be required to make;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do, which may limit their usefulness as comparative measures.

We compensate for these limitations by using them only to supplement net income on a basis prepared in accordance with GAAP in order to provide a more complete understanding of the factors and trends affecting our business.

Management strongly encourages investors to review our combined financial statements in their entirety and to not rely on any single financial measure. Because these Non-GAAP Financial Measures are not standardized, it may not be possible to compare these financial measures with other companies’ Non-GAAP Financial Measures having the same or similar names. These Non-GAAP Financial Measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. We strongly urge you to review the reconciliation of income from operations to the Non-GAAP Financial Measures in the table below, along with our Audited Combined Financial Statements and related notes included elsewhere in this information statement.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key valuation and operating performance measures:

EBITDA

We believe EBITDA is useful to investors in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our asset base (depreciation and amortization expense) from our operating results.

We calculate EBITDA as net income from continuing operations, adjusted for net income attributable to noncontrolling interest, before (a) interest expense (b) provision for income taxes and (c) depreciation and amortization. Segment EBITDA represents segment income before provision for income taxes adjusted for net income attributable to noncontrolling interest, before (a) interest expense and (b) depreciation and amortization.

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Adjusted EBITDA

We adjust EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDA, when combined with EBITDA and GAAP net income attributable to us, is beneficial to an investor’s complete understanding of our operating performance.

Adjusted EBITDA is combined and segment EBITDA adjusted for non-core business items, which for the reported periods includes, to the extent applicable:

•	results at start-up operations;

•	results related to closed operations;

•	share-based compensation expense; and

•	transaction-related costs.

Adjusted EBITDAR

We use Adjusted EBITDAR as one measure in determining the value of prospective acquisitions. It is also a commonly used measure by our management, research analysts and investors, to compare the enterprise value of different companies in the healthcare industry, without regard to differences in capital structures and leasing arrangements. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense.

The adjustments made and previously described in the computation of Adjusted EBITDA are also made when computing Adjusted EBITDAR. We calculate combined and segment Adjusted EBITDAR by excluding rent-cost of services from combined and segment Adjusted EBITDA.

We believe the use of Adjusted EBITDAR allows the investor to compare operational results of companies who have operating and capital leases. A significant portion of capital lease expenditures are recorded in interest, whereas operating lease expenditures are recorded in rent expense.

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The table below reconciles the combined net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the years presented:

	Year Ended December 31,
	2017	2016
	(in thousands)
Net income	$10,595	$8,265
Less: net income attributable to noncontrolling interest	335	213
Provision for income taxes	5,235	5,197
Depreciation and amortization	3,406	3,567

EBITDA	$18,901	$16,816

Adjustments to EBITDA:
Costs at start-up operations(a)	478	157
Results related to closed operations(b)	728	—
Share-based compensation expense(c)	2,370	2,407
Rent related to items (a) and (b) above	190	36

Adjusted EBITDA	$22,667	$19,416

Rent—cost of services	31,580	29,193
Less: rent related to items(a) and (b) above	(190)	(36)

Adjusted EBITDAR	$54,057	$48,573

(a)	Represents results related to start-up operations. This amount excludes rent, depreciation and amortization expense.
(b)	Represents results at closed operations. This amount excludes rent, depreciation and amortization expense.
(c)	Share-based compensation expense incurred.

The table below reconciles segment income before provision for income taxes to segment EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the years presented:

	Year Ended December 31,
	Home Health and Hospice		Senior Living
	2017	2016	2017	2016
	(in thousands)
Segment income before provision for income taxes(a)	$16,832	$13,681	$13,046	$11,756
Less: net income attributable to noncontrolling interest	160	—	—	—
Depreciation and amortization	$945	$924	$1,599	$1,931

EBITDA	$17,617	$14,605	$14,645	$13,687

Adjustments to EBITDA:
Costs at start-up operations(b)	478	155	—	—
Results related to closed operations(c)	728	—	—	—
Share-based compensation expense(d)	204	253	271	204
Rent related to item(b) and (c) above	190	36	—	—

Adjusted EBITDA	$19,217	$15,049	$14,916	$13,891

Rent—cost of services	1,977	1,564	29,327	27,389
Less: rent related to items(b) and (c) above	(190)	(36)	—	—

Adjusted EBITDAR	$21,004	$16,577	$44,243	$41,280

(a)	General and administrative expenses are not allocated to any segment for purposes of determining segment profit or loss.
(b)	Costs incurred for start-up operations. This amount excludes rent, depreciation and amortization expense.

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(c)	Represent results at closed operations. This amount excludes rent, depreciation and amortization expense.
(d)	Share-based compensation expense incurred.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

Revenue

	Year Ended December 31,
	2017		2016
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage
	(Dollars in thousands)
Home health and hospice services:
Home health	$62,772	23.6%	$54,378	23.7%
Hospice	69,358	26.0	55,487	24.2
Home care and other	10,273	3.9	5,948	2.6

Total home health and hospice services	142,403	53.5	115,813	50.5
Senior living services	108,588	40.8	101,412	44.3
All other (1)	15,416	5.7	11,744	5.2

Total revenue	$266,407	100%	$228,969	100%

(1)	Includes revenue from services generated in our other ancillary services for the years ended December 31, 2017 and December 31, 2016.

Our combined revenue increased $37.4 million, or 16.4%, in fiscal year 2017. Our home health and hospice services revenue increased by $26.6 million, or 23.0%, mainly due to an increase in volume in existing agencies combined with new acquisitions. Our senior living services increased by $7.2 million, or 7.1%, mainly due to the increase in occupancy and average monthly revenue per unit compared to the prior year period, coupled with the impact of acquisitions. Revenue from operations acquired on or subsequent to January 1, 2016 increased our combined revenue by $21.9 million in 2017 when comparing to 2016.

Home Health and Hospice Services

	Year Ended December 31,
	2017	2016
	(Dollars in thousands)		Change	% Change
Home health and hospice revenue
Home health services	$62,772	$54,378	$8,394	15.4%
Hospice services	69,358	55,487	13,871	25.0
Home care and other	10,273	5,948	4,325	72.7

Total home health and hospice revenue	$142,403	$115,813	$26,590	23.0%

Home health services:
Average Revenue per Completed Episode	$3,028	$2,986	$42	1.4%
Hospice services:
Average Daily Census	1,102	905	197	21.8%
Number of agencies at period end	46	39	7	17.9%

Home health and hospice revenue increased $26.6 million, or 23.0%. Of the $26.6 million increase, Medicare and managed care revenue increased $21.7 million, or 22.1%. The increase in revenue is primarily due to the increase in volume and average daily census in existing agencies, coupled with an increase of $13.2 million in 2017 revenue when comparing to 2016 from the addition of fourteen home health, hospice and home care operations in nine states between January 1, 2016 and December 31, 2017.

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Senior Living Services

	Year Ended December 31,
	2017	2016
	(Dollars in thousands)		Change	% Change
Revenue	$108,588	$101,412	$7,176	7.1%
Number of facilities at period end	43	36	7	19.4%
Occupancy percentage (units)	79.9%	79.2%		0.7%
Average monthly revenue per occupied unit	$2,979	$2,916	$63	2.2%

Senior living revenue of $108.6 million increased 7.1% on a comparable basis primarily due to an increase in occupancy of 0.7% and average monthly revenue per unit of 2.2%, coupled with an increase of $4.5 million in revenue from the addition of seven senior living operations in three states between January 1, 2016 and December 31, 2017.

Cost of Services

The following table sets forth total cost of services by each of our reportable segments and our “All Other” category for the periods indicated (in thousands):

	Cost of Services
	Home Health and Hospice	Senior Living	All Other	Total
Year Ended December 31, 2017	$122,646	$64,621	$12,952	$200,219
Year Ended December 31, 2016	$99,643	$60,337	$9,434	$169,414

Combined cost of services increased $30.8 million, or 18.2%, compared to fiscal 2016.

Home Health and Hospice Services

	Year Ended December 31,
	2017	2016	Change	% Change
	(Dollars in thousands)
Cost of service dollars	$122,646	$99,643	$23,003	23.1%
Revenue percentage	86.1%	86.0%		0.1%

Cost of services related to our home health and hospice services segment increased $23.0 million, or 23.1%, due to newly acquired operations and organic operational growth. Cost of services from operations acquired on or subsequent to January 1, 2016 increased cost of services by $11.2 million in 2017 when comparing to 2016. Cost of services as a percentage of total revenue remained flat with revenue growth.

Senior Living Services

	Year Ended December 31,
	2017	2016	Change	% Change
	(Dollars in thousands)
Cost of service dollars	$64,621	$60,337	$4,284	7.1%
Revenue percentage	59.5%	59.5%		0.0%

Cost of services related to our senior living services segment increased $4.3 million, or 7.1%, primarily due to recently acquired operations and organic operational growth. Cost of services from operations acquired on or subsequent to January 1, 2016 increased cost of services by $3.0 million in 2017 when comparing to 2016. Cost of services as a percentage of total revenue remained flat with revenue growth.

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Rent — Cost of Services. Our rent — cost of services as a percentage of total revenue decreased by 0.8% to 11.9% in fiscal 2017 primarily due to a lower lease rate on our Wisconsin portfolio of properties, partially offset by an increase in rent for newly acquired operations.

General and Administrative Expense. Our general and administrative expense rate remained flat at 5.8%. The majority of general and administrative expenses relate to cost allocations for certain shared services provided to us by Ensign subsidiaries. Such allocations include, but are not limited to, executive management, accounting, human resources, information technology, legal, payroll, insurance, tax, treasury, and other general and administrative items. These costs were allocated to us on a basis of revenue, location, employee count, or other measures.

Depreciation and Amortization. Depreciation and amortization expense decreased $0.2 million, or 4.5%, to $3.4 million. This decrease was primarily related to amortization expense on an intangible asset of $0.6 million in 2016 that did not recur in 2017, partially offset by the additional depreciation incurred as a result of our newly acquired operations. Depreciation and amortization expense decreased as a percentage of revenue by 0.3% to 1.3%.

Provision for Income Taxes. Our effective tax rate was 33.1% for the year ended December 31, 2017 compared to 38.6% for the same period in 2016. The lower effective tax rate reflects the favorable impact of the Tax Act from our revaluation of our net deferred tax liabilities of $0.6 million, decreases in certain non-deductible items, and decreases from a tax benefit from share-based payment awards recorded in income tax expense resulting from our adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting: Topic 710, effective January 1, 2017. See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, and Note 12, Income Taxes, to the Audited Combined Financial Statements included elsewhere in this information statement for further discussion.

Liquidity and Capital Resources

The cash presented in the combined balance sheet represents the cash of other ancillary businesses that do not participate in the Parent’s cash management program. No cash was allocated to us in the combined financial statements because the net activity of cash due to (from) the Parent is reflected in the net Parent investment. Following the spin-off, we will no longer participate in a cash management arrangement with Ensign. Our principal sources of liquidity following the spin-off will be our cash on hand, our ability to generate cash through operations, as well as any available funding arrangements and financing facilities we enter into.

We expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. Subject to market conditions, we expect to complete one or more financing transactions on or prior to the completion of the spin-off. As a result of these financing transactions, we expect to have total indebtedness of between $     million and $     million. The financing transactions may include bank debt, a revolving credit facility and long-term financing. We have not yet identified the specific sources of funds, and any financing transactions may not be completed in the timeframe or size indicated, or at all.

We may, in the future, seek to raise additional capital to fund growth, capital renovations, operations and other business activities, but such additional capital may not be available on acceptable terms, on a timely basis, or at all.

We believe that our existing cash, cash equivalents, cash generated through operations and our expected access to financing facilities, together with funding through third-party sources such as commercial banks, will be sufficient to fund our operating activities, anticipated capital expenditures and growth needs.

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The following table presents selected data from our combined statement of cash flows for the years presented:

	Year Ended December 31,
	2017	2016
	(in thousands)
Net cash provided by operating activities	$18,170	$16,596
Net cash used in investing activities	(17,791)	(7,976)
Net cash used in financing activities	(682)	(9,244)

Net decrease in cash and cash equivalents	(303)	(624)
Cash and cash equivalents at beginning of year	5,495	6,119

Cash and cash equivalents at end of year	$5,192	$5,495

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Our net cash provided by operating activities for the year ended December 31, 2017 increased by $1.6 million. The increase was primarily due to the increase in net income as a result of operational improvements, combined with the timing of payments and changes in operating assets and liabilities.

Our net cash used in investing activities for the year ended December 31, 2017 increased by $9.8 million. Our spending in capital expenditures remained relatively flat; however, our business acquisitions increased by $7.1 million.

Our net cash used in financing activities in all periods presented reflect net transactions with Parent resulting from operating and investing activities discussed above.

Contractual Obligations, Commitments and Contingencies

The following table sets forth our lease obligations as of December 31, 2017, including the future periods in which payments are expected:

	2018	2019	2020	2021	2022	Thereafter	Total
	(in thousands)
Operating lease obligations	$31,338	$32,467	$32,012	$31,335	$30,927	$272,405	$430,484

Corporate Integrity Agreement

In October 2013, Ensign entered into a settlement agreement with the Department of Justice pertaining to an investigation of certain of its skilled nursing operating subsidiaries. In connection with the settlement and effective as of October 1, 2013, Ensign entered into a five-year corporate integrity agreement (“CIA”) with the Office of Inspector General (“OIG”). We maintain a robust compliance program, which is in accord with the OIG’s guidance related to an effective compliance program, and is designed to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other federal healthcare programs. We are also required to notify the OIG in writing, of, among other things: (i) any ongoing government investigation or legal proceeding involving an allegation that we have committed a crime or have engaged in fraudulent activities; (ii) any other matter that a reasonable person would consider a probable violation of applicable criminal, civil, or administrative laws related to compliance with federal healthcare programs; and (iii) any change in location, sale, closing, purchase, or establishment of a new business unit or location related to items or services that may be reimbursed by federal healthcare programs.

Our participation in federal healthcare programs is not currently affected by the settlement agreement or the CIA. In the event of an uncured material breach of the CIA, we could be excluded from participation in

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federal healthcare programs and/or subject to prosecution. We expect to be bound by the terms and conditions of the CIA until such time as we and/or Ensign are released.

If any additional litigation or government enforcement actions were to proceed in the future, and we are subjected to, alleged to be liable for, or agree to a settlement of, claims or obligations under federal Medicare statutes, the FCA, or similar state and federal statutes and related regulations, our business, financial condition and results of operations and cash flows could be materially and adversely affected and our stock price could be adversely impacted. Among other things, any settlement or litigation could involve the payment of substantial sums to settle any alleged civil violations, and may also include our assumption of specific procedural and financial obligations going forward under a corporate integrity agreement and/or other arrangement with the government.

See additional description of our contingencies in Note 14, Leases, and Note 15, Commitments and Contingencies, to the Audited Combined Financial Statements included elsewhere in this information statement.

Inflation

We have historically derived a portion of our revenue from the Medicare program. We also derive revenue from state Medicaid and similar reimbursement programs. Payments under these programs generally provide for reimbursement levels that are adjusted for inflation annually based upon the state’s fiscal year for the Medicaid programs and in October for the Medicare program. These adjustments may not continue in the future, and even if received, such adjustments may not reflect the actual increase in our costs for providing healthcare services.

Labor and supply expenses make up a substantial portion of our cost of services. Those expenses can be subject to increase in periods of rising inflation and when labor shortages occur in the marketplace. To date, we have generally been able to implement cost control measures or obtain increases in reimbursement sufficient to offset increases in these expenses. We may not be successful in offsetting future cost increases.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates as it relates to our money market investments. Additionally, subsequent to the transaction, we expect to enter into a debt agreement which will expose us to market risk. We manage our exposure to these risks by monitoring available financing alternatives, through pricing policies and entering into derivative arrangements. We will evaluate our exposure to fluctuations in interest rates and how to manage such exposure in the future following the spin-off from Ensign.

The above only incorporates those exposures that exist as of December 31, 2017, and does not consider those exposures or positions which could arise after that date. If we diversify our investment portfolio into securities and other investment alternatives, we may face increased risk and exposures as a result of interest risk and the securities markets in general.

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MANAGEMENT

Directors and Executive Officers

Pennant is in the process of identifying the persons who will be its executive officers and directors following the spin-off, other than the individuals listed below. In a subsequent amendment to the registration statement, of which this prospectus forms a part, we will disclose information regarding its other executive officers and directors. The following table sets forth information, as of February 12, 2019, regarding individuals who are expected to serve as Pennant’s executive officers and directors, including their positions following the spin-off.

Name	Age	Position
Daniel H Walker	41	Chief Executive Officer and President and Director
Derek J. Bunker	30	Executive Vice President, Chief Investment Officer & Secretary
John J. Gochnour	36	Executive Vice President and President, Pennant Services, Inc.

Daniel H Walker was appointed President and Chief Executive Officer of The Pennant Group, Inc. upon its formation. Prior to joining Pennant, Mr. Walker served as the President and Chief Executive Officer at Cornerstone Healthcare, Inc. (“Cornerstone”) since May 2010. In addition to his role as President of Cornerstone, since 2013, Mr. Walker has played key leadership roles within The Ensign Group of affiliated companies, including as the leader of its new business ventures group. In this role, Mr. Walker led and supported the development and maturation of new business ventures including home health and hospice, mobile diagnostic and clinical laboratory, urgent care, and assisted living. Prior to joining Ensign, Mr. Walker was with the law firm of Lewis and Roca, LLP in Phoenix, Arizona, where he advised public and private companies on securities issues, mergers and acquisitions, and real estate and corporate transactions. Mr. Walker is a graduate of the J. Rueben Clark Law School at Brigham Young University. Mr. Walker was selected to serve on our board of directors because of his extensive knowledge of our operations and industry and his leadership skills. Mr. Walker’s service as a director and Chief Executive Officer and President creates a critical link between management and the board.

Mr. Walker is the brother-in-law of Mr. Gochnour, who is expected to serve as Executive Vice President and President of Pennant Services, Inc.

Derek J. Bunker was appointed Executive Vice President, Chief Investment Officer and Secretary of The Pennant Group, Inc. upon its formation. Mr. Bunker is responsible for overseeing strategic growth, investments, real estate matters, investor relations and various public company matters, as well as assisting the Board in corporate governance matters in his role as corporate secretary. Prior to joining Pennant, Mr. Bunker served as Vice President, Acquisitions and Business Legal Affairs of Ensign Services, Inc. since 2015, playing a critical role in Ensign’s skilled nursing and senior housing acquisitions, real estate strategy and financing, corporate governance and related initiatives. After receiving his law degree from the University of Virginia, Mr. Bunker began his career at Latham & Watkins LLP in 2014 working on various corporate governance, finance, securities and transactional matters.

John J. Gochnour was appointed Executive Vice President of The Pennant Group, Inc. upon its formation and President of Pennant Services, Inc. upon its formation. Prior to joining Pennant, Mr. Gochnour served as Executive Vice President and General Counsel at Cornerstone since January 2013. In this role, Mr. Gochnour supported the establishment and development of the Cornerstone Service Center, where he led a team of industry experts in providing human resources, information technology and business intelligence, managed care contracting, legal, regulatory, risk management, and clinical quality resource support to Cornerstone’s local leaders. Mr. Gochnour also led the sourcing, negotiation, and other aspects of the acquisition

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process for Cornerstone and Ensign’s other new business ventures. Prior to joining Cornerstone, Mr. Gochnour was an attorney at the law firm Paul Hastings LLP, where he litigated complex civil and employment law cases, and a judicial clerk to the Honorable Stephen M. McNamee of the United States District Court for the District of Arizona. Mr. Gochnour received his law degree from the Duke University School of Law.

Mr. Gochnour is the brother-in-law of Mr. Walker, who is expected to serve as our Chief Executive Officer, President and as a member of our board of directors.

Our Corporate Governance

Our corporate governance will be structured in a manner that we believe will align our interests with those of our stockholders. Following the spin-off, we anticipate that our corporate governance will include the following notable features:

•	our board of directors will be classified; and

•	our independent directors will meet regularly in executive sessions.

Composition of the Board of Directors Following the Spin-Off

Upon completion of the spin-off, our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors may consist of no less than four and no more than seven directors. The number of directors on our board of directors will be fixed exclusively by our board of directors, subject to the minimum and maximum number permitted by our amended and restated certificate of incorporation and bylaws. We expect our board of directors to have            members,              of whom we expect will qualify as “independent” under the Nasdaq Stock Market Rules (the “Marketplace Rules”). We anticipate that, at the completion of the spin-off,            of our directors,            , will continue to serve as a director on the Ensign board of directors.

Upon the completion of the spin-off, we expect that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the completion of the spin-off, which we expect to hold in 2020. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2021, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2022. Commencing with the first annual meeting of stockholders following the distribution, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third annual meeting of stockholders following their election.

Furthermore, for so long as the board of directors is classified, our amended and restated certificate of incorporation will provide that our stockholders may remove its directors only for cause, by an affirmative vote of holders of at least a majority of its outstanding common stock. Accordingly, while the classified board of directors is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Pennant.

Committee of the Board of Directors

Following the spin-off, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below and whose members will satisfy the applicable independence standards of the SEC and the transition periods provided under the rules and regulations of the Marketplace Rules. The charter of

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each such standing committee will be posted on our website in connection with the spin-off. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable. The members of our committees may change subject to the discretion of our board of directors.

Audit Committee

Upon completion of the spin-off, we expect our audit committee will consist of            ,            and             , with            serving as chair and will function pursuant to a written charter adopted by the board of directors. The audit committee’s responsibilities will include, among other things:

•	overseeing our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;

•	overseeing the functioning of our internal controls;

•

maintaining the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	approving of our transactions with related persons;

•	pre-approving audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;

•

engaging, replacing and compensating our independent auditors and overseeing our independent auditors’ qualifications, independence and performance of the annual independent audit of our financial statements;

•	maintaining legal compliance programs and addressing any legal or regulatory matters that may have a material impact on our financial statements; and

•	overseeing, updating and implementing the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

The responsibilities of our audit committee will be more fully described in our audit committee charter. Our board of directors is expected to determine that            ,            and                 satisfy the applicable independence and other requirements of the Marketplace Rules and the SEC for audit committees and that            qualifies as an “audit committee financial expert” as defined under applicable SEC rules and regulations.

Compensation Committee

Upon completion of the spin-off, we expect our compensation committee will consist of            ,            and            and will function pursuant to a written charter adopted by the board of directors. The compensation committee’s responsibilities will include, among other things:

•	developing and reviewing policies relating to compensation and benefits;

•	determining or recommending to our board of directors the cash and non-cash compensation of our executive officers;

•	evaluating the performance of our executive officers and overseeing management succession planning; and

•	administering or making recommendations to our board of directors with respect to the administration of our equity-based and other incentive compensation plans.

The responsibilities of our compensation committee, which are anticipated to be substantially the same as the responsibilities of Ensign’s compensation committee, and its procedures for the consideration and

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determination of executive and director compensation will be more fully described in our compensation committee charter. Our board of directors is expected to determine that            ,            and            satisfy the applicable independence and other requirements of the Marketplace Rules, the SEC and the IRS for compensation committee members.

Nominating and Corporate Governance Committee

Upon completion of the spin-off, we expect our nominating and corporate governance committee will consist of            ,            and            , with            serving as chair. The nominating and corporate governance committee’s responsibilities will include, among other things:

•	assisting the board of directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our board are expected to possess;

•	management succession planning;

•

selecting, or recommending that our board of directors selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our board of directors occurring between annual meetings of stockholders;

•

identifying and evaluating individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors and our nominating and corporate governance committee; and

•	developing, recommending to our board of directors, and assessing corporate governance policies for us.

The responsibilities of our nominating and corporate governance committee and the process for identifying and evaluating director nominees (including nominees recommended by stockholders) will be more fully described in our nominating and corporate governance committee charter. Our board of directors is expected to determine that            ,            and            satisfy the applicable independence and other requirements of the Marketplace Rules and the SEC for nominating and corporate governance committee members.

Director Independence

We expect that our board of directors, upon recommendation of our nominating and corporate governance committee, will formally determine the independence of our directors following the spin-off and we expect that a majority of the members of our board of directors will be independent. We expect that our board of directors will determine that the following directors, who are anticipated to be elected to our board of directors, are independent:            ,            ,                 and            . We expect that our board of directors will determine the independence of directors annually based on a review by the directors and the nominating and corporate governance committee. In determining whether a director is independent, we expect that our board of directors will determine whether each director meets the objective standards for independence set forth in the Marketplace Rules.

Meetings of Independent Directors

We expect that our independent directors will meet frequently in executive session.

Attendance at Annual Meeting of Stockholders

Although we do not expect to have a formal policy regarding attendance by members of our board of directors at our annual meeting of stockholders, we intend to encourage our directors to attend and expect that at least a majority of our board of directors will attend the annual meeting.

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Stockholder Communication

We expect that our board of directors will adopt a policy that will permit stockholders to communicate directly with the board of directors, any committee of our board of directors or any individual director.

Risk Oversight

We expect that our board of directors will rely on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee will periodically discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Our compensation committee will help the board of directors to identify our exposure to any risks potentially created by our compensation programs and practices. Our nominating and corporate governance and quality assurance and compliance committees will oversee risks relating to our policies and assist the board of directors and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees will be required to make regular reports of its actions and any recommendations to the board of directors, including recommendations to assist the board of directors with its overall risk oversight function.

Compensation Committee Interlocks and Insider Participation

We expect that none of the members of our compensation committee will have at any time been one of our officers or employees or have any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. We expect that none of our executive officers will have served at any time as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Code of Conduct and Ethics

Prior to the completion of the spin-off, our board of directors will adopt a code of conduct and ethics (the “Code of Ethics”), that will apply to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics will be available upon written request to our corporate secretary or on our website, which we currently intend to make available at            following the completion of spin-off. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC, including reduced narrative and tabular disclosure obligations regarding executive compensation.

Furthermore, Pennant comprises the home health and hospice agencies and substantially all of the senior living and ancillary service businesses of Ensign, which have not operated as a single line of business or division of Ensign. In connection with the spin-off, these business units will be reorganized as a newly formed subsidiary of Ensign, known as Pennant. As a result, Pennant has not historically had executive officers. While the individuals we expect will be our executive officers going forward were employed by Ensign, they did not serve in an executive officer capacity with respect to the multiple business units of Ensign that will be combined to form Pennant. Accordingly, we believe the compensation of these individuals is not indicative of the compensation they will receive as executive officers of Pennant and we have not included information regarding compensation and other benefits paid to these executives by Ensign during fiscal year 2018 or prior years.

The persons who we expect will be our named executive officers (collectively, “Named Executive Officers”) upon completion of the spin-off will be included in an amendment to the registration statement of which this information statement forms a part. Executive compensation decisions following the spin-off will be made by our compensation committee, consistent with the compensation and benefit plans, programs and policies that will be adopted by Pennant. With respect to base salaries, annual incentive compensation and any long-term incentive awards, it is expected that our compensation committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on Pennant’s competitive marketplace. The amount and timing of any equity-based compensation to be paid to Pennant’s Named Executive Officers at or following the spin-off will be determined by our compensation committee and will generally be granted pursuant to a new equity incentive plan to be adopted by Pennant in connection with becoming an independent, publicly traded company.

2019 Omnibus Incentive Plan

In connection with the spin-off, we expect that the board of directors will adopt The Pennant Group, Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”). We expect the material terms of the Incentive Plan to include the following:

Share Reserve

We expect that the maximum number of shares of Pennant common stock for issuance under the Incentive Plan will be            . In addition, we expect the following shares of Pennant common stock will again be available for grant or issuance under the Incentive Plan:

•	shares subject to awards granted under the Incentive Plan that are subsequently forfeited or cancelled;

•	shares subject to awards granted under the Incentive Plan that otherwise terminate without shares being issued; and

•	shares surrendered, cancelled or exchanged for cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award).

Eligibility

Our officers and non-employee directors and employees of our subsidiaries, will be eligible to receive awards under the Incentive Plan. We expect that the compensation committee will determine who will receive awards, and the terms and conditions associated with such awards.

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Term

The Incentive Plan will terminate ten years from the date our board of directors approves the plan, unless it is terminated earlier by our board of directors.

Award Forms and Limitations

The Incentive Plan authorizes the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other cash-based awards and other stock-based awards. For stock options that are intended to qualify as incentive stock options (“ISOs”), under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be            .

Administration

The Incentive Plan will be administered by our compensation committee. The compensation committee will have the authority to construe and interpret the Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the Incentive Plan may be made subject to “performance conditions” and other terms.

Stock Options

The Incentive Plan provides for the grant of stock options to officers and other employees intended to qualify as incentive stock options, as defined in Section 422 of the Code, as well as the grant of options to employees, consultants, independent contractors and directors that do not qualify as incentive stock options (that is, nonqualified stock options). The holder of an option will be entitled to purchase a number of shares of Pennant common stock at a specified exercise price during a specified time period, all as determined by the compensation committee. The exercise price of an option generally will not be less than 100% of the fair market value of Pennant common stock on the date of grant, or in the case of incentive stock options, 110% of the fair market value of Pennant common stock with respect to holders of more than 10% of Pennant common stock. The compensation committee may, however, set the exercise price of non-qualified stock options at less than 100% of the fair market value on the date of grant if the committee acknowledges in its granting resolutions that such option has been structured to be exempt from or compliant with the requirements of Section 409A. The fair market value of Pennant common stock will be the closing sale price as quoted on NASDAQ on the date of grant. The Incentive Plan is expected to permit payment of the exercise price to be made by cash, shares of Pennant common stock, other securities, other awards or other property. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.

Stock Appreciation Rights

Stock appreciation rights will provide for a payment, or payments, in cash or shares of Pennant common stock, to the holder based upon the difference between the fair market value of Pennant common stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of Pennant common stock on the date the stock appreciation right is granted. Stock appreciation rights may vest based on time or achievement of performance conditions, as determined by the compensation committee in its discretion.

Restricted Stock and RSUs

The compensation committee will be able to grant awards consisting of shares of Pennant common stock subject to restrictions on sale and transfer. The price (if any) paid by a participant for a restricted stock award will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us

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and unvested shares will be forfeited to or repurchased by us. The compensation committee may condition the grant or vesting of shares of restricted stock on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of Pennant common stock at some future date determined by the committee.

Performance Awards

A performance award is an award that becomes payable upon the attainment of specific performance goals. A performance award may become payable in cash or in shares of Pennant common stock. These awards are subject to forfeiture prior to settlement due to termination of a participant’s employment or failure to achieve the performance conditions.

Dividend Equivalents

The compensation committee will be able to grant dividend equivalents under which the participant is entitled to receive payments (in cash, shares of common stock, other securities, other awards or other property as determined in the discretion of the committee) equivalent to the amount of cash dividends paid by us to holders of shares of Pennant common stock with respect to a number of shares of Pennant common stock determined by the committee. No dividends (that are paid by us to holders of shares of Pennant common stock) will be paid or accrued with respect to stock options, stock appreciation rights, restricted stock units or unearned performance awards; however, dividends may be paid with respect to unvested restricted stock awards issued under the Incentive Plan that are subject to time-vesting requirements only.

Other Stock-Based Awards and Other Cash-Based Awards

Stock-based awards, such as dividend equivalent rights and other awards denominated or payable in shares of Pennant common stock, may be granted as additional compensation for services or performance. Similarly, the compensation committee may grant other cash-based awards to participants in amounts and on terms and conditions determined by them in their discretion. Both other stock-based awards and other cash-based awards may be granted subject to vesting conditions or awarded without being subject to conditions or restrictions.

Additional Provisions

Awards granted under the Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our compensation committee. Unless otherwise restricted by our compensation committee, awards that are non-ISOs or SARs may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative or a family member of the optionee who has acquired the non-ISOs or SARs by a permitted transfer. Awards that are ISOs may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.

In the event of a change of control (as defined in the plan), the compensation committee may, in its discretion, provide for any or all of the following actions: (i) awards may be continued, assumed, or substituted with new rights, (ii) awards may be purchased for cash equal to the excess (if any) of the highest price per share of common stock paid in the change in control transaction over the aggregate exercise price of such awards, (iii) outstanding and unexercised stock options and stock appreciation rights may be terminated, prior to the change in control (in which case holders of such unvested awards would be given notice and the opportunity to exercise such awards), or (iv) vesting or lapse of restrictions may be accelerated. All awards will be equitably adjusted in the case of stock splits, recapitalizations and similar transactions.

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Certain U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Incentive Plan. The Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Incentive Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares and the fair market value of the shares on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares at exercise over the exercise price in his or her alternative minimum taxable income. If shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer. Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Other Stock-Based Awards. The tax effects related to other stock-based awards under the Incentive Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($132,900 in 2019), such participant will not have to pay Social Security taxes on such amounts. Pennant is required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

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Section 409A. Certain awards under the Incentive Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Incentive Plan (or any other Pennant plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Incentive Plan that is considered “nonqualified deferred compensation” (and awards under any other Pennant plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Incentive Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Certain Rules Applicable to “Insiders.” As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Existing Arrangements with Ensign

We have a number of existing arrangements whereby affiliates of Ensign and affiliates of Pennant have provided various services to each other. See Note 3, Related Party Transactions and Net Parent Investment, to the Audited Combined Financial Statements included herein for a discussion of such existing arrangements. In connection with the spin-off, Pennant will enter into agreements with Ensign that have either not existed historically, or that may be on different terms than the terms of the existing arrangement or agreements.

Agreements with Ensign Related to the Spin-Off

This section of the information statement summarizes material agreements between us and Ensign that will govern the ongoing relationships between the two companies after the spin-off and are intended to provide for an orderly transition to our status as an independent, publicly traded company. Additional or modified agreements, arrangements and transactions, each of which would be negotiated at arm’s length, may be entered into between us and Ensign after the spin-off.

Following the spin-off, we and Ensign will operate independently, and neither company will have any ownership interest in the other. Before the spin-off, we will enter into a master separation agreement and several other agreements with Ensign related to the spin-off. These agreements will govern the relationship between us and Ensign after completion of the spin-off and provide for the allocation between us and Ensign of various assets, liabilities, rights and obligations. The following is a summary of the terms of the material agreements we expect to enter into with Ensign. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which will be filed as exhibits to the registration statement which this information statement forms a part.

Master Separation Agreement

We intend to enter into a master separation agreement with Ensign prior to the distribution of shares of our common stock to Ensign stockholders. The master separation agreement will provide for the allocation of assets and liabilities between us and Ensign and will establish certain rights and obligations between the parties following the distribution. We have not yet finalized all of the terms of the master separation agreement, and we intend to include additional details on the terms of this agreement in an amendment to this information statement.

Transfer of Assets and Assumption of Liabilities. The master separation agreement will provide for certain transfers of assets and assumptions of liabilities that are necessary in connection with our spin-off from Ensign so that each of Ensign and Pennant is allocated the assets necessary to operate its respective businesses and retains or assumes the liabilities allocated to it in accordance with the separation plan. The master separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations among Ensign and Pennant. See “Unaudited Pro Forma Combined Financial Statements.”

Further Assurances. To the extent that any transfers of assets or assumptions of liabilities contemplated by the master separation agreement have not been consummated on or prior to the date of the distribution, the parties will agree to reasonably cooperate with each other and use commercially reasonable efforts to effect such transfers or assumptions as promptly as reasonably practicable following the date of the distribution. In addition, each of the parties will agree to reasonably cooperate with the other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the master separation agreement and the ancillary agreements.

Representations and Warranties. In general, neither we nor Ensign will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be

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required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents, or any other matters.

Except as expressly set forth in the master separation agreement or in any ancillary agreement, all assets will be transferred on an “as is, where is” basis.

The Distribution. The master separation agreement will govern certain rights and obligations of the parties regarding the proposed distribution and certain actions that must occur prior to the proposed distribution, such as the election of officers and directors and the adoption of our amended and restated certificate of incorporation and amended and restated bylaws. Prior to the distribution, we will deliver all the issued and outstanding shares of our common stock to the distribution agent. Following the distribution date, the distribution agent will electronically deliver the shares of our common stock to Ensign stockholders based on each holder of Ensign common stock receiving             shares of Pennant common stock for each share of Ensign common stock held by such stockholder. The Ensign board of directors will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions. The master separation agreement will provide that the distribution is subject to the satisfaction or waiver of certain conditions. For further information regarding these conditions, see “The Spin-Off—Conditions to the Distribution.” The Ensign board of directors may, in its sole discretion, determine the distribution date and the terms of the distribution and, until the distribution has occurred, the Ensign board of directors has the right to elect not to proceed with the distribution in its sole discretion, even if all of the conditions are satisfied.

Termination. The master separation agreement will provide that it may be terminated by Ensign at any time in its sole discretion prior to the distribution.

Intercompany Accounts. The master separation agreement will provide that, subject to any provisions in the master separation agreement or any ancillary agreement to the contrary, prior to the distribution, intercompany accounts will be settled as will be set forth in the master separation agreement.

Release of Claims and Indemnification. We and Ensign will agree to broad mutual general releases pursuant to which we will each release the other and certain related persons specified in the master separation agreement from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or alleged to occur or to have failed to occur or any conditions existing or alleged to exist at or prior to the time of the distribution. These mutual general releases will be subject to certain exceptions set forth in the master separation agreement and the ancillary agreements.

The master separation agreement will provide for cross-indemnities that, except as otherwise provided in the master separation agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us, and financial responsibility for the obligations and liabilities of Ensign’s business with Ensign.

The amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds actually received by the party being indemnified. The master separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Insurance. The master separation agreement will provide for the allocation among the parties of benefits under existing insurance policies for occurrences prior to the distribution and sets forth procedures for the administration of insured claims. The master separation agreement will allocate among the parties the right to proceeds and the obligation to incur deductibles under certain insurance policies.

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Other Matters Governed by the Master Separation Agreement. Other matters governed by the master separation agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

We intend to enter into a transition services agreement with Ensign under which Ensign will provide us with certain services, and we will provide Ensign with certain services, for a prescribed period of time following the distribution to help ensure an orderly transition following the distribution.

We anticipate that the services that Ensign will agree to provide us under the transition services agreement and that we will agree to provide Ensign may include certain finance, information technology, human resources, employee benefits and other services. The recipient of any such services used will pay the provider for such services at agreed amounts as set forth in the transition services agreement. In addition, from time to time during the term of the agreement, we and Ensign may mutually agree on additional services to be provided pursuant to the transaction services agreement or to cease provision of any services that are no longer required.

Tax Matters Agreement

We intend to enter into a tax matters agreement with Ensign that will govern the respective rights, responsibilities and obligations of Ensign and us after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. As a subsidiary of Ensign, we have (and will continue to have following the spin-off) joint and several liability with Ensign to the IRS for the combined U.S. federal income taxes of the Ensign consolidated group relating to the taxable periods in which we were part of that group. However, the tax matters agreement will specify the portion, if any, of this tax liability for which we will bear responsibility, and Ensign will agree to indemnify us against any amounts for which we are not responsible. The tax matters agreement will also provide special rules for allocating tax liabilities in the event that the spin-off or any other related transaction is not completely tax-free. Although valid as between the parties, the tax matters agreement will not be binding on the IRS.

Employee Matters Agreement

We intend to enter into an employee matters agreement with Ensign that will govern the respective rights, responsibilities and obligations of Ensign and us after the spin-off. The employee matters agreement will address the allocation of employees between Ensign and us, qualified defined contribution plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. The employee matters agreement will provide for, among other things, the allocation and treatment of assets and liabilities related to incentive plans, retirement plans and employee health and welfare benefit plans in which transferred employees participated prior to the spin-off. The employee matters agreement will also provide for the treatment of outstanding Ensign’s equity-based awards in connection with the spin-off. After the spin-off, employees of our subsidiaries will no longer participate in Ensign’s plans or programs (other than as set forth in the transition services agreement described below), and we will establish plans or programs for our employees as described in the employee matters agreement. We will also establish or maintain plans and programs outside of the United States as may be required under applicable law or pursuant to the employee matters agreement.

Real Estate Agreements

Owned real property and leased space will be allocated to Ensign or us, as the case may be, in a manner that is consistent with the different business uses and needs of Ensign and us. To the extent that (a) the desired allocation is not legally possible, (b) owned property or leased space needs to be shared by Ensign and us or

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(c) services will be provided by one of the companies to the other in respect of any owned property or leased space, we will enter into agreements with Ensign governing the respective parties’ rights and obligations with respect to any such shared space or services provided.

Compensatory Arrangements for Certain Executive Officers

With respect to base salaries, annual incentive compensation and any long-term incentive awards, it is expected that our compensation committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on Pennant’s competitive marketplace. The amount and timing of any equity-based compensation to be paid to Pennant’s executive officers at or following the distribution will be determined by our compensation committee and will generally be granted pursuant to a new equity incentive plan to be adopted by Pennant in connection with becoming an independent, publicly traded company.

Indemnification Agreements

We intend to enter into customary indemnification agreements with our directors and executive officers that will be effective upon completion of the spin-off. These agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

The Pennant Group, Inc. 2019 Omnibus Incentive Plan

We intend to adopt the Incentive Plan effective prior to and in connection with the spin-off. The Incentive Plan will provide for grants of incentive equity. The purpose of the Incentive Plan is to provide certain individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. We expect            shares of our common stock will be authorized for issuance under the Incentive Plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. The number of shares that will remain available for issuance or use is expected to be reduced by the number of incentive equity grants to be made in connection with the spin-off. Our compensation committee will administer the Incentive Plan. Our board of directors also has the authority to administer the Incentive Plan and to take all actions that our compensation committee is otherwise authorized to take under the Incentive Plan. The terms and conditions of each award made under the Incentive Plan, including vesting requirements, will be set forth consistent with the Incentive Plan in a written agreement with the grantee.

Issuance and Grant of Pennant Common Stock to Certain Related Persons

With respect to any long-term incentive equity awards, it is expected that our compensation committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on Pennant’s competitive marketplace. The amount and timing of any equity-based compensation to be paid to certain related persons at or following the distribution will be determined by our compensation committee and will generally be granted pursuant to a new equity incentive plan to be adopted by Pennant in connection with becoming an independent, publicly traded company. These programs and/or arrangements will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part.

Policies and Procedures Regarding Related Party Transactions

In connection with the spin-off, we expect that our board will adopt a written policy and procedures with respect to related person transactions, which will include specific provisions for the approval of related

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person transactions. Pursuant to this policy, related person transactions would include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest. We expect our audit committee will review: (i) potential conflict of interest situations on an ongoing basis, (ii) any future proposed transaction, or series of transactions, with related persons, and (iii) either approve or disapprove each reviewed transaction or series of related transactions with related persons.

In the event that a related person transaction is identified, such transaction will be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, we expect that no member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

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DESCRIPTION OF CERTAIN INDEBTEDNESS

From and after the spin-off, Ensign and Pennant will, in general, each be responsible for the debts, liabilities, rights and obligations related to the business or businesses that it owns and operates following consummation of the spin-off. See “Certain Relationships and Related Party Transactions—Agreements with Ensign Related to the Spin-Off.”

Financing Transactions in Connection with the Spin-Off

We expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. Subject to market conditions, we expect to complete one or more financing transactions on or prior to the completion of the spin-off. As a result of these financing transactions, we expect to have total indebtedness of between $             million and $             million. The financing transactions may include bank debt, a revolving credit facility and long-term financing. We have not yet identified the specific sources of funds, and any financing transactions may not be completed in the timeframe or size indicated, or at all.

We expect that we will transfer approximately $            million of the proceeds from the financing transactions to Ensign in connection with the contribution of assets to us by Ensign prior to the spin-off. We expect that Ensign would use the funds received from us to repay certain outstanding third-party bank debt and other indebtedness and/or pay dividends to its stockholders. After the spin-off, we expect that we will use borrowings under our financing arrangements for working capital purposes, to fund acquisitions and for general corporate purposes. The financing transactions will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement, all of the outstanding shares of our common stock are beneficially owned by Ensign. After the spin-off, Ensign will not own any shares of our common stock. The percentage values are based on            shares of our common stock outstanding as of            , 2019.

The following tables provide information with respect to the anticipated beneficial ownership of our common stock by:

•	each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

•	each of our directors and nominees;

•	each of the individuals we expect to be our named executive officers; and

•	all of our directors and executive officers following the spin-off as a group.

To the extent our directors and executive officers own Ensign common stock at the record date of the spin-off, they will participate in the distribution on the same terms as other holders of Ensign common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the tables below has sole voting and investment power with respect to the securities owned by such person or entity. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address of each director and executive officer is c/o The Pennant Group, Inc., 1675 East Riverside Drive, Suite 150, Eagle, Idaho 83616.

Immediately following the spin-off, we estimate that approximately            million shares of our common stock will be issued and outstanding, based on the number of shares of Ensign common stock expected to be outstanding as of the record date and based on each holder of Ensign common stock receiving             shares of Pennant common stock for each share of Ensign common stock. The actual number of shares of our common stock outstanding following the spin-off will be determined on            , 2019, the record date.

	Shares of common stock beneficially owned	Percentage of Class
	Number	%
Greater than 5% stockholders
Blackrock, Inc.		%
Wasatch Advisors, Inc.		%
The Vanguard Group		%
Named executive officers and directors:
Daniel H Walker		%
Derek J. Bunker		%
John J. Gochnour		%
All directors and executive officers, as a group ( persons)		%

*	Amount represents less than 1% of outstanding common stock.

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DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the consummation of the spin-off. The following description of certain terms of our common stock as it will be in effect upon completion of the spin-off is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws. We have not yet finalized the terms of our amended and restated certificate of incorporation or amended and restated bylaws and will include expanded descriptions thereof in an amendment to this information statement. The certificate of incorporation and bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to the registration statement on Form 10, of which this information statement forms a part. See “Where You Can Find More Information.”

Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to The Pennant Group, Inc. and not to any of its subsidiaries.

Authorized Capital Stock

Prior to the distribution date, our board of directors and Ensign, as our sole stockholder, will approve and adopt amended and restated versions of our certificate of incorporation and bylaws. Under our amended and restated certificate of incorporation, authorized capital stock will consist of            shares of our common stock, par value $0.001 per share, and            shares of our preferred stock, par value $0.001 per share.

Common Stock

We estimate that            shares of our common stock will be issued and outstanding immediately after the spin-off, based on the number of shares of Ensign common stock that we expect will be outstanding as of the record date. The actual number of shares of our common stock outstanding following the spin-off will be determined on            , 2019, the record date.

Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if no such surplus exists, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

Fully Paid. All of our outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock we will issue in connection with the spin-off will also be fully paid and nonassessable.

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The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock will not be subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to            shares of preferred stock, par value $0.001 per share. No shares of our preferred stock were issued and outstanding as of            , 2019, and no shares of preferred stock will be issued or outstanding at the time of the completion of the spin-off.

Our board of directors, without further action by the holders of our common stock, may issue shares of our preferred stock. Our board of directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preference and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third-parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law

Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware statutory law contain provisions that may impact the prospect of an acquisition of our company by means of a tender offer or a proxy contest. These provisions may discourage coercive takeover practices and inadequate takeover bids. Although we have not yet finalized such terms in our amended and restated certificate of incorporation and amended and restated bylaws, we believe that the benefits of such increased protection would give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. We have not yet finalized these provisions, and will provide expanded descriptions of these provisions in an amendment to this information statement.

Election and Removal of Directors

Upon completion of the spin-off, our board of directors will initially be divided into three classes, with the classes as nearly equal in number as possible. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which we expect to hold in 2020. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2021, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2022. Commencing with the first annual meeting of stockholders following the distribution, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors.

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Size of Board and Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors may consist of no less than four and no more than seven directors. The number of directors on our board of directors will be fixed exclusively by our board of directors, subject to the minimum and maximum number permitted by certificate of incorporation and bylaws. Newly created directorships resulting from any increase in our authorized number of directors and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Stockholder Meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, only the chairman of our board of directors, our chief executive officer or our board of directors acting pursuant to a resolution adopted by a majority of the board of directors will be able to call special meetings of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock will make it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Exclusive Jurisdiction of Certain Actions

Our amended and restated bylaws will require, to the fullest extent permitted by law that derivative actions brought in the name of Pennant, actions against directors, officers and employees for breach of fiduciary

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duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits Pennant by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Limitations on Liability of Directors and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will provide that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We are in the process of drafting policies meant to insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacities as directors and officers. Under these

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policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Listing and Trading

We intend to have our shares of common stock listed on NASDAQ. We expect our shares to trade under the ticker symbol “PNTG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of common stock that Ensign stockholders will receive in the distribution. This information statement does not contain all of the information contained in the Registration Statement on Form 10 and the exhibits and schedules to the Registration Statement on Form 10. Some items are omitted in accordance with the rules and regulations of the SEC. For additional information relating to us and the spin-off, reference is made to the Registration Statement on Form 10 and the exhibits to the Registration Statement on Form 10, which are on file at the offices of the SEC. Statements contained in this information statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other documents filed as an exhibit to the Registration Statement on Form 10. Each statement is qualified in all respects by the relevant reference.

The SEC maintains an Internet site at www.sec.gov, from which you can electronically access the Registration Statement on Form 10, including the exhibits and schedules to the Registration Statement on Form 10.

We maintain an Internet site at www.pennantgroup.com. Our Internet site and the information contained on that site, or connected to that site, are not incorporated into the information statement or the Registration Statement on Form 10.

As a result of the distribution, we will be required to comply with the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We plan to make available, free of charge, on our Internet site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

The Ensign Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheet of New Ventures business of The Ensign Group, Inc. (the “Company”) as of December 31, 2017, the related combined statements of income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2017, the related notes and the financial schedule listed in the Index (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 2, the accompanying combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of The Ensign Group, Inc. The combined financial statements include allocations from The Ensign Group, Inc. The allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Company operated as a separate, stand-alone entity apart from The Ensign Group, Inc.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

February 12, 2019

We have served as the Company’s auditor since 2019.

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NEW VENTURES

COMBINED BALANCE SHEET

December 31, 2017
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,192
Accounts receivable—less allowance for doubtful accounts of $5,334	25,938
Prepaid expenses and other current assets	4,653

Total current assets	35,783
Property and equipment, net	11,009
Restricted and other assets	1,909
Intangible assets, net	3,251
Goodwill	31,749
Other indefinite-lived intangibles	23,672

Total assets	$107,373

Liabilities and equity
Current liabilities:
Accounts payable	$3,426
Accrued wages and related liabilities	11,860
Other accrued liabilities	12,048

Total current liabilities	27,334
Other long-term liabilities	2,583

Total liabilities	29,917

Commitments and contingencies
Equity:
Net parent investment	70,126
Non-controlling interest	7,330

Total equity	77,456

Total liabilities and equity	$107,373

The accompanying notes are an integral part of these combined financial statements.

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Confidential Treatment Requested by The Pennant Group, Inc.

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NEW VENTURES

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
	2017	2016
	(In thousands)
Revenue	$266,407	$228,969
Expense
Cost of services	200,219	169,414
Rent—cost of services	31,580	29,193
General and administrative expense	15,372	13,333
Depreciation and amortization	3,406	3,567

Total expenses	250,577	215,507
Income from operations	15,830	13,462
Provision for income taxes	5,235	5,197

Net income	10,595	8,265
Less: net income attributable to noncontrolling interest	335	213

Net income attributable to New Ventures	$10,260	$8,052

The accompanying notes are an integral part of these combined financial statements.

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NEW VENTURES

COMBINED STATEMENTS OF CHANGES IN EQUITY

	Net Parent Investment	Non- Controlling Interest	Total
	(In thousands)
Total equity as of January 1, 2016	$68,499	$2,048	$70,547
Noncontrolling interest attributable to subsidiary equity plan	(107)	1,432	1,325
Net income attributable to noncontrolling interest		213	213
Net transfer to parent	(15,371)		(15,371)
Net income attributable to New Ventures	8,052	—	8,052

Total equity as of December 31, 2016	61,073	3,693	64,766
Noncontrolling interest attributable to subsidiary equity plan	(1,938)	3,302	1,364
Net income attributable to noncontrolling interest		335	335
Net transfer from parent	731		731
Net income attributable to New Ventures	10,260	—	10,260

Total equity as of December 31, 2017	$70,126	$7,330	$77,456

The accompanying notes are an integral part of these combined financial statements.

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Confidential Treatment Requested by The Pennant Group, Inc.

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NEW VENTURES

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income	$10,595	$8,265
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,406	3,567
Provision for doubtful accounts	3,439	2,493
Share-based compensation	2,370	2,407
Change in operating assets and liabilities
Accounts receivable	(6,549)	(1,954)
Prepaid expenses and other assets	(690)	(155)
Accounts payable	564	(429)
Accrued wages and related liabilities	2,967	390
Other accrued liabilities	102	1,427
Other long-term liabilities	1,966	585

Net cash provided by operating activities	18,170	16,596

Cash flows from investing activities:
Purchase of property and equipment	(4,472)	(4,256)
Cash payments for business acquisitions, net of cash received	(12,426)	(5,320)
Cash proceeds received on sale of intangibles	500	—
Cash proceeds from the sale of assets	121	—
Restricted and other assets	(1,514)	1,600

Net cash used in investing activities	(17,791)	(7,976)

Cash flows from financing activities:
Net investment to parent	(682)	(9,244)

Net cash used in financing activities	(682)	(9,244)

Net decrease in cash and cash equivalents	(303)	(624)
Cash and cash equivalents beginning of year	5,495	6,119

Cash and cash equivalents end of year	$5,192	$5,495

The accompanying notes are an integral part of these combined financial statements.

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NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars and shares in thousands, except per share data)

1. DESCRIPTION OF BUSINESS

New Ventures (the “Company”, “we”, “our”, “us”, “it”, or “its”) is comprised of the home health and hospice agencies and substantially all of the senior living and ancillary service businesses of The Ensign Group, Inc. (NASDAQ: ENSG) (“Ensign” or the “Parent”), which was formed in 1999 with the goal of establishing a new level of quality care within the skilled nursing industry. As of December 31, 2017, the Company’s subsidiaries operated 46 home health, hospice and home care agencies, 43 senior living facilities, and other ancillary operations located in Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington and Wisconsin.

Certain of the Company’s subsidiaries, collectively referred to as the Service Centers, provide certain accounting, payroll, human resources, information technology, legal, risk management, and other services to the operations through contractual relationships.

Each of the Company’s affiliated operations are operated by separate, independent subsidiaries that have their own management, employees and assets. Each of the Parent’s affiliated operations are operated by separate, independent subsidiaries that have their own management, employees, and assets. References herein to the consolidated “Company,” “Parent” and “its” assets and activities is not meant to imply, nor should it be construed as meaning, that New Ventures or The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the subsidiaries, are operated by New Ventures or The Ensign Group, Inc.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — Ensign plans to spin off the Company’s ownership of the businesses into a stand-alone, publicly traded company. To accomplish the separation, Ensign will contribute the Company’s assets and liabilities into a holding company and distribute its shares of common stock to Ensign stockholders. The distribution is expected to qualify as a tax-free transaction, after which Ensign stockholders will own shares in both Ensign and the Company.

The accompanying combined financial statements of the Company (the “Combined Financial Statements”) have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Ensign. The Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and pursuant to the regulations of the U.S. Securities and Exchange Commission (SEC). All intercompany transactions and balances between the various legal entities comprising the Company have been eliminated in the Combined Financial Statements. The combined statements of income reflect income that is attributable to the Company and the noncontrolling interest.

The Company consists of various limited liability companies and corporations established to operate home health, hospice, home care, senior living and ancillary service operations. The combined balance sheet of the Company includes assets and liabilities of the Parent that are specifically identifiable or otherwise attributable to the Company. Revenue was derived from transactional information specific to the Company’s services provided. The costs in the combined statements of income reflect direct and allocated costs.

The financial information included herein may not reflect the combined financial position, results of operations, changes in equity, and cash flows of the Company in the future, and does not reflect what they would have been had the Company been operated as a separate, stand-alone entity during the years presented.

The Company engages in various transactions with subsidiaries of Ensign, including a cash management process and other shared services. As intercompany transactions with Ensign’s businesses are not settled on a

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Confidential Treatment Requested by The Pennant Group, Inc.

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NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

routine basis, all amounts due to (from) subsidiaries of Ensign, are classified as Net Parent Investment in the combined balance sheet. Changes in the Parent’s equity investment arising from cash transactions are presented as financing activities in the accompanying combined statements of cash flows.

Cost Allocation — The Combined Financial Statements include allocations of costs for certain shared services provided to the Company by Ensign subsidiaries. Such allocations include, but are not limited to, executive management, accounting, human resources, information technology, legal, payroll, insurance, tax, treasury, and other general and administrative items. These costs were allocated to the Company on a basis of revenue, location, employee count, or other measures. The majority of these cost allocations are primarily reflected within general and administrative expense in the combined statements of income. The amount of general and administrative costs allocated for the years ended December 31, 2017 and 2016 were $12,715 and $11,170, respectively. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the services provided to us during the years presented.

The Parent is partially self-insured for healthcare, general and professional liability, and workers’ compensation, and historically allocate premium expense to all subsidiaries of Ensign in its accounting records. To reflect all of the insurance costs, quarterly actuary determined adjustments were allocated to the Company based on the proportional historical premium expense. No self-insurance accruals have been allocated to the Company as these accruals represent the obligations of the Parent.

The Parent’s external debt and related interest expense have not been allocated to the Company for any of the years presented as no portion of the borrowings is being assumed by the Company as part of the separation.

Employees of the Company’s subsidiaries participate in The Ensign Group, Inc. equity-based incentive plans (the “Ensign Plans”) and the Cornerstone Subsidiary Equity plan (the “Subsidiary Equity Plan”). Share-based compensation includes the expense attributable to employees of the Company’s subsidiaries participating in the Ensign Plans, as well as the allocated cost related to Ensign subsidiaries’ employees that participate in the Ensign Plans. All share-based compensation related to the Subsidiary Equity Plan was recognized in the Combined Financial Statements and, therefore, no cost allocation was necessary.

Cash presented in the combined balance sheet represents the cash of other ancillary businesses that do not participate in the Parent’s cash management program. The Company, with the exception of one business, participates in the Parent’s cash management program. Accordingly, no cash for this business was allocated to the Company in the Combined Financial Statements. The net activity of cash due to (from) the Parent is reflected in the net investment from the Parent.

Estimates and Assumptions — The preparation of the Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenue and expenses during the reporting periods. The most significant estimates in the Combined Financial Statements relate to revenue, allowance for doubtful accounts, intangible assets and goodwill, impairment of long-lived assets and income taxes. Actual results could differ from those estimates.

Fair Value of Financial Instruments — The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The Company believes all of the financial instruments’ recorded values approximate fair values because of their nature or respective short durations. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include: Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted prices included within Level 1 that are observable for the

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Confidential Treatment Requested by The Pennant Group, Inc.

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NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

asset or liability, either directly or indirectly; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Revenue Recognition — The Company recognizes revenue when the following four conditions have been met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery has occurred or service has been rendered; (iii) the price is fixed or determinable; and (iv) collection is reasonably assured. The Company’s revenue is derived primarily from providing healthcare services to patients and is recognized on the date services are provided at amounts billable to the individual. For reimbursement arrangements with third-party payors, including Medicaid, Medicare and private insurers, revenue is recorded based on contractually agreed-upon amounts on a per patient basis.

Revenue from the Medicare and Medicaid programs accounted for 50.5% and 48.9% of the Company’s revenue for the years ended December 31, 2017 and 2016, respectively. The Company records revenue from these governmental and managed care programs as services are performed at their expected net realizable amounts under these programs. The Company’s revenue from governmental and managed care programs is subject to audit and retroactive adjustment by governmental and third-party agencies. Consistent with healthcare industry accounting practices, any changes to these governmental revenue estimates are recorded in the period the change or adjustment becomes known based on final settlement.

The Company’s service specific revenue recognition policies are as follows:

Home Health Revenue

Medicare Revenue

Net service revenue is recorded under the Medicare prospective payment system based on a 60-day episode payment rate that is subject to adjustment based on certain variables including, but not limited to: (a) an outlier payment if the patient’s care was unusually costly; (b) a low utilization adjustment if the number of visits was fewer than five; (c) a partial payment if the patient transferred to another provider or transferred from another provider before completing the episode; (d) a payment adjustment based upon the level of therapy services required; (e) a payment adjustment if we are unable to perform periodic therapy assessments; (f) the number of episodes of care provided to a patient, regardless of whether the same home health provider provided care for the entire series of episodes; (g) changes in the base episode payments established by the Medicare program; (h) adjustments to the base episode payments for case mix and geographic wages; and (i) recoveries of overpayments.

The Company makes adjustments to Medicare revenue on completed episodes to reflect differences between estimated and actual payment amounts, an inability to obtain appropriate billing documentation and other reasons unrelated to credit risk. Therefore, the Company believes that its reported net service revenue and patient accounts receivable will be the net amounts to be realized from Medicare for services rendered.

In addition to revenue recognized on completed episodes, the Company also recognizes a portion of revenue associated with episodes in progress. Episodes in progress are 60-day episodes of care that begin during the reporting period, but were not completed as of the end of the period. As such, the Company estimates revenue and recognizes it on a daily basis. The primary factors underlying this estimate are the number of episodes in progress at the end of the reporting period, expected Medicare revenue per episode and the Company’s estimate of the average percentage complete based on visits performed.

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Confidential Treatment Requested by The Pennant Group, Inc.

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NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Non-Medicare Revenue

Episodic Based Revenue - The Company recognizes revenue in a similar manner as it recognizes Medicare revenue for episodic-based rates that are paid by other insurance carriers, including Medicare Advantage programs; however, these rates can vary based upon the negotiated terms.

Non-episodic Based Revenue - Revenue is recorded on an accrual basis based upon the date of service at amounts equal to its established or estimated per visit rates, as applicable.

Hospice Revenue

Revenue is recorded on an accrual basis based upon the date of service at amounts equal to the estimated payment rates. The estimated payment rates are daily rates for each of the levels of care the Company delivers. The payment is adjusted for an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. Additionally, as Medicare hospice revenue is subject to an inpatient cap and an overall payment cap, the Company monitors its provider numbers and estimates amounts due back to Medicare if a cap has been exceeded. The Company records these adjustments as a reduction to revenue and increases to other accrued liabilities.

Senior Living Revenue

The Company’s revenue is recognized when services are rendered on the date services are provided at amounts billable to individual residents and consists of fees for basic housing and senior living care. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For residents under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rates on a per resident, daily basis or as services rendered. Revenue for certain ancillary charges is recognized as services are provided, and such fees are billed monthly in arrears.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable consist primarily of amounts due from Medicare and Medicaid programs, other government programs, managed care health plans and private payor sources. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected.

In evaluating the collectability of accounts receivable, the Company considers a number of factors, including the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type and the status of ongoing disputes with third-party payors. In order to determine the appropriate reserve rate percentages which ultimately establish the allowance, the Company analyzes historical cash collection patterns by payor and by state and periodically refines its estimates accordingly. The percentages applied to the aged receivable balances are based on the Company’s historical experience and time limits, if any, for managed care, Medicare, Medicaid and other payors.

Cash and Cash Equivalents — Cash and cash equivalents consist of money market funds related investments with original maturities of three months or less at time of purchase and therefore approximate fair value. The fair value of money market funds is determined based on “Level 1” inputs, which consist of unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets. The Company places its cash with high credit quality financial institutions.

Property and Equipment — Property and equipment are initially recorded at their historical cost. Repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets (ranging from three to 15 years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining lease term.

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Confidential Treatment Requested by The Pennant Group, Inc.

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NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets — The Company reviews the carrying value of long-lived assets that are held and used in the operating subsidiaries for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon expected undiscounted future net cash flows from the operating subsidiary to which the assets relate, utilizing management’s best estimate, appropriate assumptions, and projections at the time. If the carrying value is determined to be unrecoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair value of the asset. The Company estimates the fair value of assets based on the estimated future discounted cash flows of the asset. Management has evaluated its long-lived assets and the Company did not identify any asset impairment during the years ended December 31, 2017 and 2016.

Leases and Leasehold Improvements — At the inception of each lease, the Company performs an evaluation to determine whether the lease should be classified as an operating or capital lease. The Company records rent expense for operating leases that contain scheduled rent increases on a straight-line basis over the term of the lease. The lease term used for straight-line rent expense is calculated from the date the Company is given control of the leased premises through the end of the lease term. The lease term used for this evaluation also provides the basis for establishing depreciable lives for buildings subject to lease and leasehold improvements, as well as the period over which the Company records straight-line rent expense.

Intangible Assets and Goodwill — Definite-lived intangible assets consist primarily of patient base and customer relationships. Patient base is amortized over a period of four to eight months, depending on the classification of the patients and the level of occupancy in a new acquisition when acquired. Customer relationships are amortized over a period of up to 20 years.

The Company’s indefinite-lived intangible assets consist of trade names and Medicare and Medicaid licenses. The Company tests indefinite-lived intangible assets for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. The Company did not identify any asset impairment during the years ended December 31, 2017 and 2016.

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Given the time it takes to obtain pertinent information, the initial fair value might not be finalized at the time of the reported period. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. Goodwill is subject to annual testing for impairment. In addition, goodwill is tested for impairment if events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual test for impairment during the fourth quarter of each year and did not identify any impairment charge during the years ended December 31, 2017 and 2016. See further discussion at Note 10, Goodwill and Intangible Assets, Net.

Income Taxes — Historically, our operations have been included in the Parent’s U.S. federal and state income tax returns and all income taxes have been paid by subsidiaries of Ensign. Income tax expense and other income tax related information contained in these combined financial statements are presented on a separate tax return approach. Under this approach, the provision for income taxes represents income tax paid or payable for the current year plus the change in deferred taxes during the year calculated as if the Company was a stand-alone taxpayer filing hypothetical income tax returns. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, our combined financial statements may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone company during the years presented.

F-11

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. The Company generally expects to fully utilize its deferred tax assets; however, when necessary, the Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

In determining the need for a valuation allowance or the need for and magnitude of liabilities for uncertain tax positions, the Company makes certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in certain fields. Due to certain risks associated with the Company’s estimates and assumptions, actual results could differ.

The Tax Cuts and Jobs Act (the Tax Act), which was enacted in December 2017, decreased the Company’s income tax expense by $592 for the year ended December 31, 2017. The Tax Act decreased the corporate income tax rate from 35.0% to 21.0% beginning on January 1, 2018. The Company expects meaningful benefits from this reduction to continue from its enactment in future periods. See Note 12, Income Taxes for further detail.

Noncontrolling Interest — The Company holds a majority membership interest in the mobile diagnostic operations. In addition, as grants related to the Subsidiary Equity Plan are vested and exercised, the Company’s membership interest in its home health and hospice subsidiary is reduced based on the number of shares vested and exercised. The noncontrolling interest in a subsidiary is initially recognized at estimated fair value on the acquisition date and is presented within total equity in the Company’s combined balance sheet. The Company presents the noncontrolling interest and the amount of combined net income attributable to the Company in its combined statements of income. The carrying amount of the noncontrolling interest is adjusted based on an allocation of subsidiary earnings based on ownership interest.

Share-Based Compensation —The Company measures and recognizes compensation expense for all share-based payment awards, including employee stock options, made to employees and directors based on estimated fair values, ratably over the requisite service period of the award. Net income has been reduced as a result of the recognition of the fair value of all stock options and restricted stock awards issued, the amount of which is contingent upon the number of future grants and other variables. The total amount of share-based compensation was $2,370 and $2,407 for the years ended December 31, 2017 and 2016, respectively; of which $1,857 and $1,915 was recorded in general and administrative expense for the years ended December 31, 2017 and 2016, respectively.

Invested Capital – The net Parent investment on the combined balance sheet represents Ensign’s historical investment in the Company, the net effect of transactions with, and allocations from, the Parent and the Company’s accumulated earnings.

Recent Accounting Pronouncements — Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. For any new pronouncements announced, the Company considers whether the new pronouncements could alter previous generally accepted accounting principles and determines whether any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management and certain standards are under consideration.

F-12

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Standards Adopted by the Company

In March 2016, the FASB issued a new standard to simplify several aspects of the accounting for employee share-based payment transactions, which includes the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the combined statements of cash flows. The new standard was effective for the Company in the first quarter of fiscal year 2017. Under the previous guidance, excess tax benefits and deficiencies from share-based compensation arrangements were recorded in equity when the awards vested or were settled. The new guidance requires prospective recognition of excess tax benefits and deficiencies in the income statement when applying on a separate return approach.

In addition, under the new guidance, excess income tax benefits from share-based compensation arrangements are classified as cash flow from operations, rather than as cash flow from financing activities. The Company has elected to apply the cash flow classification guidance prospectively.

The Company has also elected to continue to estimate the expected forfeitures rather than electing to account for forfeitures as they occur. Finally, the adoption of the guidance requires excess tax benefits and deficiencies to be prospectively excluded from assumed future proceeds in the calculation of diluted shares, resulting in an increase in diluted weighted average shares outstanding.

Accounting Standards Recently Issued but Not Yet Adopted by the Company

In May 2017, the FASB issued amended authoritative guidance to provide guidance on types of changes to the terms or conditions of share-based payments awards to which an entity would be required to apply modification accounting under ASC 718. This guidance is effective for annual and interim periods beginning after December 15, 2017, which will be the Company’s fiscal year 2018, with early adoption permitted in certain cases. The Company subsequently adopted this standard in fiscal year 2018 and it did not have a material impact on the Combined Financial Statements.

In January 2017, the FASB issued amended authoritative guidance to clarify the definition of a business and reduce diversity in practice related to the evaluation of whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new provisions provide the requirements needed for an integrated set of assets and activities (the set) to be a business and also establish a practical way to determine when a set is not a business. The ASU provides a screen to determine when an integrated set of assets and activities is not a business. The more robust framework helps entities to narrow the definition of outputs created by the set and align it with how outputs are described in the new revenue standard. This guidance is effective for annual and interim periods beginning after December 15, 2017, which will be the Company’s fiscal year 2018, with early adoption permitted in certain cases. The new guidance is required to be applied on a prospective basis. The effect of the implementation will depend upon the nature of our future acquisitions. The Company subsequently adopted this standard and it did not have a material impact on the Combined Financial Statements in fiscal year 2018.

In January 2017, the FASB issued amended authoritative guidance to simplify and reduce the cost and complexity of the goodwill impairment test. The new provisions eliminate step 2 from the goodwill impairment test and shift the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount to comparing the fair value of a reporting unit with its carrying amount. The FASB also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment or step 2 of the goodwill impairment test. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This guidance is effective for annual periods beginning after December 15, 2019, which will be the Company’s fiscal year 2020, with early adoption permitted. The adoption of this standard is not expected to have a material impact on the Combined Financial Statements.

F-13

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

In October 2016, the FASB issued amended authoritative guidance to require companies to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. The new guidance is required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The new guidance was effective for the Company in the first quarter of fiscal year 2018. The Company adopted this standard in fiscal 2018 and the adoption of this standard did not have a material impact on the Combined Financial Statements.

In February 2016, the FASB issued amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The lease liability will be equal to the present value of lease payments, with the right-of-use asset based upon the lease liability. The classification criteria for distinguishing between finance (or capital) leases and operating leases are substantially similar to the previous lease guidance, but with no explicit bright lines. As such, operating leases will result in straight-line rent expense similar to current practice. For short term leases (term of 12 months or less), a lessee is permitted to make an accounting election not to recognize lease assets and lease liabilities, which would generally result in lease expense being recognized on a straight-line basis over the lease term. This guidance applies to all entities and is effective for annual periods beginning after December 15, 2018, which will be the Company’s fiscal year 2019, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on the Combined Financial Statements but expects this adoption will result in a significant increase in the assets and liabilities on its combined balance sheet.

In 2014, the FASB and International Accounting Standards Board issued their final standard on revenue from contracts with customers that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. Under this new standard and subsequently issued amendments, revenue is recognized at the time a good or service is transferred to a customer for the amount of consideration received. Entities may apply the new standard either retrospectively to each period presented (full retrospective method) or retrospectively with the cumulative effect recognized in beginning retained earnings as of the date of adoption (modified retrospective method). The Company subsequently adopted the new revenue standard as of January 1, 2018 using the modified retrospective transition method. The adoption of ASC 606 did not have a material impact on the measurement, nor on the recognition of revenue of contracts, for which all revenue had not been recognized as of January 1, 2018. Therefore, there will be no cumulative adjustment made to the opening balance of retained earnings at the beginning of 2018.

3. RELATED PARTY TRANSACTIONS AND NET PARENT INVESTMENT

The Combined Financial Statements include a combination of stand-alone and combined business functions between Ensign and the Company’s subsidiaries. The Company leases 24 of its senior living facilities from subsidiaries of the Parent. These leases are all based on a term of 15 years from the lease commencement date. The total amount of rent expense included in rent – cost of services paid to related parties was $11,364 and $10,506 for the years ended December 31, 2017 and 2016, respectively. These leases will be modified in connection with the spin-off resulting in an overall increase in rent expense. See Note 14, Leases, for further discussion.

Certain related party activity occurs as the Company’s subsidiaries provide and receive services from the Parent’s subsidiaries. Services provided to the Parent’s subsidiaries and included in revenue were $1,703 and $1,170 for the years ended December 31, 2017 and 2016, respectively. Services received from the Parent’s subsidiaries and included in cost of services were $3,023 and $2,930 for the years ended December 31, 2017 and 2016, respectively.

F-14

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

In June 2017, a subsidiary of the Company entered into an agreement to provide a loan to a member of its management for $750 at a 6.0% interest rate. The outstanding balance was included as a current receivable on the combined balance sheet. This loan amount has been subsequently paid off in September 2018.

The combined balance sheet of the Company includes Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company and will be transferred to the Company in connection with the spin-off. Transactions that have occurred between subsidiaries of the Company and subsidiaries of the Parent are considered to be effectively settled at the time the transaction is recorded. The net effect of these transactions, including the cash management, is included in the combined statements of cash flows as Net Investment to Parent.

4. FAIR VALUE MEASUREMENTS

As of December 31, 2017, the Company had $5,192 of level 1 assets which consisted of cash and cash equivalents, measured at fair value on a recurring basis.

Our non-financial assets, which include long-lived assets, including goodwill, intangible assets and property and equipment, are not required to be measured at fair value on a recurring basis. However, on a periodic basis, or whenever events or changes in circumstances indicate that their carrying value may not be recoverable, we assess our long-lived assets for impairment. When impairment has occurred, such long-lived assets are written down to fair value. See Note 2, Summary of Significant Accounting Policies, for further discussion of the Company’s significant accounting policies.

5. REVENUE AND ACCOUNTS RECEIVABLE

Revenue for the years ended December 31, 2017 and 2016, is summarized in the following tables:

	Year Ended December 31,
	2017		2016
	Revenue	% of Revenue	Revenue	% of Revenue
Medicare	$102,443	38.5%	$83,765	36.6%
Medicaid	31,984	12.0	28,129	12.3

Total Medicaid and Medicare	134,427	50.5	111,894	48.9
Managed care	24,948	9.3	20,538	9.0
Private and other(1)	107,032	40.2	96,537	42.1

Revenue	$266,407	100.0%	$228,969	100.0%

(1)	Private and other payors also includes revenue from all payors generated in home care operations for the years ended December 31, 2017 and 2016.

Accounts receivable as of December 31, 2017 is summarized in the following table:

Medicare	$14,530
Medicaid	5,866
Managed care	5,034
Private and other	5,842

31,272
Less: allowance for doubtful accounts	(5,334)

Accounts receivable, net	$25,938

F-15

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

6. BUSINESS SEGMENTS

We classify our operations into the following reportable operating segments: (1) home health and hospice services, which includes the Company’s home health, hospice and home care businesses; and (2) senior living services, which includes the operation of assisted living, independent living and memory care facilities.

The Company also reports an “all other” category that includes results from its mobile diagnostics and laboratory operations for the years ended December 31, 2017 and 2016. These operations are neither significant individually nor in aggregate and therefore do not constitute a reportable segment. The reporting segments are business units that offer different services and are managed separately to provide greater visibility into those operations.

As of December 31, 2017, the Company provided services through 46 affiliated home health, hospice and home care agencies, and 43 wholly-owned affiliated senior living operations. The Company’s mobile diagnostic and laboratory operations and Service Centers are included in the “all other” category.

The Company evaluates performance and allocates capital resources to each segment based on an operating model that is designed to maximize the quality of care provided and profitability. General and administrative expenses are not allocated to any segment for purposes of determining segment profit or loss, and are included in the “all other” category in the selected segment financial data that follows. The accounting policies of the reporting segments are the same as those described in Note 2, Summary of Significant Accounting Policies. The Company does not review assets by segment and therefore assets by segment are not disclosed below.

Segment revenues by major payor source were as follows:

	Year Ended December 31, 2017
	Home Health and Hospice Services	Senior Living Services	All Other	Total Revenue	Revenue %
Medicare	$98,014	$—	$4,429	$102,443	38.5%
Medicaid	11,230	19,813	941	31,984	12.0

Subtotal	109,244	19,813	5,370	134,427	50.5
Managed care	21,823	—	3,125	24,948	9.3
Private and other(1)	11,336	88,775	6,921	107,032	40.2

Total revenue	$142,403	$108,588	$15,416	$266,407	100.0%

(1)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in home care operations.

F-16

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2016
	Home Health and Hospice Services	Senior Living Services	All Other	Total Revenue	Revenue %
Medicare	$80,500	$—	$3,265	$83,765	36.6%
Medicaid	10,498	16,708	923	28,129	12.3

Subtotal	90,998	16,708	4,188	111,894	48.9
Managed care	17,664	—	2,874	20,538	9.0
Private and other (1)	7,151	84,704	4,682	96,537	42.1

Total revenue	$115,813	$101,412	$11,744	$228,969	100.0%

(1)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in home care operations.

The following table sets forth selected financial data combined by business segment:

	Year Ended December 31, 2017
	Home Health and Hospice Services	Senior Living Services	All Other	Total
Revenue	$142,403	$108,588	$15,416	$266,407

Segment income (loss) before provision for income taxes (1)	$16,832	$13,046	$(14,048)	$15,830
Depreciation and amortization	$945	$1,599	$862	$3,406

(1)

Segment income (loss) includes depreciation and amortization expense and excludes general and administrative expense for home health and hospice and senior living services businesses. General and administrative expense is included in the “All Other” category.

	Year Ended December 31, 2016
	Home Health and Hospice Services	Senior Living Services	All Other	Total
Revenue	$115,813	$101,412	$11,744	$228,969

Segment income (loss) before provision for income taxes (1)	$13,681	$11,756	$(11,975)	$13,462
Depreciation and amortization	$924	$1,931	$712	$3,567

(1)

Segment income (loss) includes depreciation and amortization expense and excludes general and administrative expense for home health and hospice and senior living services businesses. General and administrative expense is included in the “All Other” category.

7. ACQUISITIONS

The Company’s acquisition focus is to purchase or lease operating subsidiaries that are complementary to the Company’s current operations, accretive to the Company’s business or otherwise advance the Company’s strategy. The results of all the Company’s operating subsidiaries are included in the Combined Financial Statements subsequent to the date of acquisition. Acquisitions are accounted for using the acquisition method of accounting.

During the year ended December 31, 2017, the Company expanded its operations with the addition of seven stand-alone senior living operations, three home health agencies, three hospice agencies and one home care

F-17

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

agency. The Company did not acquire any material assets or assume any liabilities, other than the tenant’s post-assumption rights and obligations under the senior living long-term leases. The Company has also invested in ancillary services that are complementary to its existing businesses. The aggregate purchase price for these acquisitions for the year ended December 31, 2017 was $12,426 net of cash of $118. The addition of these operations added 250 senior living units operated by the Company’s operating subsidiaries. Typically, subsidiaries of the Company entered into a separate operations transfer agreement with the prior operator as part of each transaction.

During the year ended December 31, 2016, the Company expanded its operations with the addition of three home health agencies and four hospice agencies. The Company also invested in new ancillary services that are complementary to its businesses. The aggregate purchase price for these acquisitions for the year ended December 31, 2016 was $5,320. The Company entered into a separate operations transfer agreement with the prior operator as part of each transaction.

The table below presents the allocation of the purchase price for the operations acquired in business combinations during the years ended December 31, 2017 and 2016

	December 31,
	2017	2016
Equipment, furniture, and fixtures	$216	$139
Assembled occupancy	113	—
Definite-lived intangible assets	—	100
Goodwill	6,987	3,665
Other indefinite-lived intangible assets	4,936	1,390
Other assets acquired, net of liabilities assumed	292	26

Total acquisitions	$12,544	$5,320

Financial information, especially with underperforming operations, is often inadequate, inaccurate or unavailable. Consequently, the Company believes that prior operating results are not a meaningful representation of the Company’s current operating results or indicative of the integration potential of its newly acquired operations. Pro forma financial statements have been included for the businesses acquired during the year ended December 31, 2017. Business acquired during the year ended December 31, 2016 were deemed immaterial and as such, no pro forma financial statements are be included. See further presentation and discussion of pro forma financial information at Note 8, Acquisitions – Pro forma Financial Information. These acquisitions have been included in the December 31, 2017 combined balance sheet of the Company, and the operating results have been included in the combined statements of income of the Company since the dates the Company gained effective control. Revenue and income before tax included in the combined statement of income relating to the fiscal 2017 acquisitions was $12,316 and $419, respectively.

8. ACQUISITIONS - PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The Company has established an acquisition strategy that is focused on identifying acquisitions within its target markets that offer the greatest opportunity for investment return at attractive prices. The operations acquired by the Company are frequently underperforming financially and can have regulatory and clinical challenges to overcome. Financial information, especially with underperforming operations, is often inadequate, inaccurate or unavailable. As a result, the Company has developed an acquisition assessment program that is based on local available market data, referral sources and operating expectations based on the Company’s experience with its existing operations. Following an acquisition, the Company implements a well-developed integration program to provide a plan for transition and generation of profits from operations that have a history

F-18

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

of operating losses. Consequently, the Company believes that prior operating results are not meaningful as the information is not generally representative of the Company’s current operating results or indicative of the integration potential of its newly acquired operations.

The following table represents unaudited pro forma results of combined operations as if the acquisitions in fiscal year 2017 through February 12, 2019 had occurred at the beginning of 2016, after giving effect to certain adjustments.

	December 31,
	2017	2016
Revenue	$291,832	$265,856
Net income attributable to New Ventures	10,353	7,961

Revenues and operating costs were based on actual results from the prior operator or from regulatory filings where available. If actual results were not available, revenues and operating costs were estimated based on available partial operating results of the prior operator of the operation, or if no information was available, estimates were derived from the Company’s post-acquisition operating results for that particular operation.

The foregoing unaudited pro forma information is not indicative of what the results of operations would have been if the acquisitions had actually occurred at the beginning of the years presented, and is not intended as a projection of future results or trends. Included in the table above are pro forma revenue and income generated during the year ended December 31, 2017, by individually immaterial business acquisitions completed through February 12, 2019 of $25,425 and $93, respectively. Included in the table above are pro forma revenue and loss generated during the year ended December 31, 2016, by individually immaterial business acquisitions completed through February 12, 2019 of the Combined Financial Statements of $36,887 and $91, respectively.

9. PROPERTY AND EQUIPMENT— NET

Property and equipment, net consist of the following as of December 31, 2017:

Leasehold improvements	$3,069
Equipment	16,901
Furniture and fixtures	486

20,456
Less: accumulated depreciation	(9,447)

Property and equipment, net	$11,009

10. GOODWILL AND INTANGIBLE ASSETS – NET

The Company tests goodwill during the fourth quarter of each year or more often if events or circumstances indicate there may be impairment. The Company performs its analysis for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management and provides services that are distinct from the other components of the operating segment, in accordance with the provisions of ASC topic 350, Intangibles—Goodwill and Other (ASC 350). This guidance provides the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, a “Step 0” analysis. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs “Step 1” of the traditional two-step goodwill impairment test by comparing the net assets of each reporting unit to their respective fair values. The Company determines the estimated fair value of each reporting unit using a

F-19

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

discounted cash flow analysis. In the event a unit’s net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit’s fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.

The Company performs its goodwill impairment test annually and evaluates goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. The Company performs the annual impairment testing of goodwill using October 1 as the measurement date. The Company completed its goodwill impairment test as of October 1, 2017 and no impairments were identified for the years ended December 31, 2017 and 2016.

The following table represents activity in goodwill by segment as of and for the year ended December 31, 2017:

	Home Health and Hospice Services	Senior Living Services	All Other	Total
January 1, 2017	$17,901	$3,222	$3,639	$24,762
Additions	6,421	420	146	6,987

December 31, 2017	$24,322	$3,642	$3,785	$31,749

The Company anticipates that the majority of total goodwill recognized will be fully deductible for tax purposes as of December 31, 2017. See further discussion of goodwill acquired at Note 7, Acquisitions.

During the year ended December 31, 2017, the Company recorded $4,901 in Medicare and Medicaid licenses and $35 in trade name indefinite-lived intangible assets as part of its acquisitions. In addition, the Company disposed of $500 in a Medicare license in fiscal year 2017.

Other indefinite-lived intangible assets consists of the following as of December 31, 2017:

Trade name	$1,181
Medicare and Medicaid licenses	22,491

$23,672

Intangible Assets	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Patient list	0.7	$654	$(627)	$27
Customer relationships	19.7	4,670	(1,446)	3,224

Total		$5,324	$(2,073)	$3,251

Amortization expense was $310 and $1,107 for the years ended December 31, 2017 and 2016, respectively. Of the $1,107 in amortization expense incurred during the year ended December 31, 2016, approximately $648 related to the amortization of favorable leases that did not reoccur in the year ended December 31, 2017.

F-20

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Estimated amortization expense for each of the next five years ending December 31 is as follows:

Year	Amount
2018	$252
2019	224
2020	224
2021	224
2022	224
Thereafter	2,103

$3,251

11. OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following as of December 31, 2017:

Refunds payable	$1,443
Deferred revenue	1,308
Resident deposits	6,092
Property taxes	1,863
Other	1,342

Other accrued liabilities	$12,048

Refunds payable includes payables related to overpayments, duplicate payments and credit balances from various payor sources. Deferred revenue occurs when the Company receives payments in advance of services provided. Resident deposits include refundable deposits to residents.

12. INCOME TAXES

Effective January 1, 2018 the Tax Act reduces the corporate rate from 35.0% to 21.0%. The Company has adopted ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraph Pursuant to SEC Staff Accounting Bulletin No. 118, which allows the company to record provisional amounts during the period of enactment. Any change to the provisional amounts are recorded as an adjustment to the provision for income taxes in the period the amounts are determined. During the year ended December 31, 2017, the Company recognized a decrease to the Company’s deferred income tax liability by $592, which is reflected as a decrease in the Company’s income tax expense based on the U.S. federal tax rate of 21%. Subsequently, the Company completed the accounting for all of the enactment-date income tax effects of the Tax Act. The impact of the enactment of the Tax Act for fiscal year 2017 is reflected in the table below.

The U.S government may issue additional guidance on the final impact of U.S. tax reform that may differ from current law, possibly materially, due to factors such as changes in interpretations of the Tax Act, and any legislative action to address uncertainties that arise because of the Tax Act.

F-21

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The provision for income taxes on continuing operations as of December 31, 2017, is summarized as follows:

	Year Ended December 31,
	2017	2016
Current:
Federal	$3,393	$4,267
State	665	839

	4,058	5,106

Deferred:
Federal	1,562	119
State	207	(28)

	1,769	91

Adjustment to deferred taxes for tax rate change	(592)	—

Total	$5,235	$5,197

A reconciliation of the federal statutory rate to the effective tax rate for income from continuing operations for the years ended December 31, 2017 and 2016, respectively, is comprised as follows:

	Year Ended December 31,
	2017	2016
Income tax expense at statutory rate	35.0%	35.0%
State income taxes - net of federal benefit	3.6	4.0
Non-deductible expenses	0.3	0.6
Equity compensation	(1.4)	—
Revaluation of deferred	(3.7)	—
Other adjustments	(0.7)	(1.0)

Total income tax provision	33.1%	38.6%

The Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, for the year ended December 31, 2017. Accordingly the Company’s 2017 tax rate was favorably impacted by excess tax benefits on equity compensation. The Company has recorded a decrease related to deferred tax assets and deferred tax liabilities of $1,229 and $1,821, respectively, with a net adjustment to decrease deferred income tax expense of $592 for the year ended December 31, 2017 as a result of the Tax Act. Net deferred tax assets and liabilities are included in other assets and other long term liabilities on the combined balance sheet.

F-22

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The Company’s deferred tax assets and liabilities as of December 31, 2017 are summarized below. The deferred taxes in 2017 reflect the federal tax rate of 21.0%.

Deferred tax assets (liabilities):
Accrued expenses	$1,458
Allowance for doubtful accounts	963
State taxes	136

Total deferred tax assets	2,557

Depreciation and amortization	(3,039)
Prepaid expenses	(346)
Other liabilities	(30)

Total deferred tax liabilities	(3,415)

Net deferred tax liabilities	$(858)

The federal statutes of limitations on the Company’s 2013 and 2012 income tax years lapsed during the third quarter of 2017 and 2016, respectively. During the fourth quarter of each year, various state statutes of limitations also lapsed. The lapses for the years ended December 31, 2017 and 2016 had no impact on the Company’s unrecognized tax benefits.

As of December 31, 2017, the Company did not have any unrecognized tax benefits, net of their state benefits that would affect the Company’s effective tax rate. The Company classifies interest and/or penalties on income tax liabilities or refunds as additional income tax expense or income. Such amounts are not material.

13. OPTIONS AND AWARDS

Stockholders have approved the Parent stock plans (“2007 Omnibus Incentive Plan” and “2017 Omnibus Incentive Plan” or collectively “The Parent Plans”) and the Company has implemented the Subsidiary Equity Plan (collectively referred to as the “The Plans”), which provide for the granting of equity-based compensation. Under The Plans, stock-based payment awards, including employee stock options and restricted stock awards, are issued based on estimated fair value. The following disclosures represent share-based compensation expense relating to The Plans, including awards to employees of the Company’s subsidiaries and an allocation of costs from employees in the Service Center. Total share-based compensation expense for all of The Plans for the years ended December 31, 2017 and 2016:

	Year Ended December 31,
	2017	2016
Parent Plans direct expense	$513	$492
Parent Plans allocated expense	493	590
Subsidiary Equity Plan	1,364	1,325

Total share-based compensation	$2,370	$2,407

As share-based compensation expense recognized in the Company’s combined statements of income for the years ended December 31, 2017 and 2016 was based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The Company’s estimates forfeitures at the time of grant and, if necessary, revises the estimate in subsequent periods if actual forfeitures differ.

The Company uses the Black-Scholes option-pricing model to recognize the value of stock-based compensation expense for share-based payment awards under The Plans. Determining the appropriate fair-value

F-23

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates. The Company develops estimates based on historical data and market information, which can change significantly over time. The Black-Scholes model requires several key judgments, including:

•	The expected option term is calculated by the average of the contractual term of the options and the weighted average vesting period for all options.

•	Estimated volatility reflects the volatility of the Parent’s share price.

•	The dividend yield is based on the historical pattern of dividends as well as expected dividend patterns.

•	The risk-free rate is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected term.

•	Estimated forfeiture rate is based on the Parent’s historical forfeiture activity of unvested stock options.

The Parent Plans:

Stock Options

Under The Parent Plans, options granted to employees of the subsidiaries of New Ventures employees generally vest over 5 years at 20% per year on the anniversary of the grant date. Options expire ten years after the date of grant. The fair value of each option is estimated on the grant date using a Black Scholes option-pricing model with the following weighted average assumptions for stock options granted:

Grant Year	Options Granted	Weighted Average Risk- Free Rate	Expected Life	Weighted Average Volatility	Weighted Average Dividend Yield
2017	27	2.0%	6.2 years	35.2%	0.8%
2016	55	1.4%	6.3 years	37.8%	0.8%

The expected volatility is based on the historical market volatility of Ensign’s stock price over the expected life of the stock options granted. The expected life represents the period of time that the awards are expected to be outstanding and is based on the contractual terms of each instrument, taking into account employees’ historical exercise and termination behavior.

For the years ended December 31, 2017 and 2016, the following represents the exercise price and fair value displayed at grant date for stock option grants:

Grant Year	Granted	Weighted Average Exercise Price	Weighted Average Fair Value of Options
2017	27	$20.06	$6.97
2016	55	$19.40	$6.82

The weighted average exercise price equaled the weighted average fair value of common stock on the grant date for all options granted during the years ended December 31, 2017 and 2016, and therefore, the intrinsic value was $0 at date of grant.

F-24

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table represents the employee stock option activity during the years ended December 31, 2017 and 2016:

	Number of Options Outstanding	Weighted Average Exercise Price	Number of Options Vested	Weighted Average Exercise Price of Options Vested
January 1, 2016	426	$11.84	176	$7.42
Granted	55	19.40
Forfeited	(4)	8.92
Exercised	(37)	5.18

December 31, 2016	440	$13.03	211	$9.96
Granted	27	20.06
Forfeited	—	—
Exercised	(53)	9.84

December 31, 2017	414	$14.36	223	$12.10

The following summary information reflects stock options outstanding, vested and related details as of December 31, 2017:

					Stock Options Vested
	Stock Options Outstanding
		Number Outstanding	Black- Scholes Fair Value	Remaining Contractual Life (Years)	Vested and Exercisable
Year of Grant	Exercise Price
2008	$2.56 - 4.06	6	$9	1	6
2009	4.06 - 4.56	5	11	2	5
2010	4.77 - 4.96	14	33	3	14
2011	5.90 - 7.99	13	46	4	13
2012	6.56 - 7.96	24	83	5	24
2013	7.98 - 11.49	48	241	6	35
2014	10.55 -18.94	171	1,002	7	92
2015	21.47 -25.24	60	543	8	24
2016	18.79 -19.89	49	332	9	10
2017	$18.64 -22.90	24	167	10	—

Total		414	$2,467		223

F-25

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Awards

All awards were granted at an exercise price of $0 and generally vest over five years. A summary of the status of the Parent’s non-vested restricted stock awards as of December 31, 2017 and 2016, and changes during the years ended December 31, 2017 and 2016, is presented below:

	Non-Vested Restricted Awards	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2016	38	$20.42
Granted	20	19.49
Vested	(16)	19.00
Forfeited	(2)	19.01

Nonvested at December 31, 2016	40	20.51
Granted	10	19.44
Vested	(15)	19.76
Forfeited	(1)	19.18

Nonvested at December 31, 2017	34	$20.55

In future periods, the Company expects to recognize approximately $1,079 and $653 in share-based compensation expense for unvested options and unvested restricted stock awards, respectively, which were outstanding as of December 31, 2017. Future share-based compensation expense will be recognized over 2.6 and 3.1 weighted average years for unvested options and restricted stock awards, respectively. There were 191 unvested and outstanding options at December 31, 2017, of which 181 are expected to vest. The weighted average contractual life for options outstanding, vested and expected to vest at December 31, 2017 was 7.6 years.

The aggregate intrinsic value of options outstanding, vested, expected to vest and exercised as of December 31, 2017 and 2016, is as follows:

	December 31,
Options	2017	2016
Outstanding	$7,228	$7,073
Vested	5,269	5,247
Expected to vest	1,959	1,826
Exercisable	2,310	2,300

The intrinsic value is calculated as the difference between the market value of the underlying common stock and the exercise price of the options.

Subsidiary Equity Plan

On May 26, 2016, the Parent implemented a management equity plan and granted stock options and restricted stock awards of a subsidiary of the Parent. These awards generally vest over a period of five years or upon the occurrence of certain prescribed events. The value of the stock options and restricted stock awards is tied to the value of the common stock of the subsidiary. The awards can be put to the Company at various prescribed dates, which in no event is earlier than six months after vesting of the restricted stock or exercise of the stock options. The Company can also call the awards, generally upon employee termination.

The grant-date fair value of the awards is recognized as compensation expense over the relevant vesting periods, with a corresponding adjustment to noncontrolling interests. The grant value was determined based on

F-26

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

independent valuation of the subsidiary shares. The following table represents stock options and restricted stock awards activity during the years ended December 31, 2017 and 2016:

	Number of Options Outstanding	Weighted Average Exercise Price	Non-Vested Restricted Stock Awards	Weighted Average Grant Date Fair Value
January 1, 2016	—	$—	—	$—
Granted	120	1.37	3,323	1.37
Forfeited	—	—	—	—
Vested	—	—	(375)	1.37

December 31, 2016	120	$1.37	2,948	$1.37
Granted	174	1.62	—	—
Forfeited	—	—	—	—
Options Exercised/ Shares Vested	(2)	1.37	(976)	1.37

December 31, 2017	292	$1.52	1,972	$1.37

In future periods, the Company expects to recognize approximately $153 and $1,898 in share-based compensation expense for unvested options and unvested restricted stock awards, respectively, which were outstanding as of December 31, 2017. Future share-based compensation expense will be recognized over 4.1 and 1.5 weighted average years for unvested options and restricted stock awards, respectively. There were 22 vested and exercisable options at December 31, 2017. There were 270 unvested and outstanding options at December 31, 2017, all of which are expected to vest. The weighted average contractual life for options outstanding, vested and expected to vest at December 31, 2017 was 9.0 years.

14. LEASES

The Company’s operating subsidiaries lease 43 senior living facilities and its administrative offices under non-cancelable operating leases, most of which have initial lease terms ranging from five to 20 years. Most of these leases contain renewal options, most involve rent increases and none contain purchase options. As of December 31, 2017, the Company’s operating subsidiaries leased 24 communities from subsidiaries of the Parent. These individual “triple-net” lease agreements (collectively, the “Ensign Leases”), are generally for terms of 15 years. In addition to rent, each of the operating companies are required to pay the following: (1) all impositions and taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor); (2) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties; (3) all insurance required in connection with the leased properties and the business conducted on the leased properties; (4) all facility maintenance and repair costs; and (5) all fees in connection with any licenses or authorizations necessary or appropriate for the leased properties and the business conducted on the leased properties.

Twelve of the Company’s affiliated senior living communities, excluding the communities that are operated under the Ensign Leases, are operated under two separate master lease arrangements. Under these master leases, a breach at a single facility could subject one or more of the other facilities covered by the same master lease to the same default risk. Failure to comply with Medicare and Medicaid provider requirements is a default under several of the Company’s leases and master leases. In addition, other potential defaults related to an individual facility may cause a default of an entire master lease portfolio and could trigger cross-default provisions in the Parent’s outstanding debt arrangements and other leases. With an indivisible lease, it is difficult to restructure the composition of the portfolio or economic terms of the master lease without the consent of the landlord.

F-27

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments for all leases as of December 31, 2017:

Year	Amount
2018	$31,338
2019	32,467
2020	32,012
2021	31,335
2022	30,927
Thereafter	272,405

$430,484

15. COMMITMENTS AND CONTINGENCIES

Regulatory Matters — Laws and regulations governing Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs. Included in these laws and regulations is the Health Insurance Portability and Accountability Act of 1996 (HIPAA), which requires healthcare providers (among others) to safeguard and keep confidential protected health information. The Company believes that it is presently in compliance in all material respects with all applicable laws and regulations.

Cost-Containment Measures — Government and third party payors have instituted cost-containment measures designed to limit payments made to providers of healthcare services, and there can be no assurance that future measures designed to limit payments made to providers will not adversely affect the Company.

Indemnities — From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily include (i) certain real estate leases, under which the Company may be required to indemnify property owners or prior operators for post-transfer environmental or other liabilities and other claims arising from the Company’s use of the applicable premises, (ii) operations transfer agreements, in which the Company agrees to indemnify past operators of agencies and facilities the Company acquires against certain liabilities arising from the transfer of the operation and/or the operation thereof after the transfer, (iii) certain Parent lending agreements, and (iv) certain agreements with the management, directors and employees, under which the subsidiaries of the Company may be required to indemnify such persons for liabilities arising out of their employment relationships. The terms of such obligations vary by contract and, in most instances, a specific or maximum dollar amount is not explicitly stated therein. Generally, amounts under these contracts cannot be reasonably estimated until a specific claim is asserted. Consequently, because no claims have been asserted, no liabilities have been recorded for these obligations on the Company’s combined balance sheet as of December 31, 2017.

Litigation — The home health and hospice and senior living businesses involves a significant risk of liability given the age and health of the patients and residents served by the Company’s operating subsidiaries. The Company, its operating companies, and others in the industry are subject to an increasing number of claims and lawsuits, including professional liability claims, alleging that services provided have resulted in personal injury, elder abuse, wrongful death or other related claims. The defense of these lawsuits may result in significant legal costs, regardless of the outcome, and can result in large settlement amounts or damage awards.

In addition to the potential lawsuits and claims described above, the Company is also subject to potential lawsuits under the False Claims Act (the “FCA”) and comparable state laws alleging submission of fraudulent claims for services to any healthcare program (such as Medicare) or payor. A violation may provide the basis for

F-28

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

exclusion from federally-funded healthcare programs. Such exclusions could have a correlative negative impact on the Company’s financial performance. Some states, including California, Arizona and Texas, have enacted similar whistleblower and false claims laws and regulations. In addition, the Deficit Reduction Act of 2005 created incentives for states to enact anti-fraud legislation modeled on the Federal False Claims Act. As such, the Company could face increased scrutiny, potential liability and legal expenses and costs based on claims under state false claims acts in markets in which it does business.

In May 2009, Congress passed the Fraud Enforcement and Recovery Act (FERA) which made significant changes to the FCA, expanding the types of activities subject to prosecution and whistleblower liability. Following changes by FERA, healthcare providers face significant penalties for the knowing retention of government overpayments, even if no false claim was involved. Providers can now be liable for knowingly and improperly avoiding or decreasing an obligation to pay money or property to the government; including the retention of any government overpayment. The Patient Protection and Affordable Care Act of 2010 (the “ACA”) supplemented FERA by imposing an affirmative obligation on healthcare providers to return an overpayment to CMS within 60-day of “identification” or the date any corresponding cost report is due, whichever is later. According to CMS’ February 12, 2016, final rule with respect to Medicare Parts A and B, providers have an obligation to proactively exercise “reasonable diligence” to identify overpayments. The 60 day clock begins to run after the reasonable diligence period has concluded, which may take at most six months from the receipt of credible information. Retention of any overpayment beyond this period may create liability under the FCA. In addition, FERA extended protections against retaliation for whistleblowers, including protections not only for employees, but also contractors and agents. Thus, there is generally no need for an employment relationship in order to qualify for protection against retaliation for whistleblowing.

Healthcare litigation (including class action litigation) is common and is filed based upon a wide variety of claims and theories, and the Company is routinely subjected to varying types of claims. Other claims and suits, including class actions, continue to be filed against the Company and other companies in its industry. If there were a significant increase in the number of these claims or an increase in amounts owing should plaintiffs be successful in their prosecution of these claims, this could materially adversely affect the Company’s business, financial condition, results of operations and cash flows.

The Company and its operating subsidiaries have been, and continue to be, subject to claims and legal actions that arise in the ordinary course of business, including potential claims related to patient care and treatment as well as employment related claims.

Other claims and suits may be filed against the Company, including claims related to premises liability, auto liability, or contract liability. The Company does not expect that there will be any ongoing material adverse effect on the Company’s business, financial condition or results of operations in connection with the resolution of these matters.

The Company cannot predict or provide any assurance as to the possible outcome of any litigation. If any litigation were to proceed, and the Company and its operating companies are subjected to, alleged to be liable for, or agree to a settlement of, claims or obligations under federal Medicare statutes, the FCA, or similar state and federal statutes and related regulations, the Company’s business, financial condition and results of operations and cash flows could be materially and adversely affected. Among other things, any settlement or litigation could involve the payment of substantial sums to settle any alleged civil violations, and may also include the assumption of specific procedural and financial obligations by the Company or its operating companies going forward under a corporate integrity agreement and/or other arrangement with the government.

Medicare Revenue Recoupments — The Company is subject to probe reviews relating to Medicare services, billings and potential overpayments by Unified Program Integrity Contractors (UPIC), Recovery Audit

F-29

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Contractors (RAC), Zone Program Integrity Contractors (ZPIC), Program Safeguard Contractors (PSC) and Medicaid Integrity Contributors (MIC) programs, collectively referred to as “Reviews”. As of December 31, 2017, four of the Company’s independent operating subsidiaries had Reviews scheduled, on appeal or in dispute resolution process, both pre- and post-payment. The Company anticipates that these probe reviews will increase in frequency in the future. If an operation fails a Review and/or subsequent Review, the operation could then be subject to extended Review, suspension of payment, or extrapolation of the identified error rate to all billing in the same time period. As of December 31, 2017, the Company’s independent operating subsidiaries have responded to the requests and the related claims are currently under Review, on appeal or in dispute resolution process.

Corporate Integrity Agreement — In October 2013, Ensign entered into a settlement agreement with the Department of Justice pertaining to an investigation of certain of its skilled nursing operating subsidiaries. In connection with the settlement and effective as of October 1, 2013, Ensign entered into a five-year corporate integrity agreement (the “CIA”) with the Office of Inspector General-HHS. We maintain a robust compliance program, which is in accord with the OIG’s guidance related to an effective compliance program, and is designed to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other federal healthcare programs. We are also required to notify the Office of Inspector General-HHS in writing, of, among other things: (i) any ongoing government investigation or legal proceeding involving an allegation that we have committed a crime or have engaged in fraudulent activities; (ii) any other matter that a reasonable person would consider a probable violation of applicable criminal, civil, or administrative laws related to compliance with federal healthcare programs; and (iii) any change in location, sale, closing, purchase, or establishment of a new business unit or location related to items or services that may be reimbursed by federal healthcare programs.

Our participation in federal healthcare programs is not currently affected by the settlement agreement or the CIA. In the event of an uncured material breach of the CIA, we could be excluded from participation in federal healthcare programs and/or subject to prosecution. We expect to be bound by the terms and conditions of the CIA until such time as we and/or Ensign is released.

If any additional litigation or government enforcement actions were to proceed in the future, and we are subjected to, alleged to be liable for, or agree to a settlement of, claims or obligations under federal Medicare statutes, the FCA, or similar state and federal statutes and related regulations, our business, financial condition and results of operations and cash flows could be materially and adversely affected and our stock price could be adversely impacted. Among other things, any settlement or litigation could involve the payment of substantial sums to settle any alleged civil violations, and may also include our assumption of specific procedural and financial obligations going forward under a corporate integrity agreement and/or other arrangement with the government.

Concentrations

Credit Risk — The Company has significant accounts receivable balances, the collectability of which is dependent on the availability of funds from certain governmental programs, primarily Medicare and Medicaid. These receivables represent the only significant concentration of credit risk for the Company. The Company does not believe there are significant credit risks associated with these governmental programs. The Company believes that an appropriate allowance has been recorded for the possibility of these receivables proving uncollectible, and continually monitors and adjusts these allowances as necessary. The Company’s receivables from the Medicare and Medicaid programs accounted for approximately 65.2% of its total accounts receivable as of December 31, 2017. Revenue from reimbursement under the Medicare and Medicaid programs accounted for 50.5% and 48.9% of the Company’s revenue for the years ended December 31, 2017 and 2016, respectively.

F-30

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW VENTURES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

16.	DEFINED CONTRIBUTION PLAN

The Company’s employees have historically participated in the Parent’s 401(k) defined contribution plan (the 401(k) Plan). Under the 401(k) Plan, eligible employees of the Parent’s subsidiaries may contribute up to 15% of their annual basic earnings. Additionally, the 401(k) Plan provides for discretionary matching contributions (as defined in the 401(k) Plan) by the Parent. Beginning in 2007, the 401(k) Plan allowed eligible employees to contribute up to 90% of their eligible compensation, subject to applicable annual Internal Revenue Code limits. The Parent allocated costs and made contributions to the 401(k) Plan on our behalf in the amount of $158 and $110 during the years ended December 31, 2017 and 2016 respectively.

17.	SUBSEQUENT EVENTS

The Company evaluated subsequent events for disclosure or recognition in the Combined Financial Statements through February 12, 2019, the date the combined financial statements were available to be issued.

Subsequent to December 31, 2017, the Company acquired nine home health and hospice agencies and seven senior living facilities with a combined 386 units. The Company also invested in new ancillary services that are complementary to its existing businesses.

In fiscal year 2018, the Company adopted ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. During 2018 the fair value of assets for ten of the acquisitions was concentrated in property and equipment and other indefinite lived intangible assets and therefore, these transactions were classified as asset acquisitions in accordance with ASC 805. The total aggregate purchase price for these asset acquisitions was $730. The fair value of assets for the remaining six acquisitions was concentrated in goodwill and therefore, these transactions were classified as business combinations in accordance with ASC 805. The total aggregate purchase price for these business combinations was $4,725. The allocation of the purchase price for acquisitions completed during fiscal year 2018 have been finalized.

The allocation of purchase price for the acquisition of new ancillary services subsequent to December 31, 2018 was not completed as necessary valuation information was not yet available. As such, the determination whether this acquisition, totaling $7,425, should be classified as a business combination or asset acquisition under ASC 805 has not been determined at this time.

F-31

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

Schedule II

Valuation and Qualifying Accounts

	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balances at End of Year
	(In thousands)
Year Ended December 31, 2016
Allowance for doubtful accounts	$(2,875)	$(2,493)	$1,493	$(3,875)
Year Ended December 31, 2017
Allowance for doubtful accounts	$(3,875)	$(3,439)	$1,980	$(5,334)

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

F-32

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

The Pennant Group, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of The Pennant Group, Inc. (the “Company”) as of January 24, 2019 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of January 24, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

February 12, 2019

We have served as the Company’s auditor since 2019.

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Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE PENNANT GROUP, INC.

BALANCE SHEET

January 24, 2019
ASSETS	(In thousands)
Total assets	$—

LIABILITIES
Total liabilities	$—

STOCKHOLDER’S EQUITY
Common Stock, par value $0.001 per share, 1,000 shares authorized, issued and outstanding	—

Total stockholder’s equity	$—

Total liabilities and stockholder’s equity	$—

The accompanying notes are an integral part of this balance sheet.

F-34

Confidential Treatment Requested by The Pennant Group, Inc.

Pursuant to 17 C.F.R. Section 200.83

THE PENNANT GROUP, INC.

NOTES TO THE FINANCIAL STATEMENT

Note 1—Organization

The Pennant Group, Inc. (the “Company”) was formed as a Delaware corporation on January 24, 2019. The Company has not commenced operations, nor has the Company entered into any contracts. The principal activity of the Company is intended to be that of a holding company comprising of operating companies providing services to the growing senior population in the United States, operating in multiple lines of businesses across Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington and Wisconsin.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation—The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, changes stockholder’s equity and cash flows have not been presented in the financial statements because there have been no activities since incorporation.

Note 3—Stockholder’s Equity

The Company is authorized to issue 1,000 shares of common stock, par value $0.001 per share (“Common Stock”). Under the Company’s certificate of incorporation all shares of common stock are identical. All the outstanding shares of the Company’s common stock are currently owned, directly by The Ensign Group, Inc.

Note 4—Subsequent Events

The Company has evaluated all subsequent events through February 12, 2019, the date the balance sheet was available to be issued. The Company did not note any subsequent events requiring disclosure or adjustments to the balance sheet.

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